Exhibit 99.1

PART I

Item 1. Business

Overview

Skillsoft is a global leader in corporate digital learning, serving more than 70% of the Fortune 1000, customers in nearly 200 countries, and a community of learners of more than 80 million globally. Skillsoft’s primary learning solutions include: (i) Percipio, an intelligent and immersive digital learning platform; (ii) Global Knowledge, a global provider of authorized information technology & development training and professional skills; (iii) Codecademy, an online learning platform for technical skills that uses an innovative, scalable approach to online coding education; and (iv) Pluma, a digital platform that provides individualized executive-quality coaching that is personal yet scalable.

The Company provides enterprise learning solutions designed to prepare organizations for the future of work, enable them to overcome critical skill gaps, drive demonstrable behavior-change, and unlock the potential in one of their most important assets: their people. The Company’s award-winning, AI-driven, immersive learning platform, Percipio, is purpose built to make learning easier, more accessible, and more effective. Percipio is an open, modern and extensible platform designed to meet the needs of the enterprise customer.  Skillsoft offers a comprehensive suite of premium, original, and authorized partner content, including one of the broadest and deepest libraries of leadership & business, technology & developer, and compliance curricula. With access to a broad spectrum of learning options (including video, audio, books, bootcamps, live events, practice labs and individualized coaching), organizations can meaningfully increase learner engagement and retention. In addition, we believe our recent acquisition of Codecademy will further strengthen our content library, enhance the Percipio platform, broaden our customer reach and create significant cross selling opportunities, positioning us for faster growth.

The corporate digital learning industry is rapidly growing, driven by significant tailwinds as organizations focus on upskilling, reskilling, and future-proofing their workforces and the accelerated shift from in-person training to digital training due, in part, to the significant and likely permanent shift to largely remote and distributed workforces triggered by the COVID-19 pandemic and increased emphasis on talent driven by the “great resignation.” The war for talent, labor shortages, wage inflation, hybrid work, early retirements, and burnout among those who stay behind all contribute to this growing demand. According to McKinsey, 87% of companies worldwide either currently have skills gaps or believe they will within the next few years, and core skills are changing at an unprecedented pace. In a recent survey conducted by Deloitte, the vast majority of CEO’s cited labor and skills shortages as the number one threat to their business in the coming year – ahead of the pandemic, supply chain disruption, inflation and market instability, cybersecurity, and political instability. According to the Organization for Economic Co-operation and Development, technology will radically transform 1.1 billion jobs by 2030.  CEOs, Chief People Officers, and the companies they and their teams lead need to transform their current workforce into one adapted for tomorrow’s demands. We believe these factors present a significant market opportunity for our solutions.

Our Industry

The corporate learning market is large, growing, and fragmented.

The global corporate learning market is large and growing. We estimate the market size of the global professional learning industry to be approximately $300 billion. We estimate that the total addressable market for global professional digital learning — the segment served by Skillsoft —  was approximately $28 billion in 2021, with many favorable characteristics:

●	The global professional digital learning market is anticipated to grow at approximately a 10% compound annual growth rate (“CAGR”) through 2025, similar to recent years, providing a strong foundation for organic growth;
●	While the market is competitive, it remains highly fragmented and includes pure-play training companies, in-house training teams, direct-to-consumer technology providers and integrators, business consulting firms, and numerous free and fee-based online providers. The market lacks a single dominant player serving all customer market segments;

●	We hold a strong competitive position in the market, reinforced through the acquisition of Global Knowledge. The majority of our competitors are smaller, consumer-focused content providers that lack our revenue, depth of content, and the platform capabilities offered by Percipio. This dynamic offers both a favorable competitive environment and an opportunity for expansion via inorganic growth; and
●	Through our traditional offering and through the acquisition of Global Knowledge, we have a history of longevity, establishing long-term relationships with Fortune 500 and other customers.

Corporate learning is increasingly important to rapidly innovating industries.

Industries around the world are increasingly moving towards new business models oriented around big data, cloud, cybersecurity, mobility, and digital commerce, creating demand for new job roles and associated certifications. This rapid innovation requires professionals to enhance their skills to remain current on technologies. These shifts have increased the value of corporate training and staff development for multinational corporations in a highly competitive marketplace, further amplified by the COVID-19 pandemic. In connection with this, businesses are also facing increased expectations that ongoing training and skills development programs will be available as a fundamental employee benefit and hence critical to employee retention.

The corporate training market transformation, from in-person training to digital learning, is accelerating.

While there is a role for in-person training, we have been observing a long-term market transformation from in-person training to digital learning platforms. Employers are increasingly spending corporate training budgets on digital learning, which can provide a more cost-effective, flexible, and comprehensive solution as compared to legacy in-person training formats. We have also observed factors that may contribute to the acceleration of digital learning adoption, including the COVID-19 pandemic, which has given rise to hybrid and remote work, resulted in restrictions on travel and in-person meetings, and increased reliance on digital tools for connection and collaboration. More significantly, technological advancements over the past decade, including mobile technology, video on demand, micro-learning, and artificial intelligence have significantly increased digital adoption, learner engagement, and efficacy of digital learning.

Modern learners expect a more personalized learning experience.

While learners in the past have generally focused on content quality, expectations related to content delivery and the learning environment are increasing. Today’s learners are often looking for a more personalized learning journey, with an ability to choose where, when, and how to learn. This has led to the rise of cloud-based, multi-modal offerings such as ebooks, audiobooks, videos, and courses, which can be consumed on smart devices. Furthermore, employees view training platforms not only as a means of honing existing skills needed today, but also as opportunities to learn new skills needed for tomorrow.

Professionals believe that additional training is critical to remain competent and prepare for the jobs of tomorrow.

The increasingly technical nature of today’s job requirements and rapid pace of digital transformation are contributing to a growing need for continuous training.

Our Offerings

We have organized our business into three segments: content, SumTotal and Global Knowledge. On June 12, 2022, we entered into the Purchase Agreement to sell our SumTotal business to a third party for $200 million in cash, subject to adjustments as set forth in the Purchase Agreement. The sale was completed on August 15, 2022. We received net proceeds of $172.0 million on August 15, 2022, pending final closing adjustments. The sale of SumTotal business will enable us to sharpen our focus on accelerating growth in our core business, providing customers with transformative learning experiences that propel organizations and people to grow together.

Content

Skillsoft Percipio, our advanced, award-winning, and highly engaging intelligent learning experience platform.

Skillsoft Percipio provides AI-driven personalization and content recommendations for each learner to enhance their connection with the content and improve their level of engagement. In addition, Percipio’s data tracking capabilities support the platform’s ability to inform best practices for our customers and deliver insights for product enhancement. We believe our findings have validated that user engagement drives customer retention. Select platform capabilities include:

●	Open Platform: Business administrators can upload their own proprietary content alongside Skillsoft original content and other third-party learning assets into channels that are unique for their business. Learners then access content via search, assignments, and recommendations within the platform. In addition, Percipio has the functionality to consolidate and deliver content from other providers, and we partner with numerous content developers to enhance our course offerings.
●	Custom Channels and Journeys: Percipio combines content from various sources into learning journeys. We offer more than 700 skill-based learning paths on a wide range of topics. Additionally, for learners focused on career aspirations, we offer nearly 100 Aspire Journeys, which are offerings that deliver curated learning paths for specific competencies that can also include live instruction capabilities, offering a unique blended learning experience.
●	Administrator-Promoted Content and Flexible Assignments: Employers can facilitate the assignment of online training with one-time-only or recurring options. Assignments can be set to recur by last completion date or due date, with intervals determined by the administrator.
●	Powerful Tracking and In-Depth Reporting: Employers can utilize comprehensive filtering, data export options, and individual and group reporting to view status and training progress. Administrators can also create and save customized reports and configure automatic emails, with training results sent to line managers or supervisors to help drive training completions.
●	Training Groups: Employers can assign training to individual users or defined user groups. Administrators can create user groups, or “audiences,” based on demographics such as job role, corporate division, or geographic location.
●	Records Management: Employers can track users’ access to and completion of assigned courses, while maintaining a complete training history for each user. Users and administrators can access a comprehensive view of an individual’s training history, including recurring assignments.

The platform’s broad capabilities are complemented by the impact the platform has on the learner. The platform facilitates an efficient, learner-focused learning environment, supported by content discovery tools that allow the learner to identify content that fit best with their learning objectives and schedules. In addition, the platform’s interactive interface displays personalized activity feeds, showing recent activity and training assignments to ensure the learner is apprised of both developmental progress and expectations. Since the platform’s inception, we have deployed many value-additive features to further drive learner engagement, including AI-driven email campaigns as well as personalized mobile device notifications.

Percipio’s efficacy is supported by customer performance. As compared to customers on our legacy platform, Skillport, customers on Percipio have performed better since January 2020 across a variety of key performance indicators, such as number of active learners, learning hours per user, and number of content launches, among others. This has translated into improved renewal rates for Percipio as compared to our legacy Skillport platform.

In March 2022, Percipio received Federal Risk and Authorization Management Program (“FedRAMP”) authorization. As a FedRAMP authorized product, Percipio will be added to the federal government’s online portal of approved cloud service offerings. In addition to benefitting government agencies seeking to address critical skills gaps, the FedRAMP comprehensive security authorization underscores the security of the Percipio platform.

Migrating customers from Skillport to Percipio is one of our key areas of focus and we anticipate completing the migration to Percipio during our fiscal year ended January 31, 2023. As of January 31, 2022, approximately 90% of the content segment annual recurring revenue base has contracted for Percipio. Our approach to the migration process has been both focused and customer-centric. To support Skillport customers as they migrate, we have entered into agreements to provide both continued access to that platform while offering new access to Percipio (“Dual Deployment”).

Pluma

On June 30, 2021, we acquired Pluma, Inc. The acquisition enhances our leadership development portfolio product, adds a new modality to our blended learning model, and allows the Company to now offer a premium individualized experience that provides executive-quality coaching that is personal yet scalable.

Content Library

Our nearly 700 skill-based learning paths support today’s highly sought-after competencies in leadership and business skills, IT, software and application development, data science as well as workforce safety and compliance. Our robust content library of 200,000+ content assets, which include videos, digital books, book summaries, audiobooks, labs, job aids, and other learning resources is segmented into the following three customer markets: (i) Leadership and Business, (ii) Technology and Developer, and (iii) Compliance.

We actively invest in and refresh our content offerings, providing learners with access to the latest insights and knowledge to facilitate an engaging and effective learning environment; such investment ensures our products incorporate relevant, thought-leading content and helps us drive greater learner engagement and deliver measurable outcomes for the learner and for their companies. The key content verticals in our library include:

●	Leadership and Business: With approximately 2,500 courses across 40 subjects, our Leadership and Business training addresses the personal and business technical skills at the intersection of digital business strategy, leadership practice, and managerial effectiveness. Select offerings from our library include the Skillsoft Leadership Development Program (“SLDP”), which focuses on digital leader competencies, and our Leader camps a suite of live streaming events and virtual workshops that provide access to best-selling authors and thought leaders.
●	Technology and Developer: With approximately 9,000 courses and labs across nearly 100 subjects, our Technology and Developer offering addresses the IT skills gap head-on, empowering technology and developer professionals to acquire the modern, in-demand skills. We have more than 500 Learning Paths for technology professionals and approximately 170 Technology and Developer certification curricula, which prepare learners for the associated vendor exams. Our portfolio is comprehensive and flexible, offering micro-learning video courses, digital books, audiobooks, and virtual coding labs as well as more than 20,000 learner skills assessments. We further enhanced our capabilities in this area through the recent acquisition of Codecademy.
●	Compliance: With approximately 3,500 courses across 40 subjects, our Compliance offering supports over 500 critical risk topics to address an increasingly global workforce. We offer a catalogue of environmental health and safety and legal compliance courseware to suit organizations in a wide variety of industries, in particular, those with heavy regulatory burdens. Through partnerships with certified legal experts and safety professionals, we ensure our content remains current with regulatory requirements, allowing organizations to focus on strategic business operations.

Global Knowledge

Through Global Knowledge we are able to further assist customers throughout their lifelong technology learning journey by offering relevant and up-to-date skills training through instructor-led (in-person “classroom” or online “virtual”) and self-paced (“on-demand”), vendor certified, and other proprietary offerings. Global Knowledge’s vendors include the world’s largest technology providers who partner with Global Knowledge to help develop the skills that drive consumption of their products in their customer accounts. In addition, certification authorities from around the globe trust Global Knowledge to equip organizations around the world with skills. In instances such as these, Global Knowledge’s partners’ growth and the adoption of their products are materially supported by having a skilled installed base of employees. Global Knowledge also offers a wide breadth of training topics and delivery modalities (classroom, virtual, on-demand) both on a subscription and transactional basis, driving customer retention and growth. We believe that Global Knowledge’s wide breadth of training topics and delivery modalities will assist us in expanding our product offering and will act as a key driver for existing customer retention and new business growth given customer demand for a fulsome multi-modal offering.

Global Knowledge’s focus is to offer key technology and business skills content with flexibility on format. This allows Global Knowledge to address multiple segments, from just-in-time on-demand content for individuals, to team-oriented online training, or alternatively, customized training programs that simulate both the individual and team in a client environment. Global Knowledge currently offers over 2,500 courses annually across a range of subject areas, including over 750 on-demand courses and over 2,000 instructor-led virtual courses. Through these courses, Global Knowledge provides training to over 210,000 corporate professionals across 25,000 sessions per annum with a blue-chip customer base.

We believe Global Knowledge’s ability to provide training for both authorized and other content across multiple modalities is superior compared to many of its peers and provides Global Knowledge a significant competitive advantage in the areas that it serves. In addition, Global Knowledge’s flexible delivery model provides superior learning retention, choice, and convenience for its customers and is a defining characteristic when customers select Global Knowledge’s product and services.

Our Strategy

Our vision is to be the most highly valued provider of learning solutions, preparing the workforce of today with the skills of tomorrow. When we say valuable, we mean to our customers, our leaners, our communities, our team members, and our shareholders. We believe we can achieve this vision by demonstrating leadership in the following areas:

Platform – Learners benefit from an open-source, immersive, AI-driven platform delivering seamless, engaging experiences.

Content – Our customers demand breadth and quality of content in the enterprise-critical segments of Leadership and Business, Technology and Developer, and Compliance. Our ability to offer content in each of these segments through a common platform is a key differentiator of our offerings that leads to higher retention rates.

Go-to-Market – Enterprise sales & marketing capabilities supported by a strong brand will ensure our industry-leading solutions are understood by our target audiences.

Key enablers for us to execute our strategy include the following:

●	Culture of Leadership and Learning – Central to our strategy is a high performing and inclusive organization and an environment where all team members are able to do their best work. We intend to transform the culture of Skillsoft into one built upon an inspiring purpose, vision and values. Our objective is to be recognized as a role model of learning and development powered by the use of our own products.

●	Operational Excellence – We will seek to reduce cost and enhance quality through a number of important initiatives intended to both support revenue growth and improve margins. With recent and future acquisitions, we intend to standardize, upgrade and integrate back-office systems and processes to realize efficiencies while also improving employee and customer experiences.

●	Disciplined M&A and Strategic Partnerships – We intend to grow our business through acquisitions and strategic partnerships that enhance our content offerings, add capability to our Percipio platform, and enable us to deliver more value to customers and expand into new vertical markets and geographies. Importantly, we believe our platform and our large sales force and customer base position us to effectively integrate acquisitions in a highly accretive fashion. In addition, the open architecture of Percipio allows us to quickly deploy content and technology solutions available from third-parties that are complimentary to our propriety offerings, which is attractive to potential third-party partners who wish to access our strong base of enterprise customers, allowing us to improve the value proposition to our customers while participating in incremental revenue opportunities.

Our Human Capital

We believe we have assembled a word-class management team that will differentiate us from our competitors and guide Skillsoft through its next phase of growth.  Our leadership team is led by CEO Jeffrey Tarr. Mr. Tarr is an experienced public company CEO with a track record of transforming tech-enabled content companies into industry leaders and creating value for shareowners. In addition to Mr. Tarr, we are led by an executive team with deep and highly relevant expertise at companies such as SAP, IBM, Dell, and IHS Markit among others.

As of January 31, 2022, we had 2,943 regular, full-time employees. Global Knowledge also deploys a network of over 600 instructors, of which approximately 100 are in-house employees, most of which have been training students with Global Knowledge over 15 years. Those investments are focused on talent transformation and optimization through strategic and inclusive talent acquisition, talent development, and cultural enablement. To identify and attract top talent and motivate and retain our people, we continue to evolve our human capital systems, processes, and programs. Our organization’s objectives include identifying and attracting top talent to fill open positions and incentivizing, developing, and retaining our people. Further, recent diversity, equity, and inclusion initiatives designed to support systemic, programmatic, and sustainable change have also been introduced.

Our Customers

As a leading provider in the corporate digital learning business, we serve more than 75% of the Fortune 1000, customers in over 160 countries, and a community of learners of more than 90 million globally.  We partner with more than 12,000 corporate customers and help them achieve their learning and development needs. Our solutions cater to both large and small enterprises across a wide range of industries. Our largest customers include Fortune 100 companies and government agencies, and many of these organizations have been customers for more than five years. We deliver our products in 29 different languages. Learners access Skillsoft content approximately one million times per month. Through Global Knowledge, we are able to provide training to over 210,000 corporate professionals across 25,000 sessions per annum with a blue-chip customer base.  No single customer represented more than 2% of revenue for the year ended January 31, 2022.

Our Competition

The corporate digital learning market is large and fragmented. Many of our peers are much smaller than us and do not have the long history we have of serving our customers. The market is highly competitive and we expect the market to remain competitive in the future due to its highly attractive qualities such as: (i) continued demand for high quality, deep, and broad digital content solutions, (ii) the market’s whitespace opportunity, which we believe is material given the estimated size of the total addressable market and the size of our peers, and (iii) the increased importance of digital learning, in part due to the impact of the COVID-19 pandemic, which has accelerated the need for enterprises to adopt digital training solutions. Our direct and indirect competitors include, among others:

●	Within our Leadership and Business customer market, vendors such as LinkedIn Learning, CrossKnowledge, and Harvard ManageMentor, as well as OpenSesame;
●	Within our Technology and Developer customer market, vendors such as Pluralsight and Udemy, as well as Safari (O’Reilly), Coursera, and Udacity; and
●	Within our Compliance customer market, vendors such as Navex Global as well as LRN, SAI Global, J.J. Keller, and UL-PURESafety.

The market for talent management software is competitive, comprised of leading enterprise players and smaller peers. This market faces evolving customer needs and frequent disruptions driven by new technologies, products, and services. Our sales opportunities are competitive and often involve requests for proposals.

Our Intellectual Property

Our success is contingent upon the protection of our rights in intellectual property. We rely upon a combination of copyright and trademark laws as well as license agreements, intellectual property assignment agreements, confidentiality procedures, and employee invention assignment agreements to protect our proprietary rights. In certain cases, we have also entered into, and will continue to enter into, confidentiality agreements with our employees, consultants and third parties to protect the distribution of confidential information. We believe our intellectual property rights are a crucial component of our business.

As of January 31, 2022, we did not have any patents and pending patent applications in the United States or abroad. We have an ongoing trademark and service mark registration program pursuant to which we register our brand names and product names, taglines, and logos in the United States and other countries to the extent we deem appropriate. We also have common law rights in some unregistered trademarks that were established over years of use.

Seasonality

Our business is subject to significant seasonality in bookings and billings, with the fourth quarter representing about 40% of annual volume.  Our Content business experiences the most seasonality, with the fourth quarter representing about 50% of annual volume.  We generally recognize revenue from subscription fees ratably over the term of the contract; thus, while our billings are seasonal, revenue recognition is not subject to significant seasonality. However, accounts receivable and deferred revenue balances as well as cash flow are impacted significantly by our seasonality.

Recent Developments

On December 22, 2021, we announced a definitive agreement to acquire Codecademy (the “Codecademy Merger”), a leading online learning platform for technical skills. Codecademy is an innovative and popular learning platform providing high-demand technical skills to approximately 40 million registered learners in nearly every country worldwide. The platform offers interactive, self-paced courses and hands-on learning in 14 programming languages across multiple domains such as application development, data science, cloud and cybersecurity. We believe the Codecademy acquisition will further enhance our Technology and Developer offerings and differentiate us from our competitors.  The Codecademy Merger closed on April 4, 2022 for total consideration of approximately $390.3 million, consisting of the issuance of 30,374,427 million common shares and a cash payment of $207.6 million.  The cash portion of the consideration was funded through the combination of the issuance of $160.0 million of term loans under our existing term loan facility and cash on hand.

Discontinued Operations

On June 12, 2022, we entered into the Purchase Agreement to sell our SumTotal business to a third party for $200 million in cash, subject to adjustments as set forth in the Purchase Agreement. The sale was completed on August 15, 2022. Skillsoft received net proceeds of $172.0 million on August 15, 2022, pending final closing adjustments. The disposal of SumTotal assets met the criteria to be reported as held for sale and discontinued operations as of July 31, 2022. As a result, SumTotal’s assets and liabilities are reported as held for sale and the results of operations are presented, net of tax, separate from the results of continuing operations for all periods presented.

The sale of SumTotal business will enable us to sharpen our focus on accelerating growth in our core business, providing customers with transformative learning experiences that propel organizations and people to grow together.

PART II

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of the financial condition and results of operations of Skillsoft (as defined below) should be read in conjunction with Skillsoft’s audited consolidated financial statements for the periods preceding and following the business combination in the year ended January 31, 2022 and the related notes appearing elsewhere in this Annual Report and the related notes included in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on June 17, 2021. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Skillsoft’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” in Part I, Item 1A of this report. Unless otherwise noted, amounts referenced in this discussion, other than in reference to share numbers, are in thousands.

Significant Transactions

Business Combination with Global Knowledge

On June 11, 2021, the Company and Software Luxembourg Holding S.A., a global leader in digital learning and talent management solutions, completed a business combination and subsequent acquisition of Albert DE Holdings Inc. (“Global Knowledge” and such acquisition, the “Global Knowledge Merger”), a worldwide leader in IT and professional skills development. The combined company operates as Skillsoft Corp. (“Skillsoft”, “we”, “us”, “our”, and the “Company”) and is listed on the New York Stock Exchange under the new ticker symbol “SKIL” beginning on June 14, 2021.

Codecademy Merger

On December 22, 2021, we announced a definitive agreement to acquire Codecademy (the “Codecademy Merger”), a leading online learning platform for technical skills, for approximately $525 million in cash and stock.  Codecademy is an innovative and popular learning platform providing high-demand technical skills to approximately 40 million registered learners in nearly every country worldwide. The platform offers interactive, self-paced courses and hands-on learning in 14 programming languages across multiple domains such as application development, data science, cloud and cybersecurity. We believe the Codecademy acquisition will further enhance our Technology and Developer offerings and differentiate us from our competitors. The Codecademy acquisition closed on April 4, 2022 for total consideration of approximately $386.0 million, consisting of the issuance of 30,374,427 common shares and a net cash payment of $198.6 million.

Discontinued Operations

On June 12, 2022, we entered into the Purchase Agreement to sell our SumTotal business to a third party for $200 million in cash, subject to adjustments as set forth in the Purchase Agreement. The sale was completed on August 15, 2022. We received net proceeds of $172.0 million on August 15, 2022, pending final closing adjustments.

The sale of SumTotal business will enable us to sharpen our focus on accelerating growth in our core business, providing customers with transformative learning experiences that propel organizations and people to grow together.

Change in Fiscal Year

On June 21, 2021, our board of directors approved the adoption of a January 31 year-end for the Company’s financial reporting, effective immediately, to align Churchill Capital Corp II and Global Knowledge with the pre-business combination Skillsoft’s fiscal year end. As a result, this fiscal year ended on January 31, 2022 (fiscal 2022).

Results of Operations

Our financial results for the period from June 12, 2021 to January 31, 2022 are referred to as those of the “Successor” period. Our financial results for the periods of August 28, 2020 to January 31, 2021 and February 1, 2021 to June 11, 2021 are referred to as those of the “Predecessor (SLH)” periods. Our financial results for the periods of February 1, 2020 to August 27, 2020 and the fiscal year ended January 31, 2020 are referred to as those of the “Predecessor (PL)” periods. Our results of operations as reported in our Consolidated Financial Statements for these periods are prepared in accordance with GAAP. We are required by GAAP to report on our results separately for the periods from June 12, 2021 through January 31, 2022, February 1, 2021 through June 11, 2021, August 28, 2020 through January 31, 2021, February 1, 2020 through August 27, 2020, and the fiscal year ended January 31, 2020.

The following table sets forth certain items from our consolidated statements of operations as a percentage of total revenues for the periods indicated:

	Fiscal 2022		Fiscal 2021		Fiscal 2020
	Successor	Predecessor (SLH)	Predecessor (SLH)	Predecessor (PL)	Predecessor (PL)
	From	From	From	From
	June 12, 2021 to	February 1, 2021	August 28, 2020	February 1, 2020	Fiscal year ended
	January 31, 2022	to June 11, 2021	to January 31, 2021	to August 27, 2020	January 31, 2020
Revenues:
Total revenues	100.0%	100.0%	100.0%	100.0%	100.0%
Operating expenses:
Costs of revenues	28.6%	21.5%	31.6%	13.8%	12.8%
Content and software development	8.7%	14.6%	26.3%	11.6%	11.4%
Selling and marketing	26.4%	33.6%	60.8%	30.3%	29.8%
General and administrative	20.1%	16.1%	28.3%	18.1%	14.8%
Amortization of intangible assets	25.3%	45.4%	49.5%	12.0%	16.2%
Impairment of intangible assets	0.0%	0.0%	0.0%	101.2%	87.9%
Recapitalization and acquisition-related costs	5.6%	6.5%	21.0%	15.6%	4.5%
Restructuring	1.0%	(0.6)%	2.6%	0.4%	0.5%
Total operating expenses	115.8%	137.1%	220.1%	203.1%	177.8%
Operating loss	(15.8)%	(37.1)%	(120.1)%	(103.1)%	(77.8)%
Other (expense) income, net	(0.5)%	(0.2)%	0.9%	0.7%	(1.5)%
Fair value adjustment of warrants	5.0%	0.9%	4.0%	0.0%	0.0%
Interest income	0.0%	0.1%	0.0%	0.0%	0.1%
Interest expense	(6.6)%	(16.4)%	(27.1)%	(85.1)%	(117.5)%
Reorganization items, net	0.0%	0.0%	0.0%	1700.4%	0.0%
(Loss) income before (benefit from) provision for income taxes	(17.9)%	(52.6)%	(142.3)%	1512.9%	(196.6)%
(Benefit from) provision for income taxes	(1.2)%	(3.4)%	(19.8)%	30.7%	3.2%
(Loss) income from continuing operations	(16.7)%	(49.2)%	(122.5)%	1482.2%	(199.9)%
Income (loss) from discontinued operations, net of tax	3.4%	1.1%	(5.4)%	(84.0)%	(32.4)%
Net (loss) income	(13.3)%	(48.1)%	(127.9)%	1398.3%	(232.3)%

Revenues

We provide, through our Skillsoft, Global Knowledge, and Codecademy brands, enterprise learning solutions designed to prepare organizations for the future of work, overcome critical skill gaps, drive demonstrable behavior-change, and unlock the potential in their people.

Skillsoft generates revenues from its comprehensive suite of premium, original, and authorized partner content, featuring one of the deepest libraries of leadership & business, technology & development, and compliance curricula. With access to a broad spectrum of learning options (including video, audio, books, bootcamps, live events, and practice labs), organizations can meaningfully increase learner engagement and retention. Skillsoft’s offerings are delivered through Percipio, our award-winning, AI-driven, immersive learning platform purpose built to make learning easier, more accessible, and more effective. These learning solutions are typically sold on a subscription basis for a fixed term.

Global Knowledge generates revenues from virtual, in-classroom, and on-demand training solutions in information technology geared at foundational, practitioner and expert information technology professionals. Global Knowledge’s digital and in-classroom learning solutions provide enterprises, government agencies, educational institutions, and individual customers a broad selection of customizable courses to meet their technology and development needs.

The following table sets forth the percentage of our revenues attributable to geographic regions for the periods indicated:

	Fiscal 2022		Fiscal 2021		Fiscal 2020
	Successor	Predecessor (SLH)	Predecessor (SLH)	Predecessor (PL)	Predecessor (PL)
	From	From	From	From
	June 12, 2021 to	February 1, 2021	August 28, 2020	February 1, 2020	Fiscal year ended
	January 31, 2022	to June 11, 2021	to January 31, 2021	to August 27, 2020	January 31, 2020
Revenues:
United States	60.3%	75.6%	76.1%	78.6%	76.6%
Other Americas	7.1%	5.1%	4.4%	2.9%	4.5%
Europe, Middle East and Africa	29.3%	13.9%	14.1%	13.2%	13.5%
Asia-Pacific	3.4%	5.4%	5.3%	5.3%	5.5%
Total revenues	100.0%	100.0%	100.0%	100.0%	100.0%

Subscription and Non-Subscription Revenue

SaaS and Subscription Revenue. Represents revenue generated from contracts specifying a minimum fixed fee for services delivered over the life of the contract. The initial term of these contracts is generally two to five years and is generally non-cancellable for the term of the subscription. The fixed fee is generally paid upfront. These contracts typically consist of subscriptions to our various offerings which provide continuous access to our SaaS platforms and associated content over the contract term. Subscription revenue is usually recognized ratably over the contract term.

Non-Subscription Revenue. Primarily represents the sale of Global Knowledge classroom offerings in both in-person and virtual environments. Classroom training, including virtual offerings, are first scheduled, then delivered later, with revenue realized on the delivery date. Non-subscription revenue also includes professional services related to implementation of our offerings and subsequent, ongoing consulting engagements. Our non-subscription services complement our subscription business in creating strong and comprehensive customer relationships.

The following table sets forth (i) SaaS and subscription and (ii) non-subscription revenue for our business units for the periods indicated:

	Fiscal 2022		Fiscal 2021
	Successor	Predecessor (SLH)	Predecessor (SLH)	Predecessor (PL)
	From	From	From	From
	June 12, 2021 to	February 1, 2021	August 28, 2020	February 1, 2020
(In thousands)	January 31, 2022	to June 11, 2021	to January 31, 2021	to August 27, 2020
SaaS and subscription revenues:
Content	$208,229	$97,406	$69,698	$188,925
Total subscription revenues	$208,229	$97,406	$69,698	$188,925
Non-subscription revenues:
Content	11,028	5,088	3,552	8,747
Virtual, on-demand and classroom	132,586	—	—	—
Total non-subscription revenues	$143,614	$5,088	$3,552	$8,747
Total revenues	$351,843	$102,494	$73,250	$197,672

	Fiscal 2021		Fiscal 2020
	Successor	Predecessor (SLH)	Predecessor (PL)
	From	From
	August 28, 2020	February 1, 2020	Fiscal year ended
(In thousands)	to January 31, 2021	to August 27, 2020	January 31, 2020
SaaS and subscription revenues:
Content	$69,698	$188,925	$350,816
Total subscription revenues	$69,698	$188,925	$350,816
Non-subscription revenues:
Content	3,552	8,747	14,795
Virtual, on-demand and classroom	—	—	—
Total non-subscription revenues	$3,552	$8,747	$14,795
Total revenues	$73,250	$197,672	$365,611

Revenue by Product and Service Type

The following is a summary of our revenues by product and service type for the periods indicated:

	Fiscal 2022		Fiscal 2021
	Successor	Predecessor (SLH)	Predecessor (SLH)	Predecessor (PL)
	From	From	From	From
	June 12, 2021 to	February 1, 2021	August 28, 2020	February 1, 2020
(In thousands, except percentages)	January 31, 2022	to June 11, 2021	to January 31, 2021	to August 27, 2020
Revenues:
SaaS and subscription services	$208,229	$97,406	$69,698	$188,925
Professional services	11,028	5,088	3,552	8,747
Virtual, on-demand and classroom	132,586	—	—	—
Total revenues	$351,843	$102,494	$73,250	$197,672

	Fiscal 2021		Fiscal 2020
	Predecessor (SLH)	Predecessor (PL)	Predecessor (PL)
	From	From
	August 28, 2020	February 1, 2020	Fiscal year ended
(In thousands, except percentages)	to January 31, 2021	to August 27, 2020	January 31, 2020
Revenues:
SaaS and subscription services	$69,698	$188,925	$350,816
Professional services	3,552	8,747	14,795
Virtual, on-demand and classroom	—	—	—
Total revenues	$73,250	$197,672	$365,611

Revenues in the Successor period included $132.6 million of Global Knowledge revenue recognized subsequent to its acquisition on June 11, 2021. Revenues in the Predecessor (SLH) and Predecessor (PL) periods in fiscal 2021 were lower, compared to the fiscal year ended January 31, 2020, due to the application of fresh-start reporting in August 2020, which required deferred revenue as of August 28, 2020 to be reduced to its estimated fair value, which is derived from the estimated costs to fulfill contractual obligations at the time of a change in control rather than the value of contractual billings to customers. The application of fresh-start reporting resulted in a decrease in GAAP revenue of approximately $89.0 million in the Predecessor (SLH) and Predecessor (PL)  periods in 2021. We adopted ASU 2021-08 – Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers (“ASU 2021-08”), effective at the beginning of the Successor period on June 11, 2021. ASU 2021-08 requires an acquirer in a business combination to recognize and measure deferred revenue from acquired contracts using the revenue recognition guidance in Topic 606, rather than the prior requirement to record deferred revenue at a lower fair value. As a result of the adoption of ASU 2021-08, we did not experience a decline in revenue subsequent to June 11, 2021 attributable to a fair value adjustment as we did with the application of fresh-start reporting in the prior year.

Operating expenses

Cost of revenues

Cost of revenues consists primarily of employee salaries and benefits for hosting operations, professional service and customer support personnel; royalties; hosting and software maintenance services; facilities and utilities costs; consulting services; instructor fees, course materials, logistics costs and overhead costs associated with virtual, in-classroom, and on-demand training solutions. The table below provides details regarding the changes in components of cost of revenues.

	Fiscal 2022		Fiscal 2021
	Successor	Predecessor (SLH)	Predecessor (SLH)	Predecessor (PL)
	From	From	From	From
	June 12, 2021 to	February 1, 2021	August 28, 2020	February 1, 2020
(In thousands, except percentages)	January 31, 2022	to June 11, 2021	to January 31, 2021	to August 27, 2020
Compensation and benefits	$35,223	$10,451	$10,783	$13,866
Courseware, instructor fees and outside services	53,708	7,500	7,841	7,826
Hosting and software maintenance	4,638	2,508	3,116	3,794
Facilities and utilities	6,646	1,570	1,386	1,682
Other	511	14	44	60
Total cost of revenues	$100,726	$22,043	$23,170	$27,228

	Fiscal 2021		Fiscal 2020
	Predecessor (SLH)	Predecessor (PL)	Predecessor (PL)
	From	From
	August 28, 2020	February 1, 2020	Fiscal year ended
(In thousands, except percentages)	to January 31, 2021	to August 27, 2020	January 31, 2020
Compensation and benefits	$10,783	$13,866	$22,745
Courseware, instructor fees and outside services	7,841	7,826	16,903
Hosting and software maintenance	3,116	3,794	4,603
Facilities and utilities	1,386	1,682	2,504
Other	44	60	98
Total cost of revenues	$23,170	$27,228	$46,853

The total cost of revenues in the Successor period included Global Knowledge’s expenses incurred subsequent to its acquisition on June 11, 2021. The increase in hosting and software maintenance expenses in the Successor period was partially offset by the decrease in server licensing costs, which was the result of the migration of Percipio from our servers to cloud storage.

The increase in hosting and software maintenance in the Predecessor (SLH) and Predecessor (PL) periods in fiscal 2021, compared to fiscal 2020, was due to increased customer usage and temporary duplicative maintenance costs related to the migration of our Percipio hosting environment to a third-party cloud provider. The decrease in courseware, instructor fees and outside services in the Predecessor (SLH) and Predecessor (PL) periods in fiscal 2021, compared to fiscal 2020, was primarily due to the decreased royalties which was consistent with the sales decline in fiscal 2021.

Content and software development

Content and software development expenses include costs associated with the development of new products and the enhancement of existing products, consisting primarily of employee salaries and benefits; development-related professional services; facilities costs; depreciation; and software maintenance costs. The table below provides details regarding the changes in components of content and software development expenses.

	Fiscal 2022		Fiscal 2021
	Successor	Predecessor (SLH)	Predecessor (SLH)	Predecessor (PL)
	From	From	From	From
	June 12, 2021 to	February 1, 2021	August 28, 2020	February 1, 2020
(In thousands, except percentages)	January 31, 2022	to June 11, 2021	to January 31, 2021	to August 27, 2020
Compensation and benefits	$17,252	$8,428	$11,558	$12,450
Consulting and outside services	10,708	5,065	5,737	7,922
Facilities and utilities	1,278	802	1,211	1,640
Software Maintenance	1,177	621	703	924
Other	153	96	68	20
Total content and software development expenses	$30,568	$15,012	$19,277	$22,956

	Fiscal 2021		Fiscal 2020
	Predecessor (SLH)	Predecessor (PL)	Predecessor (PL)
	From	From
	August 28, 2020	February 1, 2020	Fiscal year ended
(In thousands, except percentages)	to January 31, 2021	to August 27, 2020	January 31, 2020
Compensation and benefits	$11,558	$12,450	$19,587
Consulting and outside services	5,737	7,922	17,713
Facilities and utilities	1,211	1,640	2,802
Software Maintenance	703	924	1,263
Other	68	20	218
Total content and software development expenses	$19,277	$22,956	$41,583

The total content and software development expenses in the Successor period included Global Knowledge’s expenses incurred subsequent to its acquisition on June 11, 2021. Also contributing to the higher compensation and benefits expenses in the Successor period was increased incentive-based compensation accruals. The lower facilities and utilities expenses in the Successor and Predecessor (SLH) periods in fiscal 2022, compared to the Predecessor periods in fiscal 2021, was primarily a result of the cost savings from the Company’s mobile phone plan change and lower rent and utilities expenses attributable to content and software development in fiscal 2022.

The increase in compensation and benefits in the Predecessor (SLH) and Predecessor (PL) periods in fiscal 2021, compared to fiscal 2020, was primarily due to incentive-based compensation in fiscal 2021. The decrease in consulting and outside services in the Predecessor (SLH) and Predecessor (PL) periods in fiscal 2021, compared to fiscal 2020, was primarily due to the decreased outsourced content development costs in fiscal 2021. We also spent less on translating existing content into different languages and focused more on creating new content in the Predecessor (SLH) and Predecessor (PL) periods in fiscal 2021.

Selling and marketing

Selling and marketing, or S&M, expenses consist primarily of employee salaries and benefits for selling, marketing and pre-sales support personnel; commissions; travel expenses; advertising and promotional expenses; consulting and outside services; facilities costs; depreciation; and software maintenance costs. The table below provides details regarding the changes in components of S&M expenses.

	Fiscal 2022		Fiscal 2021
	Successor	Predecessor (SLH)	Predecessor (SLH)	Predecessor (PL)
	From	From	From	From
	June 12, 2021 to	February 1, 2021	August 28, 2020	February 1, 2020
(In thousands, except percentages)	January 31, 2022	to June 11, 2021	to January 31, 2021	to August 27, 2020
Compensation and benefits	$70,276	$24,987	$30,923	$43,288
Advertising and promotions	12,713	4,695	5,813	8,724
Facilities and utilities	2,668	1,427	2,070	2,956
Consulting and outside services	4,067	1,379	3,636	2,066
Software Maintenance	3,178	1,850	1,936	2,794
Other	92	63	123	48
Total S&M expenses	$92,994	$34,401	$44,501	$59,876

	Fiscal 2021		Fiscal 2020
	Predecessor (SLH)	Predecessor (PL)	Predecessor (PL)
	From	From
	August 28, 2020	February 1, 2020	Fiscal year ended
(In thousands, except percentages)	to January 31, 2021	to August 27, 2020	January 31, 2020
Compensation and benefits	$30,923	$43,288	$83,210
Advertising and promotions	5,813	8,724	10,960
Facilities and utilities	2,070	2,956	6,117
Consulting and outside services	3,636	2,066	3,275
Software Maintenance	1,936	2,794	4,889
Other	123	48	372
Total S&M expenses	$44,501	$59,876	$108,823

The total S&M expenses in the Successor period included Global Knowledge’s S&M expenses incurred subsequent to its acquisition on June 11, 2021. Also contributing to the higher compensation and benefits expenses in the Successor period was the stock-based compensation related to the stock options and restricted stock units granted to key employees. The increase in compensation and benefits expenses was partially offset by the decreases in commission expenses as a result of the application of fresh-start reporting in August 2020 and Topic 805 business combination guidance in June 2021, which required us to eliminate the balance of deferred commissions which otherwise would have been recognized as commission expense in the Successor period.

The decrease in compensation and benefits costs in the Predecessor (SLH) and Predecessor (PL) periods in fiscal 2021, compared to fiscal 2020, was primarily due to lower commission expenses as a result of the application of fresh-start reporting in August 2020 as discussed above. Also contributing to the decrease was a reduction in medical expenses, where our self-insured plan experienced lower claims than normal during the COVID-19 pandemic. The increases in advertising and promotions and consulting and outside services expenses in the Predecessor (SLH) and Predecessor (PL) periods in fiscal 2021, compared to fiscal 2020, were primarily due to the increased investment in our company brand, go-to-market strategy, and new sales models to create new sales opportunities, win new business and increase customer retention. The decrease in facilities and utilities costs in the Predecessor (SLH) and Predecessor (PL) periods in fiscal 2021, compared to fiscal 2020, was primarily due to lower costs attributable to S&M which was consistent with a lower number of sales personnel in fiscal 2021.

General and administrative

General and administrative, or G&A, expenses consist primarily of employee salaries and benefits for executive, finance, administrative, and legal personnel; audit, legal and consulting fees; insurance; franchise, sales and property taxes; facilities costs; and depreciation. The table below provides details regarding the changes in components of G&A expenses.

	Fiscal 2022		Fiscal 2021
	Successor	Predecessor (SLH)	Predecessor (SLH)	Predecessor (PL)
	From	From	From	From
	June 12, 2021 to	February 1, 2021	August 28, 2020	February 1, 2020
(In thousands, except percentages)	January 31, 2022	to June 11, 2021	to January 31, 2021	to August 27, 2020
Compensation and benefits	$47,341	$10,732	$13,465	$25,002
Consulting and outside services	11,670	3,391	3,703	7,532
Facilities and utilities	3,142	680	880	1,225
Franchise, sales, and property tax	593	643	1,515	497
Insurance	5,258	518	601	715
Software Maintenance	2,244	419	496	821
Other	592	88	89	80
Total G&A expenses	$70,840	$16,471	$20,749	$35,872

	Fiscal 2021		Fiscal 2020
	Predecessor (SLH)	Predecessor (PL)	Predecessor (PL)
	From	From
	August 28, 2020	February 1, 2020	Fiscal year ended
(In thousands, except percentages)	to January 31, 2021	to August 27, 2020	January 31, 2020
Compensation and benefits	$13,465	$25,002	$28,915
Consulting and outside services	3,703	7,532	18,500
Facilities and utilities	880	1,225	2,580
Franchise, sales, and property tax	1,515	497	1,216
Insurance	601	715	1,229
Software Maintenance	496	821	1,134
Other	89	80	466
Total G&A expenses	$20,749	$35,872	$54,040

The total G&A expenses in the Successor period included Global Knowledge’s G&A expenses incurred subsequent to its acquisition on June 11, 2021. Also contributing to the higher compensation and benefits expenses in the Successor period was the stock-based compensation related to the stock options and restricted stock units granted to key employees. The higher consulting and outside services expenses in the Successor period, compared to the Predecessor (SLH) and Predecessor (PL) periods in fiscal 2021, was primarily due to increased legal, audit and tax services attributable to the merger and public-company readiness as well as and business process improvement projects related consulting services. The higher insurance expenses in the Successor period, compared to the Predecessor (SLH) and Predecessor (PL) periods in fiscal 2021, was due to the higher directors and officers insurance policies attributable to the Company now being publicly listed.

The increase in compensation and benefits expenses in the Predecessor (SLH) and Predecessor (PL) periods in fiscal 2021, compared to fiscal 2020, was primarily due to one-time retention bonuses paid to key employees in connection with the Company’s Chapter 11 filing and recapitalization efforts. The decrease in consulting and outside services expenses in the Predecessor (SLH) and Predecessor (PL) periods in fiscal 2021, compared to fiscal 2020, was primarily because most of professional services expenses incurred in fiscal 2021 was related to Chapter 11 filing and included in “Recapitalization and acquisition-related costs” and “Reorganization Items, Net” as explained below.

Amortization of intangible assets

Intangible assets arising from business combinations are developed technology, customer-related intangibles, trade names and other identifiable intangible assets with finite lives. These intangible assets are amortized over the estimated useful lives of such assets. We also capitalize certain internal use software development costs related to our SaaS platform incurred during the application development stage. The internal use software is amortized on a straight-line basis over its estimated useful life.

The changes in amortization of intangible assets were primarily due to the intangible assets that arose from the business combinations completed in June 2021 and the increased value of intangible assets after the application of fresh-start reporting in August 2020.

Impairment of goodwill and intangible assets

During the Predecessor (PL) period for the three months ended April 30, 2020, the emergence of COVID-19 as a global pandemic had an adverse impact on our business. While the online learnings tools we offer have many advantages over traditional in person learning in the current environment, some of our customers have sought to temporarily reduce spending, resulting in reductions in contract sizes and in some cases cancellations when such contracts have come up for renewal. In addition, identifying and pursing opportunities for new customers became much more challenging in this environment. As a result of the expected impact of the COVID-19 pandemic, management decreased its estimates of future cash flows. In addition to the uncertainty introduced by the COVID-19 pandemic, our over-leveraged capital structure continued to create headwinds. In April 2020, we received temporary forbearance from our lenders due to a default on amounts owed under the Senior Credit Facility as a long-term consensual solution was being negotiated with lenders. The uncertainty around our capital structure and future ownership continued to hurt our business, as new and existing customers displayed apprehension about the ultimate resolution of our capital structure and its impact on operations, causing delays and sometimes losses in business. The uncertainty surrounding our capital structure combined with the potential impact that the COVID-19 pandemic would have on our company and the global economy, resulted in a significant decline in the fair value of our reporting units during the predecessor period ended August 27, 2020.

In light of the circumstances above, we also concluded that a triggering event had occurred with respect to the Company’s indefinite-lived Skillsoft trade name as of April 30, 2020. Accordingly, we estimated the fair value of the Skillsoft trade name using a discounted cash flow (“DCF”) analysis which reflected estimates of future revenue, royalty rates, cash flows, and discount rates. Based on this analysis, we concluded the carrying value of the Skillsoft trade name exceeded its fair value, resulting in an impairment charge of $92.2 million for the Predecessor period from February 1, 2020 to August 27, 2020.

In accordance with ASC 350, for goodwill we determined triggering events had occurred and performed an impairment test as of April 30, 2020 that compared the estimated fair value of each reporting unit to their respective carrying values. We considered the results of a DCF analysis, which were also materially corroborated by an EBITDA multiple approach. The results of the impairment tests performed indicated that the carrying values of the Skillsoft reporting units exceeded their estimated fair values determined by the Company. Based on the results of the goodwill impairment testing procedures, the Company recorded a $107.9 million goodwill impairment for the Skillsoft reporting unit.

In total, as described in detail above, we recorded $200.1 million of impairment charges in the period from February 1, 2020 to August 27, 2020, consisting of $92.2 million impairment for the Skillsoft trade name and $107.9 million impairment for the Skillsoft reporting unit.

During the year ended January 31, 2020, we faced significant market competition. In addition, while we continued to make significant investments in Percipio and other contemporary products, attrition rates on Skillport and other legacy products remained high. On top of market and competitive dynamics, our over-leveraged capital structure also created additional headwinds. With significant debt maturities in 2021 and 2022, and related downgrades from rating agencies, concerns over the capital structure began to hurt our business, as new and existing customers displayed apprehension about the ultimate resolution of our capital structure and its impact on operations, causing delays and sometimes losses in business. The capital structure and heavy debt service also constrained investments in areas such as marketing, where spending was considerably lower than our competitors, resulting in additional pressure on retaining and attracting customers. The combination of these factors resulted in lower bookings, revenue, profitability and free cash flow generation during the year ended January 31, 2020.

In accordance with ASC 350, we performed an impairment test that compared the estimated fair value of each reporting unit to their respective carrying values. We considered the results of both a DCF analysis and an EBITDA multiple approach, similar to prior periods. We also considered observable debt trading prices for the debt jointly borrowed by our parent entity and our subsidiary, Skillsoft Corporation, after adjusting for a control premium. The results of the impairment tests performed indicated that the carrying value of the Skillsoft reporting unit exceeded its estimated fair value determined by the Company. Based on the results of our impairment testing, we recorded $321.3 million of goodwill impairment charges for the Skillsoft reporting unit in the year ended January 31, 2020.

Recapitalization and acquisition-related costs

Recapitalization and acquisition-related costs consist of professional fees for legal, investment banking and other advisor costs incurred in connection with our recapitalization efforts, including the evaluation of strategic alternatives, preparation for the Chapter 11 filing and subsequent emergence in August 2020, activities related to the business combination completed in June 2021, and subsequent integration related activities.

Restructuring

In January 2021, we committed to a restructuring plan that encompassed a series of measures intended to improve our operating efficiency, competitiveness and business profitability. These included workforce reductions and consolidation of facilities as we are adopting new work arrangements for certain locations. The restructuring charges recorded in the Predecessor (SLH) period in fiscal 2021, and Predecessor (SLH) and Successor periods in fiscal 2022 were primarily employee severance cost and lease termination related fees.

In connection with our strategic initiatives implemented during 2020, we approved and initiated plans to reduce our cost structure and better align operating expenses with existing economic conditions and our operating model. The  restructuring charges recorded in the fiscal year ended January 31, 2020 and the Predecessor (PL) period in fiscal 2021 were primarily employee severance cost and lease termination related fees.

Interest and other expense

Interest and other expense, net, consists of gain and loss on derivative instruments, interest income, interest expense, and other expense and income.

	Fiscal 2022		Fiscal 2021
	Successor	Predecessor (SLH)	Predecessor (SLH)	Predecessor (PL)
	From	From	From	From
	June 12, 2021 to	February 1, 2021	August 28, 2020	February 1, 2020
(In thousands, except percentages)	January 31, 2022	to June 11, 2021	to January 31, 2021	to August 27, 2020
Other (expense) income, net	$(1,881)	$(167)	$662	$1,397
Interest income	76	60	15	84
Interest expense, net	(23,190)	(16,763)	(19,868)	(168,255)

	Fiscal 2021		Fiscal 2020
	Predecessor (SLH)	Predecessor (PL)	Predecessor (PL)
	From	From
	August 28, 2020	February 1, 2020	Fiscal year ended
(In thousands, except percentages)	to January 31, 2021	to August 27, 2020	January 31, 2020
Other (expense) income, net	$662	$1,397	$(5,330)
Interest income	15	84	190
Interest expense, net	(19,868)	(168,255)	(429,489)

The net other (expense) income was primarily the foreign exchange gains and losses (specifically, resulting from foreign currency denominated transactions and the revaluation of foreign currency denominated assets and liabilities), which fluctuates as the U.S. dollar appreciates or depreciates against other currencies. The lower interest expenses in the

Predecessor (SHL) and Successor periods were the result of our reorganization through voluntarily filed “pre-packaged” Chapter 11 cases completed in August 2020, which resulted in substantially less outstanding debt.

Fair value adjustments to warrants

The gains attributable to warrants are due to depreciation of our common stock during the Predecessor (SLH) and Successor periods, which decreased the fair value of our liability classified warrants that are marked to market at each balance sheet date, with gains and losses being recorded in current period earnings.

Reorganization items, net

Reorganization items, net was related to our emergence from the Chapter 11, which consisted primarily of the net gain from the consummation of the Plan of Reorganization and the related extinguishment of certain debt obligations. In addition, Reorganization items, net included professional fees recognized between the June 14, 2020 Petition Date and the August 27, 2020 Effective Date in connection with our emergence from Chapter 11. A net charge of $32.0 million attributed to the discontinued operations was recorded within Income (loss) from discontinued operations, net of tax in the Consolidated Statements of Operations.

(Benefit from) provision for income taxes

	Fiscal 2022		Fiscal 2021
	Successor	Predecessor (SLH)	Predecessor (SLH)	Predecessor (PL)
	From	From	From	From
	June 12, 2021 to	February 1, 2021	August 28, 2020	February 1, 2020
(In thousands, except percentages)	January 31, 2022	to June 11, 2021	to January 31, 2021	to August 27, 2020
(Benefit from) provision for income taxes	$(4,304)	$(3,521)	$(14,477)	$60,693
Effective income tax rate	6.8%	6.5%	13.9%	2.0%

	Fiscal 2021		Fiscal 2020
	Predecessor (SLH)	Predecessor (PL)	Predecessor (PL)
	From	From
	August 28, 2020	February 1, 2020	Fiscal year ended
(In thousands, except percentages)	to January 31, 2021	to August 27, 2020	January 31, 2020
(Benefit from) provision for income taxes	$(14,477)	$60,693	$11,757
Effective income tax rate	13.9%	2.0%	(1.6)%

The changes in benefit from income taxes were primarily due to the impact of rate differential and nontaxable income in fiscal 2021 and the cancellation of indebtedness income (“CODI”) and changes to the tax basis in certain assets recognized upon the Company’s emergence from bankruptcy.

The effective income tax rates for the Predecessor (SLH) and Successor periods in fiscal 2022, differed from the United States federal statutory rate of 21.0% due primarily to the impact of non-deductible items, changes to unrecognized tax positions, foreign rate differential, and changes in the valuation allowance on the Company’s deferred tax assets.

The effective income tax rates for the Predecessor (PL) and Predecessor (SLH) periods in fiscal 2021, differed from the Ireland statutory rate of 12.5% due primarily to the impact of cancellation of indebtedness income (“CODI”) and changes to the tax basis in certain assets recognized upon the Company’s emergence from bankruptcy, as well as changes to valuation allowance on the Company’s deferred tax assets.

Liquidity and Capital Resources

Liquidity and Sources of Cash

As of January 31, 2022, we had $138.2 million of cash and cash equivalents on hand. We have funded operations primarily through the use of cash collected from our customers and the proceeds received from the Term Loan Facility (described below), supplemented from time to time with borrowings under our accounts receivable facility. Our cash requirements vary depending on factors such as the growth of the business, changes in working capital and capital expenditures. We expect to operate the business and execute our strategic initiatives principally with funds generated from operations and supplemented from borrowings up to a maximum of $75.0 million under our accounts receivable facility. We anticipate that we will have sufficient internal and external sources of liquidity to fund operations and anticipated working capital and other expected cash needs for at least the next 12 months as well as for the foreseeable future with capital sources currently available.

Term Loan

On July 16, 2021, Skillsoft Finance II, Inc. (“Skillsoft Finance II”), a subsidiary of Skillsoft Corp., entered into a Credit Agreement (the “Credit Agreement”), by and among Skillsoft Finance II, as borrower, Skillsoft Finance I, Inc. (“Holdings”), the lenders party thereto and Citibank, N.A., as administrative agent and collateral agent, pursuant to which the lenders provided a $480 million term loan facility (the “Term Loan Facility”) to Skillsoft Finance II, the proceeds of which, together with cash on hand, were used to refinance existing debt. The Term Loan Facility is scheduled to mature on July 16, 2028.

In connection with the closing of the Codecademy acquisition, Skillsoft Finance II entered into Amendment No. 1 to the Credit Agreement, dated as of April 4, 2022 (the “First Amendment”), among Skillsoft Finance II, Holdings, certain subsidiaries of Skillsoft Finance II, as guarantors, Citibank N.A., as administrative agent, and the financial institutions parties thereto as Term B-1 Lenders, which amended the Credit Agreement (as amended by the First Amendment, the “Amended Credit Agreement”).

The First Amendment provides for the incurrence of up to $160 million of Term B-1 Loans (the “Term B-1 Loans”) under the Amended Credit Agreement. In addition, the First Amendment, among other things, (a) provides for early opt-in to the Secured Overnight Financing Rate (SOFR) for the existing term loans under the Credit Agreement (such existing term loans together with the Term B-1 Loans, the “Initial Term Loans”) and (b) provides for the applicable margin for the Initial Term Loans at 4.25% with respect to base rate borrowings and 5.25% with respect to SOFR borrowings.

Prior to the maturity thereof, the Initial Term Loans will be subject to quarterly amortization payments of 0.25% of the principal amount. The Amended Credit Agreement requires that any prepayment of the Initial Term Loans in connection with a repricing transaction shall be subject to (i) a 2.00% premium on the amount of Initial Term Loans prepaid if such prepayment occurs prior to July 16, 2022 and (ii) a 1.00% premium on the amount of Initial Term Loans prepaid in connection with a Repricing Transaction (as defined in the Amended Credit Agreement), if such prepayment occurs on or after July 16, 2022 but on or prior to January 16, 2023. The proceeds of the Term B-1 Loans were used by the Company to finance, in part, the Codecademy acquisition, and to pay costs, fees, and expenses related thereto.

SumTotal Proceeds

On August 15, 2022, we completed the previously announced sale of our SumTotal business to a third party, and received net proceeds of $172.0 million, pending final closing adjustments. Under the terms of our Amended Credit Agreement, the net proceeds attributable to the sale of SumTotal required a mandatory prepayment of $31.4 million which was made in August 2022. The remaining net cash proceeds of $140.6 million are subject to reinvestment provisions and may not be used for general corporate purposes.  In the event any of the remaining net cash proceeds have not been designated for eligible investments (such as permitted acquisitions, capital expenditures and other such eligible uses as defined in the Amended Credit Agreement) on or before August 15, 2023, such remaining net cash proceeds will be used to prepay outstanding indebtedness under our Amended Credit Agreement. We expect to have sufficient qualifying expenditures under the Amended Credit Agreement such that no additional mandatory prepayment with remaining SumTotal proceeds will be necessary.

Accounts Receivable Facility

We also have access to up to $75.0 million of borrowings under our accounts receivables facility, where borrowing can be made against eligible accounts receivable, with advance rates between 50.0% and 85.0%. Borrowings under the facility bear interest at 3.00% per annum plus the greater of (i) the prime rate or (ii) the sum of 0.5% per annum plus the federal funds rate. The maturity date of the accounts receivable facility is the earlier of (i) December 2024 or (ii) 90 days prior to the maturity of any corporate debt. The accounts receivable facility requires a minimum outstanding balance of $10 million at all times. Based on seasonality of billings and the characteristics of accounts receivable, some of which are not eligible for advances, we are not always able to access the full $75 million of capacity.

Cash Flows

The following table summarizes our cash flows for the period presented:

	Fiscal 2022		Fiscal 2021		Fiscal 2020
	Successor	Predecessor (SLH)	Predecessor (SLH)	Predecessor (PL)	Predecessor (PL)
	June 12, 2021	February 1, 2021	August 28, 2020	February 1, 2020
	through	through	through	through	Fiscal year ended
(In thousands)	January 31, 2022	June 11, 2021	January 31, 2021	August 27, 2020	January 31, 2020
Net cash provided (used in) by operating activities	$28,224	$33,811	$8,180	$3,917	$(37,413)
Net cash used in investing activities	(571,605)	(2,991)	(4,452)	(6,924)	(17,400)
Net cash provided by (used in) financing activities	425,440	14,907	(32,463)	73,657	57,801
Effect of foreign currency exchange rates on cash and cash equivalents	(1,619)	203	863	(2,139)	348
Net (decrease) increase in cash and cash equivalents	$(119,560)	$45,930	$(27,872)	$68,511	$3,336

Cash Flows from Operating Activities

The improvement in cash provided by operating activities in fiscal 2022, compared to fiscal 2021, was the result of lower recapitalization and transaction related costs. The significantly higher costs in the prior year were attributable to our preparation for a voluntary prepackaged Chapter 11 filing.

Cash flows from operating activities in fiscal 2020 were heavily impacted by our prior capital structure, where decreasing revenues and increasing interest costs resulted in negative cash flows. In fiscal 2021, positive cash flows from operations reflected our new capital structure and reduced interest costs, resulting in positive cash flow from operations.

Cash flows from operating activities directly attributable to SumTotal, which was sold on August 15, 2022, were not significant for the periods presented herein.

Cash Flows from Investing Activities

Cash flows from investing activities include cash paid of $386.0 million related to the acquisition of Skillsoft, $156.9 million related to the acquisition of Global Knowledge, and $18.6 million related to the acquisition of Pluma. See Note 5 “Business Combinations” of the Notes to Consolidated Financial Statements for more details. Our purchases of property and equipment largely consist of computer hardware and software, as well as capitalized software development costs, to support content and software development activities.

Capital expenditures for fiscal 2022, 2021 and 2020 included $4.8 million, $2.9 million, and $4.8 million attributable to the SumTotal business that was disposed of on August 15, 2022, respectively.

Cash Flows from Financing Activities

Cash flows from financing activities consist of borrowings and repayments under our Predecessor and Successor debt facilities and our accounts receivable facility. We received $530 million of proceeds from PIPE equity investment and used most of the proceeds for the acquisition of Skillsoft on June 11, 2021.

Cash flows from financing activities directly attributable to SumTotal, which was sold on August 15, 2022, were not significant for the periods presented herein.

Contractual and Commercial Obligations

The scheduled maturities of our debt and future minimum rental commitments under non-cancelable lease agreements as of January 31, 2022 were as set forth in the table below.

	Payments due by Fiscal Year
(In thousands)	Total	2023	2024-2025	2026-2027	Thereafter
Term Loan Facility	$478,800	$4,800	$9,600	$9,600	$454,800
Operating leases	21,066	7,200	6,478	2,399	4,989
Total	$499,866	$12,000	$16,078	$11,999	$459,789

From time to time, we are a party to or may be threatened with litigation in the ordinary course of our business. We regularly analyze then current information, including, as applicable, our defense and insurance coverage and, as necessary, provide accruals for probable and estimable liabilities for the eventual disposition of these matters. For information regarding legal proceedings see “Litigation” set forth under Note 15 – “Leases, Commitments and Contingencies” in the Notes to the Consolidated Financial Statements in Item 8 of Part II of this Form 10 K

Critical Accounting Policies and Estimates

Our consolidated financial statements and the related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities as of the date of the consolidated financial statements, and the reported amounts of assets, liabilities, revenues and expenses during the reporting period. We regularly reevaluate our estimates and judgments, including those related to the following: business combinations, revenue recognition, impairment of goodwill and intangible assets, stock-based compensation, accounting for warrants, income tax assets and liabilities; and restructuring charges and accruals. We base our estimates and judgments on historical experience and various other factors we believe to be reasonable under the circumstances, the results of which form the basis for judgments about the carrying values of assets and liabilities and the amounts of revenues and expenses that are not readily apparent from other sources. To the extent that there are material differences between these estimates and actual results, our future financial statement presentation, financial condition, results of operations could be impacted.

We believe the following critical accounting estimates most significantly affect the portrayal of our financial condition and involve our most difficult and subjective estimates and judgments.

Fresh-Start Accounting

In connection with our emergence from the chapter 11 proceedings and in accordance with Accounting Standards Codification (“ASC”) Topic 852, Reorganizations (“ASC 852”), we qualified for and adopted freshstart accounting as of August 28, 2020 as (i) the holders of existing voting shares of Pointwell Limited (“Predecessor (PL)”) received less than 50% of the voting shares of Software Luxembourg Holding S.A. (“Predecessor (SLH)”) and (ii) the reorganization value of our assets immediately prior to confirmation of the Plan of Reorganization was less than the post-petition liabilities and allowed claims.

In accordance with ASC 852, with the application of fresh-start accounting, we allocated our reorganization value to our individual assets based on our estimated fair values in conformity with ASC 805, Business Combinations. The reorganization value represents the fair value of the Successor’s assets before considering liabilities. The excess reorganization value over the fair value of identified tangible and intangible assets is reported as goodwill.

For information regarding fresh-start accounting, refer to Note 4, Fresh-Start Reporting to our consolidated financial statements included elsewhere in this Annual Report.

Reorganization Value

As set forth in the Plan of Reorganization and the Disclosure Statement, the enterprise value of the Successor was estimated to be between $1.050 billion and $1.250 billion. Based on the estimates and assumptions discussed below, we estimated the enterprise value to be $1.150 billion, which was the midpoint of the range of enterprise values as of the effective date of our emergence from Chapter 11 on August 27, 2020.

Management and its valuation advisors estimated the enterprise value of the Successor, which was approved by the Bankruptcy Court. The selected publicly traded companies analysis approach, the DCF analysis approach and the selected transactions analysis approach were all utilized in estimating enterprise value. The use of each approach provides corroboration for the other approaches.

To estimate enterprise value utilizing the selected publicly traded companies analysis method, valuation multiples derived from the operating data of publicly-traded benchmark companies to the same operating data of the Company were applied. The selected publicly traded companies analysis identified a group of comparable companies giving consideration to lines of business and markets served, size and geography.

The valuation multiples were derived based on historical and projected financial measures of revenue and earnings before interest, taxes, depreciation and amortization and applied to projected operating data of the Company.

To estimate enterprise value utilizing the discounted cash flow method, an estimate of future cash flows for the period 2021 to 2023 with a terminal value was determined and discounted to present value. The expected cash flows for the period 2021 to 2023 with a terminal value were based upon certain financial projections and assumptions provided to the Bankruptcy Court. The expected cash flows for the period 2021 to 2023 were derived from earnings forecasts and assumptions regarding growth and margin projections, as applicable. A terminal value was included, calculated using the terminal multiple method, which estimates a range of values at which the Successor will be valued at the end of the Projection Period based on applying a terminal multiple to final year Adjusted EBITDA, which is defined as consolidated operating income adjusted to exclude non-cash compensation expenses included within corporate expenses, as well as Depreciation and amortization, Impairment charges and Other operating income (expense), net. To estimate enterprise value utilizing the selected transactions analysis, valuation multiples were derived from an analysis of consideration paid and net debt assumed from publicly disclosed merger or acquisition transactions, and such multiples were applied to the cash flows of the Successor. The selected transactions analysis identified companies and assets involved in publicly disclosed merger and acquisition transactions for which the targets had operating and financial characteristics comparable in certain respects to the Successor.

Concentrations of Credit Risk and Off-Balance-Sheet Risk

For the periods from June 12, 2021 through January 31, 2022 (Successor), February 1, 2021 through June 11, 2021 (Predecessor SLH),  August 28, 2020 through January 31, 2021 (Predecessor SLH), the period from February 1,2020 through August 27, 2020 (Predecessor (PL)) and for the fiscal year ended January 31, 2020 (Predecessor (PL)), no customer individually comprised greater than 10% of revenue or accounts receivable. We perform continuing credit evaluations of its customers’ financial condition and generally does not require collateral. We maintain a reserve for doubtful accounts and sales credits that is our best estimate of potentially uncollectible trade receivables. Provisions are made based upon a specific review of all significant outstanding invoices that are considered potentially uncollectible in whole or in part. For those invoices not specifically reviewed or considered uncollectible, provisions are provided at different rates, based upon the age of the receivable, historical experience, and other currently available evidence. The reserve estimates are adjusted as additional information becomes known or payments are made. We have no significant off-balance-sheet arrangements nor concentration of credit risks such as foreign exchange contracts, option contracts or other foreign hedging arrangements.

Capitalized Software Development Costs

We capitalize certain internal-use software development costs related to our SaaS platform incurred during the application development stage. Costs related to preliminary project activities and to postimplementation activities are expensed as incurred. We also capitalize costs related to specific upgrades and enhancements when it is probable that the expenditures will result in additional functionality. Internal-use software is amortized on a straight-line basis over its estimated useful life, which is generally five years. Management evaluates the useful lives of these assets on an annual basis and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of the assets. Capitalized costs are recorded as intangible assets in the accompanying balance sheets.

Income Taxes

We provide for deferred income taxes resulting from temporary differences between the basis of assets and liabilities for financial reporting purposes as compared to tax purposes, using rates expected to be in effect when such differences reverse. We record valuation allowances to reduce deferred tax assets to the amount that is more likely than not to be realized.

We follow the authoritative guidance on accounting for and disclosure of uncertainty in tax positions which requires us to determine whether a tax position of the Company is more likely than not to be sustained upon examination, including resolution of any related appeals of litigation processes, based on the technical merits of the position. For tax positions meeting the more likely than not threshold, the tax amount recognized in the financial statements is reduced to the largest benefit that has a greater than fifty percent likelihood of being realized upon the ultimate settlement with the relevant taxing authority. Interest and penalties related to uncertain tax positions is included in the provision for income taxes in the consolidated statement of operations.

Intangible Assets and Goodwill

Intangible assets arising from fresh-start accounting and business combinations are generally recorded based upon estimates of the future performance and cash flows from the acquired business. We use an income approach to determine the estimated fair value of certain identifiable intangible assets including customer relationships and trade names and use a cost approach for other identifiable intangible assets, including developed software/courseware. The income approach determines fair value by estimating the after-tax cash flows attributable to an identified asset over its useful life (Level 3 inputs) and then discounting these after-tax cash flows back to a present value. The cost approach determines fair value by estimating the cost to replace or reproduce an asset at current prices and is reduced for functional and economic obsolescence. Developed technology represents patented and unpatented technology and know-how. Customer contracts and relationships represents established relationships with customers, which provide a ready channel for the sale of additional content and services. Trademarks and tradenames represent acquired product names and marks that we intend to continue to utilize.

We review intangible assets subject to amortization at least annually to determine if any adverse conditions exist or a change in circumstances has occurred that would indicate impairment or a change in remaining useful life. Conditions that would indicate impairment and trigger a more frequent impairment assessment include, but are not limited to, a significant adverse change in legal factors or business climate that could affect the value of an asset, or an adverse action or assessment by a regulator.

We review indefinite-lived intangible assets, including goodwill and certain trademarks, during the fourth quarter of each year for impairment, or more frequently if certain indicators are present or changes in circumstances suggest that impairment may exist and reassesses their classification as indefinite-lived assets.

Goodwill represents the excess of the purchase price in a business combination over the fair value of net tangible and intangible assets acquired. Goodwill in fresh-start accounting results when the reorganization value of the emerging entity exceeds what can be attributed to specific tangible or identified intangible assets. We test goodwill for impairment during the fourth quarter every year in accordance with ASC 350, Intangibles — Goodwill (“ASC 350”). In connection with the impairment evaluation, the Company may first consider qualitative factors to determine whether the existence of events or circumstances indicates that it is more likely than not (i.e., a likelihood of more than 50%) that the fair value of a reporting unit is less than its carrying amount. Performing a quantitative goodwill impairment test is not necessary if an entity determines based on this assessment that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount. If the Company fails or elects to bypass the qualitative assessment, the goodwill impairment test must be performed. This test requires a comparison of the carrying value of the reporting unit to its estimated fair value. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, an impairment loss equal to the difference is recorded, not to exceed the amount of goodwill allocated to the reporting unit. In determining reporting units, the Company first identifies its operating segments, and then assesses whether any components of these segments constitute a business for which discrete financial information is available and where segment management regularly reviews the operating results of that component.

Goodwill Impairment for the year ended January 31, 2020

During the year ended January 31, 2020, we faced significant market competition. In addition, while we continued to make significant investments in contemporary products such as Percipio, attrition rates on legacy products like Skillport remained high. On top of market and competitive dynamics, our over leveraged capital structure also created additional headwinds. With significant debt maturities in 2021 and 2022, and related downgrades from rating agencies, concerns over the capital structure began to hurt our business, as new and existing customers displayed apprehension about the ultimate resolution of our capital structure and its impact on operations, causing delays and sometimes losses in business. The capital structure and heavy debt service also constrained investments in areas such as marketing, where spending was considerably lower than our competitors, resulting in additional pressure on retaining and attracting customers. The combination of these factors, which were particularly evident in the fourth quarter of fiscal year 2020 due to normal seasonality and closer proximity to the debt maturities described above, resulted in lower bookings, revenue, profitability and free cash flow generation during year ended January 31, 2020. The lower customer base at the end of fiscal year 2020, combined with larger expenditures that will be necessary in marketing activities going forward, resulted in lower expected future cash flows and growth rates going forward.

In accordance with ASC 350, we performed an impairment test in the year ended January 31, 2020 that compared the estimated fair value of each reporting unit to their respective carrying values. We considered the results of both a DCF analysis and an EBITDA multiple approach, similar to prior periods. We also considered observable debt trading prices for the debt jointly borrowed by our parent entity and our subsidiary, Skillsoft Corporation, after adjusting for a control premium. The results of the impairment tests performed indicated that the carrying value of the Skillsoft reporting units exceeded their estimated fair values determined by the Company. Based on the results of our impairment testing, the Company recorded $321.3 million of goodwill impairment charges in the year ended January 31, 2020 for the Skillsoft reporting unit.

The determination of fair value that is used as a basis for calculating the amount of goodwill impairment of each reporting unit is a significant estimate. A 10% change in our estimate of fair value of reporting units, which could occur due to different judgments around (i) estimates of future cash flows, (ii) discount rates, (iii) estimated control premiums, (iv) use of different EBITDA multiples, (v) the weighting of valuation approaches or (vi) other assumptions, or a combination of these judgments, would result in an increase or decrease in our goodwill impairment by approximately $150 million.

Goodwill and Indefinite-Lived Asset Impairment for the Predecessor Period ended August 27, 2020

During the Predecessor period ending August 27, 2020, the emergence of COVID-19 as a global pandemic had an adverse impact on our business. While the online learnings tools we offer have many advantages over traditional in person learning in the current environment, some of our customers in heavily impacted industries have sought to temporarily reduce spending, resulting in reductions in contract sizes and in some cases cancellations when such contracts have come up for renewal. In addition, identifying and pursing opportunities for new customers became much more challenging in this environment. As a result of the expected impact of the COVID-19 pandemic, management decreased its estimates of future cash flows. In addition to the uncertainty introduced by the COVID-19 pandemic, our over leveraged capital structure continued to create headwinds. In April 2020, we received temporary forbearance from our lenders due to a default on amounts owed under the Senior Credit Facility as a long-term consensual solution was being negotiated with lenders. The uncertainty around our capital structure and future ownership continued to hurt our business, as new and existing customers displayed apprehension about the ultimate resolution of our capital structure and its impact on operations, causing delays and sometimes losses in business. The uncertainty surrounding our capital structure combined with the potential impact that the COVID-19 pandemic would have on our company and the global economy, resulted in a significant decline in the fair value of our reporting units during the predecessor period ended August 27, 2020.

In light of the circumstances above, we concluded that a triggering event had occurred with respect to the Company’s indefinite-lived Skillsoft trade name as of April 30, 2020. Accordingly, we estimated the fair value of the Skillsoft trade name using a DCF analysis which reflected estimates of future revenue, royalty rates, cash flows, and discount rates. Based on this analysis, we concluded the carrying value of the Skillsoft trade name exceeded its fair value, resulting in an impairment charge of $107.9 million for the Predecessor period from February 1, 2020 to August 27, 2020.

In accordance with ASC 350, we determined triggering events had occurred and performed a goodwill impairment test as of April 30, 2020 that compared the estimated fair value of each reporting unit to their respective carrying values. We considered the results of a DCF analysis which were materially consistent with an EBITDA multiple approach. The results of the impairment tests performed indicated that the carrying values of the Skillsoft reporting units exceeded their estimated fair values determined by the Company. Based on the results of the goodwill impairment testing procedures, the Company recorded a $107.9 million goodwill impairment for the Skillsoft reporting unit.

In total, as described in detail above, we recorded $200.1 million of impairment charges for the Predecessor period from February 1, 2020 to August 27, 2020, consisting of $92.2 million impairment of the Skillsoft trade name and $107.9 million goodwill impairment for the Skillsoft reporting unit.

The determination of fair value that is used as a basis for calculating the amount of impairment of each reporting unit is a significant estimate. A 10% change in our estimate of fair value of reporting units, which could occur due to different judgments around (i) estimates of future cash flows, (ii) discount rates, (iii) estimated control premiums, (iv) use of different EBITDA multiples (v) the weighting of valuation approaches or (vi) other assumptions, or a combination of these judgments, would result in an increase or decrease in our goodwill impairment by approximately $115 million. Because goodwill impairment is measured after reducing the carrying value of reporting units for impairment of definite-lived and indefinite-lived assets, any increase or decrease in the estimate of fair value used to calculated impairments of definite-lived and indefinite-lived assets would result in an offsetting adjustment to the goodwill impairment by a similar amount.

Stock-based Compensation

We recognize compensation expense for stock options and time-based restricted stock units granted to employees on a straight-line basis over the service period that awards are expected to vest, based on the estimated fair value of the awards on the date of the grant. For restricted-stock units that have market conditions, we recognize compensation expense using an accelerated attribution method. We recognize forfeitures as they occur. We estimate the fair value of options utilizing the Black-Scholes model, which is dependent on several subjective variables, such as the expected option term and expected volatility over the expected option term. We determine the expected term using the simplified method. The simplified method sets the term to the average of the time to vesting and the contractual life of the options. Since we do not have a trading history of our common stock, the expected volatility is estimated by considering (i) the average historical stock volatilities of a peer group of public companies within our industry over a period equivalent to the expected term of the stock option grants and (ii) the implied volatility of warrants to purchase our common stock that are actively traded in public markets. The fair value of restricted stock units that vest based on market conditions are estimated using the Monte Carlo valuation method. These fair value estimates of stock related awards and assumptions inherent therein are estimates and, as a result, may not be reflective of future results or amounts ultimately realized by recipients of the grants.

Derivative Instruments

We account for debt and equity issuances as either equity-classified or liability-classified instruments based on an assessment of the instruments specific terms and applicable authoritative guidance in Financial Accounting Standards

Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the instruments are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to our own common stock and whether the holders could potentially require “net cash settlement” in a circumstance outside of our control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of issuance of the instruments and as of each subsequent quarterly period end date while the instruments are outstanding.

For issued or modified instruments that meet all of the criteria for equity classification, the instruments are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified instruments that do not meet all the criteria for equity classification, the instruments are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the instruments are recognized as a non-cash gain or loss on the statements of operations.

Recent Accounting Pronouncements

Our recently adopted and to be adopted accounting pronouncements are set forth in Note 2 of the Notes to Consolidated Financial Statements for the fiscal year ended January 31, 2022.

Item 8. Financial Statements

Skillsoft Corp.

Index to Financial Statements

PAGE NO.

Report of Independent Registered Public Accounting Firm (PCAOB ID: 42)	28
Consolidated Balance Sheets as of January 31, 2022 (Successor) and January 31, 2021 (Predecessor (SLH))	30
Consolidated Statements of Operations for the Period from June 12, 2021 through January 31, 2022 (Successor), Period from February 1, 2021 through June 11, 2021 (Predecessor (SLH)), Period from August 28, 2020 through January 31, 2021 (Predecessor (SLH)), Period from February 1, 2020 through August 27, 2020 (Predecessor (PL)), and the year ended January 31, 2020 (Predecessor (PL))	31
Consolidated Statements of Comprehensive (Loss) Income for the Period from June 12, 2021 through January 31, 2022 (Successor), Period from February 1, 2021 through June 11, 2021 (Predecessor (SLH)), Period from August 28, 2020 through January 31, 2021 (Predecessor (SLH)), Period from February 1, 2020 through August 27, 2020 (Predecessor (PL)), and the year ended January 31, 2020 (Predecessor (PL))	33
Consolidated Statements of Stockholders’ (Deficit) Equity for the Period from June 12, 2021 through January 31, 2022 (Successor), Period from February 1, 2021 through June 11, 2021 (Predecessor (SLH)), Period from August 28, 2020 through January 31, 2021 (Predecessor (SLH)), Period from February 1, 2020 through August 27, 2020 (Predecessor (PL)), and the year ended January 31, 2020 (Predecessor (PL))	34
Consolidated Statements of Cash Flows for the Period from June 12, 2021 through January 31, 2022 (Successor), Period from February 1, 2021 through June 11, 2021 (Predecessor (SLH)), Period from August 28, 2020 through January 31, 2021 (Predecessor (SLH)), Period from February 1, 2020 through August 27, 2020 (Predecessor (PL)), and the year ended January 31, 2020 (Predecessor (PL))	36
Notes to Consolidated Financial Statements	39

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Skillsoft Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Skillsoft Corp. (Successor) as of January 31, 2022 and Software Luxembourg Holding S.A. (Predecessor (SLH)) as of January 31, 2021, the related consolidated statements of operations, comprehensive (loss) income, shareholders’ (deficit) equity and cash flows for the period from June 12, 2021 through January 31, 2022 (Successor), the period from February 1, 2021 through June 11, 2021 (Predecessor (SLH)), the period from August 28, 2020 through January 31, 2021 (Predecessor (SLH)). the period from February 1, 2020 through August 27, 2020 of Pointwell Limited (Predecessor (PL)), and the year ended January 31, 2020 (Predecessor (PL)), and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Successor at January 31, 2022 and the results of its operations and cash flows for the period from June 12, 2021 through January 31, 2022 (Successor), and the financial position of Predecessor (SLH) at January 31, 2021 and the results of its operations and cash flows for the period from February 1, 2021 through June 11, 2021 and the period from August 28, 2020 through January 31, 2021 (Predecessor (SLH)) and the results of Predecessor (PL)’s operations and cash flows for the period from February 1, 2020 through August 27, 2020 and the year ended January 31, 2020, in conformity with U.S. generally accepted accounting principles.

Adoption of New Accounting Standards

As discussed in Note 2 to the consolidated financial statements, Predecessor (PL) changed its method for accounting for leases in the period from February 1, 2020 through August 27, 2020 and Successor changed its method for accounting for contract liabilities acquired in a business combination for the period from June 12, 2021 through January 31, 2022.

Company Reorganization

As discussed in Notes 3 and 4 to the consolidated financial statements, on August 6, 2020, the Bankruptcy Court entered an order confirming the plan of reorganization, which became effective on August 27, 2020. Accordingly, the accompanying consolidated financial statements have been prepared in conformity with Accounting Standards Codification 852-10, Reorganizations, for Predecessor (SLH) as a new entity with assets, liabilities and a capital structure having carrying amounts not comparable with prior periods as described in Notes 3 and 4.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2020.

Boston, Massachusetts

April 15, 2022

except for the presentation of discontinued operations for the SumTotal business as described in Note 6 and for subsequent events as described in Note 26, as to which the date is

December 2, 2022

SKILLSOFT CORP.

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT NUMBER OF SHARES)

	Successor	Predecessor (SLH)
	January 31, 2022	January 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$138,176	$45,346
Restricted cash	14,015	2,728
Accounts receivable, less reserves of approximately $125 and $263 as of January 31, 2022 and January 31, 2021 respectively	173,876	144,678
Prepaid expenses and other current assets	37,082	23,539
Assets held for sale, current portion	64,074	68,262
Total current assets	427,223	284,553
Property and equipment, net	11,475	7,709
Goodwill	795,811	491,653
Intangible assets, net	793,859	664,476
Right of use assets	17,988	12,353
Other assets	10,780	6,696
Assets held for sale, long-term portion	164,812	78,297
Total assets	$2,221,948	$1,545,737
LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
Current maturities of long-term debt	$4,800	$5,200
Borrowings under accounts receivable facility	74,629	17,022
Accounts payable	24,159	6,663
Accrued compensation	40,822	25,146
Accrued expenses and other current liabilities	47,757	20,103
Lease liabilities	6,387	2,697
Deferred revenue	259,701	200,339
Liabilities held for sale, current portion	87,467	74,266
Total current liabilities	545,722	351,436

Long-term debt	462,185	510,236
Warrant liabilities	28,199	900
Deferred tax liabilities	99,395	78,573
Long term lease liabilities	11,750	11,113
Deferred revenue - non-current	1,248	2,853
Other long-term liabilities	11,125	5,990
Liabilities held for sale, long-term portion	2,426	4,667
Total long-term liabilities	616,328	614,332
Commitments and contingencies	—	—
Shareholders’ equity:
(Predecessor SLH) Shareholders’ common stock- Class A and Class B common shares, $0.01 par value: 1,000,000,000 shares authorized (800,000,000 Class A, 200,000,000 Class B) at January 31, 2021; 4,000,000 shares issued and outstanding (3,840,000 Class A, 160,000 Class B) at January 31, 2021	 —	40
(Successor) Shareholders’ common stock- Class A common shares, $0.0001 par value: 375,000,000 shares authorized and 133,258,027 shares issued and outstanding at January 31, 2022	11	 —
Additional paid-in capital	1,306,146	674,333
Accumulated deficit	(247,229)	(93,722)
Accumulated other comprehensive income (loss)	970	(682)
Total shareholders’ equity	1,059,898	579,969
Total liabilities and shareholders’ equity	$2,221,948	$1,545,737

The accompanying notes are an integral part of these consolidated financial statements.

SKILLSOFT CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Fiscal 2022		Fiscal 2021		Fiscal 2020
	Successor	Predecessor (SLH)	Predecessor (SLH)	Predecessor (PL)	Predecessor (PL)
	From	From	From	From
	June 12, 2021 to	February 1, 2021	August 28, 2020	February 1, 2020	Fiscal year ended
	January 31, 2022	to June 11, 2021	to January 31, 2021	to August 27, 2020	January 31, 2020
Revenues:
Total revenues	$351,843	$102,494	$73,250	$197,672	$365,611
Operating expenses:
Costs of revenues	100,726	22,043	23,170	27,228	46,853
Content and software development	30,568	15,012	19,277	22,956	41,583
Selling and marketing	92,994	34,401	44,501	59,876	108,823
General and administrative	70,840	16,471	20,749	35,872	54,040
Amortization of intangible assets	89,049	46,492	36,231	23,735	59,087
Impairment of intangible assets	 —	 —	 —	200,134	321,340
Recapitalization and acquisition-related costs	 19,587	 6,641	 15,346	30,857	16,473
Restructuring	3,575	(576)	1,916	840	1,755
Total operating expenses	407,339	140,484	161,190	401,498	649,954
Operating loss	(55,496)	(37,990)	(87,940)	(203,826)	(284,343)
Other (expense) income, net	(1,881)	(167)	662	1,397	(5,330)
Fair value adjustment of warrants	17,441	900	2,900	—	 —
Interest income	76	60	15	84	190
Interest expense	(23,190)	(16,763)	(19,868)	(168,255)	(429,489)
Reorganization items, net	 —	 —	 —	3,361,251	—
(Loss) income before (benefit from) provision for income taxes	(63,050)	(53,960)	(104,231)	2,990,651	(718,972)
(Benefit from) provision for income taxes	(4,304)	(3,521)	(14,477)	60,693	11,757
(Loss) income from continuing operations	(58,746)	(50,439)	(89,754)	2,929,958	(730,729)
Income (loss) from discontinued operations, net of tax	11,940	1,175	(3,968)	(165,946)	(118,476)
Net (loss) income	$(46,806)	$(49,264)	$(93,722)	$2,764,012	$(849,205)

Net loss per share class (Predecessor (SLH) only)
Net loss for Class A - Continuing operations		$(48,421)	$(86,164)
Net loss for Class A - Discontinued operations		1,128	(3,809)
Loss on modifications of terms of participation rights held by Class B shareholders and warrants		—	(5,900)
Net loss attributable to Class A		$(47,293)	$(95,873)

Net loss for Class B - Continuing operations		$(2,018)	$(3,590)
Net loss for Class B - Discontinued operations		47	(159)

Gain on modifications of terms of participation rights held by Class B shareholders and warrants		—	5,900
Net income attributable to Class B		$(1,971)	$2,151

(Loss) income per share:
Ordinary – Basic and Diluted (PL) - Continuing operations	*	*	*	29,270.31	(7,299.99)
Ordinary – Basic and Diluted (PL) - Discontinued operations	*	*	*	(1,657.80)	(1,183.58)
Ordinary – Basic and Diluted (PL)	*	*	*	$27,612.51	$(8,483.57)
Class A – Basic and Diluted (SLH) - Continuing operations	*	(12.61)	(23.98)	*	*
Class A – Basic and Diluted (SLH) - Discontinued operations	*	0.29	(0.99)	*	*
Class A – Basic and Diluted (SLH)	*	$(12.32)	$(24.97)	*	*
Class B – Basic and Diluted (SLH) - Continuing operations	*	(12.61)	14.43	*	*
Class B – Basic and Diluted (SLH) - Discontinued operations	*	0.29	(0.99)	*	*
Class B – Basic and Diluted (SLH)	*	$(12.32)	$13.44	*	*
Ordinary – Basic and Diluted (Successor) - Continuing operations	(0.44)	*	*	*	*
Ordinary – Basic and Diluted (Successor) - Discontinued operations	0.09	*	*	*	*
Ordinary – Basic and Diluted (Successor)	$(0.35)	*	*	*	*
Weighted average common share outstanding:
Ordinary – Basic and Diluted (PL)	*	*	*	100.1	100.1
Class A – Basic and Diluted (SLH)	*	3,840	3,840	*	*
Class B– Basic and Diluted (SLH)	*	160	160	*	*
Ordinary – Basic and Diluted (Successor)	133,143	*	*	*	*
*	Not applicable

The accompanying notes are an integral part of these consolidated financial statements.

SKILLSOFT CORP.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

(IN THOUSANDS)

	Fiscal 2022		Fiscal 2021
	Successor	Predecessor (SLH)	Predecessor (SLH)	Predecessor (PL)	Predecessor (PL)
	From	From	From	From
	June 12, 2021 to	February 1, 2021	August 28, 2020	February 1, 2020	Fiscal year ended
	January 31, 2022	to June 11, 2021	January 31, 2021	to August 27, 2020	January 31, 2020
Comprehensive (loss) income:
Net (loss) income	$(46,806)	$(49,264)	$(93,722)	$2,764,012	$(849,205)
Other comprehensive income (loss) — Foreign currency adjustment, net of tax	970	(430)	(682)	(2,268)	784
Comprehensive (loss) income	$(45,836)	$(49,694)	$(94,404)	$2,761,744	$(848,421)

The accompanying notes are an integral part of these consolidated financial statements.

SKILLSOFT CORP.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

(IN THOUSANDS, EXCEPT NUMBER OF SHARES)

	Ordinary Shares
						Accumulated Other
	Number of		Additional Paid-	Loans made to	Accumulated	Comprehensive	Total Shareholder's
	Shares	Par Value	In Capital	Related parties	(Deficit) Equity	(Loss) Income	(Deficit) Equity
Balance January 31, 2019 (Predecessor (PL))	100,100	$138	$—	$(5,367)	$(1,910,846)	$(1,250)	$(1,917,325)
Reserve made on loans to related parties	—	—	—	5,367	—	—	5,367
Share-based compensation	—	—	83	—	—	—	83
Cumulative effect of accounting changes	—	—	—	—	(1,448)	—	(1,448)
Translation adjustment	—	—	—	—	—	784	784
Net loss	—	—	—	—	(849,205)	—	(849,205)
Balance January 31, 2020 (Predecessor (PL))	100,100	$138	$83	$—	$(2,761,499)	$(466)	$(2,761,744)
Translation adjustment	—	—	—	—	—	(2,268)	(2,268)
Net income	—	—	—	—	2,764,012	—	2,764,012
Cancellation of Predecessor equity	(100,100)	(138)	(83)	—	221	—	—
Elimination of predecessor accumulated Other Comprehensive Loss	—	—	—	—	(2,734)	2,734	—
Issuance of Successor shares	4,000,000	40	666,933	—	—	—	666,973
Balance August 27, 2020 (Predecessor (PL))	4,000,000	$40	$666,933	$—	$—	$—	$666,973
Balance August 28, 2020 (Predecessor (SLH))	4,000,000	40	666,933	—	—	—	666,973
Impact of Warrant modification	—	—	7,400	—	—	—	7,400
Translation adjustment	—	—	—	—	—	(682)	(682)
Net loss	—	—	—	—	(93,722)	—	(93,722)

Balance January 31, 2021 (Predecessor (SLH))	4,000,000	$40	$674,333	$—	$(93,722)	$(682)	$579,969
Translation adjustment	—	—	—	—	—	(430)	(430)
Net loss	—	—	—	—	(49,264)	—	(49,264)
Balance June 11, 2021 (Predecessor (SLH))	4,000,000	$40	$674,333	$—	$(142,986)	$(1,112)	$530,275
Balance June 12, 2021 (Successor)	51,559,021	3	305,447	—	(200,423)	—	105,027
Issuance of shares, PIPE Investment	53,000,000	5	608,161	—	—	—	608,166
Issuance of shares, Skillsoft Merger consideration	28,500,000	3	306,372	—	—	—	306,375
Issuance of shares, Global Knowledge acquisition	—	—	14,000	—	—	—	14,000
Reclassify Public Warrants to equity	—	—	56,120	—	—	—	56,120
Reclassify Private Placement Warrants - CEO to equity	—	—	2,800	—	—	—	2,800
Cash payout for fractional shares	—	—	(1)	—	—	—	(1)
Share-based compensation	—	—	14,664	—	—	—	14,664
Common stock issued	333,334	—	—	—	—	—	—
Shares repurchased for tax withholding upon vesting of restricted stock-based awarded	(134,328)	—	(1,417)	—	—	—	(1,417)
Translation adjustment	—	—	—	—	—	970	970
Net loss	—	—	—	—	(46,806)	—	(46,806)
Balance January 31, 2022 (Successor)	133,258,027	$11	$1,306,146	$—	$(247,229)	$970	$1,059,898

The accompanying notes are an integral part of these consolidated financial statements.

SKILLSOFT CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

	Fiscal 2022				Fiscal 2021				Fiscal 2020
	Successor		Predecessor (SLH)		Predecessor (SLH)		Predecessor (PL)		Predecessor (PL)
	June 12, 2021		February 1, 2021		August 28, 2020		February 1, 2020
	through		through		through		through		Fiscal year ended
	January 31, 2022		June 11, 2021		January 31, 2021		August 27, 2020		January 31, 2020
Cash flows from operating activities:
Net (loss) income		$(46,806)		$(49,264)		$(93,722)		$2,764,012		$(849,205)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Share-based compensation		14,664		—		—		—		83
Depreciation and amortization		6,556		3,572		3,604		5,864		9,716
Amortization of intangible assets		95,922		50,902		39,824		34,378		96,359
Change in bad debt reserve		274		(174)		294		24		(42)
(Benefit from) provision for income taxes – non-cash		(12,782)		(5,886)		(23,140)		66,234		5,759
Non-cash interest expense		817		487		671		2,407		5,687
Impairment of goodwill and intangible assets		—		—		—		332,376		440,598
Fair value adjustment to warrants		(17,441)		(900)		(2,900)		—		—
Right-of-use asset		3,807		748		2,690		1,594		—
Impairment of note receivable from related parties		—		—		—		—		5,367
Unrealized loss on derivative instrument		—		—		—		—		4,062
Non-cash reorganization items, net		—		—		—		(3,353,326)		—
Changes in current assets and liabilities, net of effects from acquisitions:
Accounts receivable		(86,583)		88,622		(103,385)		116,478		23,678
Prepaid expenses and other current assets		(19,732)		1,828		(6,394)		66		(2,547)
Accounts payable		1,983		(4,866)		(31)		(7,909)		(6,581)
Accrued expenses, including long-term		31,081		(18,592)		21,327		145,816		250,798
Lease liability		(5,023)		(1,301)		(3,272)		(2,332)		—
Deferred revenue		61,487		(31,365)		172,614		(101,765)		(21,145)
Net cash provided (used in) by operating activities		28,224		33,811		8,180		3,917		(37,413)
Cash flows from investing activities:
Purchase of property and equipment		(6,286)		(641)		(2,326)		(3,105)		(10,353)
Internally developed software - capitalized costs		(3,712)		(2,350)		(2,126)		(3,819)		(7,047)
Acquisition of Global Knowledge, net of cash received		(156,926)		—		—		—		—
Acquisition of Skillsoft, net of cash received		(386,035)		—		—		—		—
Acquisition of Pluma, net of cash received		(18,646)		—		—		—		—
Net cash used in investing activities		(571,605)		(2,991)		(4,452)		(6,924)		(17,400)
Cash flows from financing activities:
Borrowings under revolving line of credit, net of repayments				—		—		19,500		55,400
Borrowings under DIP Facility				—		—		60,000		—
Proceeds from Exit Facility borrowing				—		—		50,000		—
Debt issuance costs associated with DIP and Exit facilities				—		—		(19,524)		—
Shares repurchased for tax withholding upon vesting of restricted stock-based awarded		(1,417)		—		—		—		—
Proceeds from equity investment (PIPE)		530,000		—		—		—		—
Proceeds from issuance of term loans, net of fees		464,290		—		—		—		—
Principal payments on capital lease obligation		(994)		(370)		(414)		(532)		(756)
Proceeds from accounts receivable facility, net of borrowings		40,352		16,577		(32,049)		(35,787)		9,798
Principal payments on Term loans		(1,200)		—		—		—		—

Repayment of First and Second Out loans	(605,591)	(1,300)	—		—		(6,641)
Net cash provided by (used in) financing activities	425,440	14,907	(32,463)		73,657		57,801
Effect of exchange rate changes on cash and cash equivalents	(1,619)	203	863		(2,139)		348
Net (decrease) increase in cash, cash equivalents and restricted cash	(119,560)	45,930	(27,872)		68,511		3,336
Cash, cash equivalents and restricted cash, beginning of period	288,483	74,443	102,315		33,804		30,468
Cash, cash equivalents and restricted cash, end of period	$168,923	$120,373	$74,443		$102,315		$33,804
Supplemental disclosure of cash flow information:
Cash and cash equivalents	$154,672	$117,299	$71,479		$92,009		$18,799
Restricted cash	14,251	3,074	2,964		10,306		15,005
Cash, cash equivalents and restricted cash, end of period	$168,923	$120,373	$74,443		$102,315		$33,804

The accompanying notes are an integral part of these consolidated financial statements.

SKILLSOFT CORP.

UNAUDITED SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION

(IN THOUSANDS)

	Fiscal 2022		Fiscal 2021
	Successor	Predecessor (SLH)	Predecessor (SLH)	Predecessor (PL)	Predecessor (PL)
	June 12, 2021	February 1, 2021	August 28, 2020	February 1, 2020
	through	through	through	through	Fiscal year ended
	January 31, 2022	June 11, 2021	January 31, 2021	August 27, 2020	January 31, 2020
Supplemental disclosure of cash flow information and non-cash investing and financing activities:
Cash paid for interest	$12,967	$16,439	$18,908	$—	$175,748
Cash paid for income taxes, net of refunds	$1,568	$1,161	$2,336	$913	$(2,069)
Unpaid capital expenditures	$153	$39	$166	$1,039	$170
Note issued to parent entity for paid in kind interest	$—	$—	$—	$160,000	$—
Lease liabilities arising from right-of-use assets and tenant improvements recognized upon adoption of new accounting standard	$—	$—	$—	$19,415	$—
Share issued in connection with business combinations	$306,375	$—	$—	$—	$—
PIPE subscription liability and warrants reclassified to equity	$134,286	$—	$—	$—	$—
Debt issued in connection with business combinations	$90,000	—	—	—	—
Modification of warrants and Class B common stock	$—	$—	$7,400	$—	$—
Warrants issued in connection with business combinations	$14,000	$—	$—	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

SKILLSOFT CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Organization and Description of Business

The Company

Skillsoft Corp. (“Successor”)

On October 12, 2020, Software Luxembourg Holding S.A. (“Software Luxembourg” or “Predecessor (SLH)”) and Churchill Capital Corp II, a Delaware corporation (“Churchill”), entered into an Agreement and Plan of Merger (the “Skillsoft Merger Agreement”) by and between Churchill and Software Luxembourg. Pursuant to the terms of the Skillsoft Merger Agreement, a business combination between Churchill and Software Luxembourg was effected through the merger of Software Luxembourg with and into Churchill (the “Skillsoft Merger”), with Churchill being the surviving company. At the effective time of the Skillsoft Merger (the “Effective Time”), (a) each Class A share of Software Luxembourg, with nominal value of $0.01 per share (“Skillsoft Class A Shares”), outstanding immediately prior to the Effective Time, was automatically canceled and Churchill issued as consideration therefor (i) such number of shares of Churchill’s Class A common stock, par value $0.0001 per share (the “Churchill Class A common stock”) as would be transferred pursuant to the Class A First Lien Exchange Ratio (as defined in the Skillsoft Merger Agreement), and (ii) Churchill’s Class C common stock, par value $0.0001 per share (the “Churchill Class C common stock”), as would be transferred pursuant to the Class C Exchange Ratio (as defined in the Skillsoft Merger Agreement), and (b) each Class B share of Software Luxembourg, with nominal value of $0.01 per share (“Skillsoft Class B Shares”), was automatically canceled and Churchill issued as consideration therefor such number of shares of Churchill Class A common stock equal to the Per Class B Share Merger Consideration (as defined in the Skillsoft Merger Agreement). Immediately following the Effective Time, Churchill redeemed all of the shares of Class C common stock issued to the holders of Skillsoft Class A Shares for an aggregate redemption price of (i) $505,000,000 in cash and (ii) indebtedness under the Existing Second Out Credit Agreement (as defined in the Skillsoft Merger Agreement), as amended by the Existing Second Out Credit Agreement Amendment (as defined in the Skillsoft Merger Agreement), in the aggregate principal amount equal to the sum of $20,000,000 to be issued by the Surviving Corporation (as defined in the Skillsoft Merger Agreement) or one of its subsidiaries, in each case, pro rata among the holders of Churchill Class C common stock issued in connection with the Skillsoft Merger.

As part of the closing of the Skillsoft Merger, the Company consummated the PIPE investments and issued 53,000,000 shares of its Class A common stock and warrants to purchase 16,666,667 shares of its Class A common Stock for aggregate gross proceeds of $530 million. In connection with the consummation of these investments, the Company reclassified amounts recorded for stock subscriptions and warrants which previously had been accounted for as liabilities of $78.2 million as additional paid in capital.

On June 11, 2021 (“acquisition date”), Churchill completed its acquisition of Software Luxembourg, and changed its corporate name from Churchill to Skillsoft Corp. (the “Company”). In addition, the Company changed its fiscal year end from December 31 to January 31.

On June 11, 2021, the Company completed the acquisition of Albert DE Holdings Inc. (“Global Knowledge” and such acquisition, the “Global Knowledge Merger”), a worldwide leader in IT and professional skills development.

Software Luxembourg Holding (“Predecessor (SLH)”) and Pointwell Limited (“Predecessor (PL)”)

Software Luxembourg, a public limited liability company incorporated and organized under the laws of the Grand Duchy of Luxembourg, was established on August 27, 2020 for the purpose of acquiring the ownership interest in Pointwell Limited (“Pointwell”), an Irish private limited company, through a plan of reorganization under Chapter 11 subsequent to August 27, 2020. Pointwell is a wholly owned subsidiary of Software Luxembourg, held indirectly through two holding companies, Software Luxembourg Intermediate S.à r.l. and Software Luxembourg Acquisition S.à r.l, both private limited liability companies incorporated and organized under the laws of the Grandy Duchy of Luxembourg. Prior to August 28, 2020, Pointwell had been a direct wholly owned subsidiary of Evergreen Skills Lux S.à r.l., with an ultimate parent company of Evergreen Skills Top Holding Lux, both private limited liability companies incorporated and organized under the laws of the Grand Duchy of Luxembourg.

Successor and Predecessor Periods

The Skillsoft Merger was considered a business combination under ASC 805, Business Combinations and will be accounted for using the acquisition method of accounting, whereby Churchill was determined to be the accounting acquirer and Software Luxembourg Holding was determined to be the predecessor for financial reporting purposes. References to “Successor” or “Successor Company” relate to the consolidated financial position and results of operations of Skillsoft subsequent to June 11, 2021, the date when the acquisitions of Predecessor (SLH) and Global Knowledge were completed. References to “Predecessor (SLH)” relate to the consolidated financial position and results of operations of Software Luxembourg Holding between August 28, 2020 and June 11, 2021 (its last date of operations prior to the merger). Operating results for the acquired business on June 11, 2021 were credited to the Predecessor (SLH) in the accompanying consolidated statement of operations. The funds received from the PIPE investments and transferred for the business combinations closing on June 11, 2021 are recorded in the Successor period of the consolidated statement of cash flows. References to “Predecessor (PL)”, the predecessor of Predecessor (SLH), relate to the consolidated financial position and results of operations of Pointwell prior to August 28, 2020.

In the accompanying footnotes references to “the Company” relate to Successor, Predecessor (SLH) and Predecessor (PL) for the same periods.

Description of Business

The Company provides, through its Skillsoft and Global Knowledge (“GK”) brand names, enterprise learning solutions designed to prepare organizations for the future of work, overcome critical skill gaps, drive demonstrable behavior-change, and unlock the potential in their people. Skillsoft offers a comprehensive suite of premium, original, and authorized partner content, featuring one of the broadest and deepest libraries of leadership & business, technology & developer, and compliance curricula. With access to a broad spectrum of learning options (including video, audio, books, bootcamps, live events, and practice labs), organizations can meaningfully increase learner engagement and retention. Skillsoft’s offerings are delivered through Percipio, the Company’s award-winning, AI-driven, immersive learning platform purpose built to make learning easier, more accessible, and more effective.

References in the accompanying footnotes to the Company’s fiscal year refer to the fiscal year ended January 31 of that year (e.g., fiscal 2022 is the fiscal year ended January 31, 2022).

Basis of Financial Statement Preparation

The accompanying consolidated financial statements include the accounts of Skillsoft (Successor), Software Luxembourg (Predecessor (SLH)) and Pointwell (Predecessor (PL)) and their wholly owned subsidiaries. We prepared the accompanying consolidated financial statements in accordance with the instructions for Form 10-K and Article 10 of Regulation S-X and, therefore, include all information and footnotes necessary for a complete presentation of operations, comprehensive income (loss), financial position, changes in stockholders’ equity (deficit) and cash flows in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS” Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

On June 12, 2022, Skillsoft entered into a Stock Purchase Agreement (the “Purchase Agreement”), by and among Skillsoft, Skillsoft (US) Corporation (“Seller”), Amber Holding Inc. (“SumTotal”), and Cornerstone OnDemand, Inc. (“Buyer”), pursuant to which, subject to the certain terms and conditions contained therein, Seller agreed to sell, and Buyer agreed to purchase, all of Seller’s right, title and interest in and to one hundred percent (100%) of the outstanding shares of capital stock of SumTotal. The sale was completed on August 15, 2022. Skillsoft received net proceeds of $172.0 million on August 15, 2022, pending final closing adjustments.

The Company determined that the sale of SumTotal business met the criteria to be classified as discontinued operations, and its assets and liabilities held for sale as of June 12, 2022. The Company classified the assets and liabilities of the discontinued operations as held for sale in its consolidated balance sheets at the lower of carrying amount or fair value less cost to sell. Classification for the assets and liabilities in comparative periods retained their previous classification as current or long-term. No losses were recognized upon classification of the discontinued operations assets and liabilities as held for sale. Depreciation and amortization ceased on assets classified as held for sale. The operating results of SumTotal are reported as discontinued operations, for all periods presented, as the disposition reflects a strategic shift that has, or will have, a major effect on the Company’s operations and financial results.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from our estimates.

(2) Summary of Significant Accounting Policies

Revenue Recognition

The Company enters into contracts with customers that provide cloud-based learning solutions and talent management solutions for customers worldwide. These solutions are typically sold on a subscription basis for a fixed term. The Company accounts for a contract when (i) it has approval and commitment from both parties, (ii) the rights of the parties have been identified, (iii) payment terms have been identified, (iv) the contract has commercial substance and (v) collectability of substantially all of the consideration to which the Company will be entitled in exchange for the transfer of goods or services is probable.

The Company’s Software as a Service (SaaS) subscription arrangements for learning and talent management solutions generally do not provide customers with the right to take possession of the software supporting the platform or, in the case of learning solutions, to download course content without continuing to incur fees for hosting services and, as a result, are accounted for as service arrangements. Access to the platform and course content represents a series of distinct services as the Company continually provides access to, and fulfill its obligation to, the end customer over the subscription term. The series of distinct services represents a single performance obligation that is satisfied over time. Accordingly, the fixed consideration related to subscription revenue is generally recognized on a straight-line basis over the contract term, beginning on the date that the service is made available to the customer. The Company’s subscription contracts typically vary from one year to three years. The Company’s arrangements are generally non-cancellable and non-refundable.

Revenue from Global Knowledge in person and virtual training services is recognized in the period in which the services are rendered. For fixed-price contracts, revenue is recognized based on the actual service provided to the end of the reporting period as a proportion of the total services to be provided (proportional performance method).

The Company also sells professional services related to its talent management solutions which are typically considered distinct performance obligations and are recognized over time as services are performed. The Company also occasionally sells its talent management solutions by providing perpetual and term-based licenses for on-premise versions of the software. Such arrangements are treated as transfers of intellectual property and the amount of consideration attributable to the delivered licenses are recognized at the point of delivery and the remaining amounts allocated for post contract support are recognized over time.

While the majority of the Company’s revenue relates to SaaS subscription services where the entire arrangement fee is recognized on a ratable basis over the contractual term, the Company sometimes enter into contractual arrangements that have multiple distinct performance obligations, one or more of  which have different periods over which the services or products are delivered. These arrangements may include a combination of subscriptions, products, support and professional services. The Company allocates the transaction price of the arrangement based on the relative estimated standalone selling price, or SSP, of each distinct performance obligation.

The Company’s process for determining SSP for each performance obligation, where necessary, involves significant management judgment. In determining SSP, the Company maximizes observable inputs and considers a number of data points, including:

●	the pricing of standalone sales;
●	the pricing established by management when setting prices for deliverables that are intended to be sold on a standalone basis;
●	contractually stated prices for deliverables that are intended to be sold on a standalone basis; and
●	other pricing factors, such as the geographical region in which the products are sold and expected discounts based on the customer size and type.

Determining SSP for performance obligations which the Company rarely or never sell separately also requires significant judgment. In estimating the SSP, the Company considers the likely price that would have resulted from established pricing practices had the deliverable been offered separately and the prices a customer would likely be willing to pay.

The Company also sells its cloud-based learning solutions through resellers, where payments are typically based on the solutions sold through to end users. Reseller arrangements of this nature sometimes require the Company to estimate end user activity for a brief period of the contract term, however, amounts estimated and actual amounts subsequently billed have not been material to date.

The Company only includes estimated amounts in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved. The Company reduces transaction prices for estimated returns and other allowances that represent variable consideration under ASC 606, which the Company estimates based on historical return experience and other relevant factors and records a corresponding refund liability as a component of accrued expenses and other current liabilities. Based on the nature of the Company’s business and product offerings, contingent revenue and other variable consideration are infrequent.

While not a common practice for us, in the event the Company grants the customer the option to acquire additional products or services in an arrangement, the Company considers if the option provides a material right to the customer that it would not receive without entering into the contract (e.g., an incremental discount compared to the range of discounts typically given for similar products or services). If a material right is deemed to exist, the Company accounts for the option as a distinct performance obligation and recognizes revenue when those future products or services are transferred or when the option expires.

Reimbursements received from customers for out-of-pocket expenses are recorded as revenues, with related costs recorded as cost of revenues. The Company presents revenues net of any taxes collected from customers and remitted to government authorities.

The Company applies the practical expedient for contracts with significant financing components that are under one year.

For each of the Predecessor periods, the Company applied the practical expedient allowing for recognizing expense as incurred sales commissions and other contract acquisition costs, where the amortization period would be one year or less.  The Company does not apply the practical expedient for the Successor period. For deferred contract costs with an expected amortization period of over one year, the Company recognizes such payments over (i) the expected customer relationship period in the case of new customers, which is typically 3 to 5 years for initial commissions, and (ii) the contractual term for existing customers for commissions paid on renewals.

As the Company’s contractual agreements predominately call for advanced billing, contract assets are rarely generated.

For transaction prices billed as of each balance sheet date which are allocated to remaining performance obligations, the Company applies practical expedients and does not disclose quantitative or qualitative information for remaining performance obligations (i) that have original expected durations of one year or less and (ii) where the Company recognizes revenue equal to what it has the right to invoice and that amount corresponds directly with the value to the customer of its performance to date. All remaining performance obligations as of January 31, 2022 qualified for the practical expedient.

Deferred Revenue

The Company records as deferred revenue amounts that have been billed in advance for products or services to be provided. Deferred revenue includes the unrecognized portion of revenue associated with license fees for which the Company has received payment or for which amounts have been billed and are due for payment.

Deferred Contract Acquisition Costs

The Company defers sales commissions, and associated fringe costs, such as payroll taxes, paid to direct sales personnel and other incremental costs of obtaining contracts with customers, provided the Company expects to recover those costs. The Company determines whether costs should be deferred based on its sales compensation plans, if the commissions are in fact incremental and would not have occurred absent the customer contract.

Sales commissions for renewal of a subscription contract are not considered commensurate with the commissions paid for the acquisition of the initial subscription contract given the substantive difference in commission rates between new and renewal contracts. Commissions paid upon the initial acquisition of a contract are amortized over an estimated period of benefit, which assumes a level of renewals and typically exceeds the original contract term, while commissions paid related to renewal contracts are amortized over the contractual term of the renewal. Amortization is recognized on a straight-line basis upon commencement of the transfer of control of the services, commensurate with the pattern of revenue recognition.

The period of benefit for commissions paid for the acquisition of initial subscription contracts is determined by taking into consideration the initial estimated customer life and the technological life of the Company’s platform and related significant features. The Company determines the period of benefit for renewal subscription contracts by considering the average contractual term for renewal contracts. Amortization of deferred contract acquisition costs is included within sales and marketing expense in the consolidated statements of operations. For each of the Predecessor periods, the Company applied the practical expedient allowing for recognizing expense as incurred sales commissions and other contract acquisition costs, where the amortization period would be one year or less.  The Company does not apply the practical expedient for the Successor period.

Foreign Currency Translation

The reporting currency for the Company is the U.S. dollar (“USD”) and the functional currency of the Company’s subsidiaries in the United Kingdom, Canada, Germany, Australia, the Netherlands, France, New Zealand, Singapore, Hong Kong, Japan, Switzerland and India are the currencies of those countries. The functional currency of the Company’s subsidiaries in Ireland is the USD. Assets and liabilities are translated to the USD from the local functional currency at current exchange rates, and income and expense items are translated to the USD using the average rates of exchange prevailing during the year. Gains and losses arising from translation are recorded in other comprehensive income (loss) as a separate component of shareholders’ equity (deficit). Foreign currency gains or losses on transactions denominated in a currency other than an entity’s functional currency are recorded in other income/(expenses) in the accompanying statements of operations. During the period from June 12, 2021 through January 31, 2022 (Successor), the period from February 1, 2021 through June 11, 2021 (Predecessor (SLH)), August 28, 2020 through January 31, 2021 (Predecessor (SLH)), the period from February 1, 2020 through August 27, 2020 (Predecessor (PL)), and the fiscal year ended January 31, 2020 (Predecessor (PL)), gains (losses) arising from transactions denominated in foreign currencies other than an entity’s functional currency were approximately ($2.4) million, ($0.1) million, $0.4 million, $1.2 million, and ($0.3) million, respectively.

Cash, Cash Equivalents and Restricted Stock

The Company considers all highly liquid investments with original maturities of 90 days or less at the time of purchase to be cash equivalents. At January 31, 2022 and January 31, 2021, the Company did not have any cash equivalents or available for sale investments.

At January 31, 2022 and January 31, 2021, the Company had approximately $138.2 million and $45.3 million of cash and cash equivalents, respectively and $14.0 million and $2.7 million of restricted cash, respectively, primarily related to the accounts receivable facility. Under the terms of the accounts receivable facility, the Company has three accounts considered restricted, an interest reserve account, a foreign exchange reserve account and a concentration reserve account. The interest reserve account requires three months interest on the greater of the facility balance or facility balance floor (the facility balance floor was $10.0 million as of January 31, 2022). The foreign exchange reserve account requires the Company to restrict cash for an amount equivalent to the change in the translated value on our foreign receivables borrowed from the date the receivable was sold. The concentration account requires the Company to deposit receipts from the receivables sold until the Company submits a monthly reconciliation report. At that time, the funds may be returned if they are replaced with new receivables.

Recapitalization and Acquisition-related Costs

The Company expenses recapitalization and transactions costs as incurred, which primarily consist of professional services and advisory fees related to (i) debt refinancings, (ii) mergers and acquisitions, including the Churchill, Global Knowledge, Pluma and proposed Codecademy transactions, (iii) divestitures, and (iv) other transactions that were explored but not consummated.

Risks and Uncertainties

The Company is subject to a number of risks and uncertainties common to companies in similar industries and stages of development, including, but not limited to, the uncertainty of economic, political and market conditions; data security and privacy risk; regulatory risks; management of growth; dependence on key individuals; management of international operations; intellectual property risks; competition from substitute products and services of larger companies; product development risk; ability to keep pace with technological developments; and customer adoption of new products.

The Company has been closely monitoring the COVID-19 pandemic and its impact on the business. The Company is operating normally with minimal disruptions to product and service offerings or content and software development. While the online learnings tools the Company offers have many advantages over traditional in person learning in the current environment, some of the Company’s customers in heavily impacted industries have sought to temporarily reduce spending, resulting in requests for reductions in contract size or requests for extended payment terms upon renewal. Furthermore, attendance at the Company’s in person trainings in the Successor period has been negatively impacted by the COVID-19 pandemic, with more live training events being accessed virtually.

Property and Equipment

The Company records property and equipment at cost. Depreciation and amortization is charged to operations based on the cost of property and equipment over their respective estimated useful lives on a straight-line basis using the half-year convention, as follows:

Description	Estimated Useful Lives
Computer equipment	3 years
Furniture and fixtures	5 years
Leasehold improvements	Lesser of 7 years or life of lease

Expenditures for maintenance and repairs are expensed as incurred, while expenditures for renewals or betterments are capitalized. The Company evaluates the carrying amount of our property and equipment whenever changes in circumstances or events indicate that the value of such assets may not be recoverable. As of January 31, 2022, the Company believes the carrying amounts of its property and equipment are recoverable and no impairment exists.

Content and Software Development Expenses

Content and software development expenses consist primarily of personnel and contractor related expenditures to develop the Company’s content, platform and other product offerings.

For content related costs, the Company’s policy is to expense costs as incurred. The Company outsources certain aspects of content production to third parties who produce original content on behalf of Skillsoft. Third party costs incurred in these development efforts with external resources may include prepayments and are recognized as expense in proportion to the level of services completed.

Software development costs are expensed as incurred, except for costs attributable to upgrades and enhancements that qualify for capitalization. See policy “Capitalized Software Development Costs” for further discussion on this matter.

For the period from June 12, 2021 through January 31, 2022 (Successor), the period from February 1, 2021 through June 11, 2021 (Predecessor (SLH)), the period from August 28, 2020 through January 31, 2021 (Predecessor (SLH)), the period from February 1, 2020 through August 27, 2020 (Predecessor (PL)) and the fiscal years ended January 31, 2020 (Predecessor (PL)) the Company incurred $15.5 million, $7.8 million, $11.2 million, $12.2 million, and $25.3 million, respectively of proprietary content development expenses.

Capitalized Software Development Costs

The Company capitalizes certain internal use software development costs related to its SaaS platform incurred during the application development stage. Costs related to preliminary project activities and to post-implementation activities are expensed as incurred. The Company also capitalizes costs related to specific upgrades and enhancements when it is probable that the expenditures will result in additional functionality. Internal use software is amortized on a straight-line basis over its estimated useful life, which is generally 5 years. Management evaluates the useful lives of these assets on an annual basis and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of the assets. Capitalized costs are recorded as intangible assets in the accompanying balance sheets. For the period from June 12, 2021 through January 31, 2022 (Successor), the period from February 1, 2021 through June 11, 2021 (Predecessor (SLH), the period from August 28, 2020 through January 31, 2021 (Predecessor (SLH)), the period from February 1, 2020 through August 27, 2020 (Predecessor (PL)) and the fiscal years ended January 31, 2020 (Predecessor (PL)) the Company capitalized $2.9 million, $1.7 million, $1.9 million $3.0 million and $4.8 million, respectively, and recognized amortization of $0.2 million, $0.2 million, $0.1 million, $2.7 million and $3.9 million, respectively.

Content Partner Royalty Expenses

For the period from June 12, 2021 through January 31, 2022 (Successor), the period from February 1, 2021 through June 11, 2021 (Predecessor (SLH), the period from August 28, 2020 through January 31, 2021 (Predecessor (SLH)), the period from February 1, 2020 through August 27, 2020 (Predecessor (PL)) and the fiscal years ended January 31, 2020 (Predecessor (PL)) the Company recognized $25.7 million, $6.2 million, $6.4 million, $8.2 million, and $14.5 million, respectively of royalty expenses for third party content used or provisioned in the Company’s content library.

Fair Value of Financial Instruments

Financial instruments consist mainly of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, debt interest rate cap derivatives and warrants. The carrying amount of accounts receivable is net of an allowance for doubtful accounts, which is based on historical collections and known credit risks. See Note 22 for discussion related to the fair value of the Company’s borrowing agreements.

Deferred Financing Costs and Original Issuance Discounts

The Company amortizes deferred debt financing costs (including issuance costs and creditor fees) and original issuance discounts, both recorded as a reduction to the carrying amount of the related debt liability, as interest expense over the terms of the underlying obligations using the effective interest method.

Financial Instruments

The Company accounts for debt and equity issuances as either equity-classified or liability-classified instruments based on an assessment of the instruments specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the instruments are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own common stock and whether the holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of issuance of the instruments and as of each subsequent quarterly period end date while the instruments are outstanding.

For issued or modified instruments that meet all of the criteria for equity classification, the instruments are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified instruments that do not meet all the criteria for equity classification (which includes 16.3 million of private placement warrants held by the sponsors for Churchill), the instruments are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the instruments are recognized as a non-cash gain or loss on the statements of operations.

The Company has elected to not designate their derivatives as hedging relationships. As such the changes in the fair value of the derivatives are recorded directly in statement of operations.

Concentrations of Credit Risk and Off-Balance-Sheet Risk

For the period from June 12, 2021 through January 31, 2022 (Successor), the period from February 1, 2021 through June 11, 2021 (Predecessor (SLH)), the period from August 28, 2020 through January 31, 2021 (Predecessor (SLH)), the period from February 1, 2020 through August 27, 2020 (Predecessor (PL)) and the fiscal years ended January 31, 2020 (Predecessor (PL)), no customer individually comprised greater than 10% of revenue. As of January 31, 2022 and 2021, no customer individually comprised more than 10% of accounts receivable.

The Company considers its customers’ financial condition and generally does not require collateral. The Company maintains a reserve for doubtful accounts and sales credits that is the Company’s best estimate of potentially uncollectible trade receivables. Provisions are made based upon a specific review of all significant outstanding invoices that are considered potentially uncollectible in whole or in part. For those invoices not specifically reviewed or considered uncollectible, provisions are provided at different rates, based upon the age of the receivable, historical experience, and other currently available evidence. The reserve estimates are adjusted as additional information becomes known or payments are made.

The Company has no significant off-balance-sheet arrangements nor concentration of credit risks such as foreign exchange contracts, option contracts or other foreign hedging arrangements.

Intangible Assets, Goodwill and Indefinite-Lived Intangible Impairment Assessments

The Company records intangible assets at cost and amortizes its finite-lived intangible assets, including customer contracts and internally developed software, over their estimated useful life. The Company reviews intangible assets subject to amortization at least annually to determine if any adverse conditions exist or a change in circumstances has occurred that would indicate impairment or a change in remaining useful life. Conditions that would indicate impairment and trigger a more frequent impairment assessment include, but are not limited to, a significant adverse change in legal factors or business climate that could affect the value of an asset, or an adverse action or assessment by a regulator.

In addition, the Company reviews its indefinite-lived intangible assets, including goodwill and certain trademarks, during the fourth quarter of each year for impairment, or more frequently if certain indicators are present or changes in circumstances suggest that impairment may exist and reassesses their classification as indefinite-lived assets. See Note 4 for a discussion of impairment charges recognized for the period from February 1, 2020 through August 27, 2020 (Predecessor (PL)) and the fiscal years ended January 31, 2020.

Restructuring Charges

Liabilities related to an exit or disposal activity are recognized in accordance with ASC Topic 420, Liabilities: Exit or Disposal Cost Obligations. Costs include, but are not limited to, one-time involuntary termination benefits provided to employees under the terms of a benefit arrangement that, in substance, are not an ongoing benefit arrangement or a deferred compensation contract, which are recognized on the communication date and certain contract termination costs, including operating lease termination costs which are recognized on the termination date or cease-use date for ongoing lease payments.

In addition, the Company accounts for certain employee-related restructuring charges as an ongoing benefit arrangement in accordance with ASC Topic 712, Compensation – Nonretirement Postemployment Benefits, based on its prior practices and policies for the calculation and payment of severance benefits. The Company recognizes employee-related restructuring charges when the likelihood of future payment is probable, and the amount of the severance benefits is reasonably estimable.

The Company recorded facility-related restructuring charges in accordance with ASC 420, before it adopted ASC Topic 842, Leases (“ASC 842”), on February 1, 2021. ASC 842 amended ASC 420 to exclude costs to terminate a contract that is a lease from the scope of ASC 420. The Company evaluates right-of-use (ROU) assets abandonment and impairment in accordance with ASC 360, Property, Plant, and Equipment and recognizes ROU assets abandonment related amortization and write-offs as restructuring charges in its statement of operations.

Advertising Costs

Costs incurred for production and communication of advertising initiatives are expensed when incurred. Advertising expenses amounted to approximately $8.2 million, $2.8 million, $3.7 million, $3.2 million, and $5.1 million for the period from June 12, 2021 through January 31, 2022 (Successor), the period from February 1, 2021 through June 11, 2021 (Predecessor (SLH)), the period from August 28, 2020 through January 31, 2021 (Predecessor (SLH)), the period from February 1, 2020 through August 27, 2020 (Predecessor (PL)), and the fiscal year ended January 31, 2020 (Predecessor (PL), respectively.

Income Taxes

The Company provides for deferred income taxes resulting from temporary differences between the basis of its assets and liabilities for financial reporting purposes as compared to tax purposes, using rates expected to be in effect when such differences reverse. The Company records valuation allowances to reduce deferred tax assets to the amount that is more likely than not to be realized.

The Company follows the authoritative guidance on accounting for and disclosure of uncertainty in tax positions which requires the Company to determine whether a tax position of the Company is more likely than not to be sustained upon examination, including resolution of any related appeals of litigation processes, based on the technical merits of the position. For tax positions meeting the more likely than not threshold, the tax amount recognized in the financial statements is reduced to the largest benefit that has a greater than fifty percent likelihood of being realized upon the ultimate settlement with the relevant taxing authority.

Interest and penalties related to uncertain tax positions is included in the provision for income taxes in the consolidated statement of operations.

Recently Adopted Accounting Guidance

On October 28, 2021, the FASB issued ASU 2021-08 – Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers (“ASU 2021-08”). ASU 2021-08 requires an acquirer in a business combination to recognize and measure deferred revenue from acquired contracts using the revenue recognition guidance in Accounting Standards Codification Topic 606, rather than the prior requirement to record deferred revenue at fair value. ASU 2021-08 allows for immediate adoption on a retrospective basis for all business combinations that have occurred since the beginning of the annual period that includes the interim period of adoption. The Company elected to adopt ASU 2021-08 early on a retrospective basis, effective at the beginning of the Successor period on June 11, 2021.

The adoption of ASU 2021-08 also resulted in the increase of goodwill by $123.5 million attributable to the acquisitions of Software Luxembourg Holdings S.A., Albert DE Holdings, Inc. and Pluma Inc. during the period ended July 31, 2021, as a result of the revised measurement of deferred revenue for acquisitions.

On February 1, 2020, the Company adopted ASC Topic 842, Leases (“ASC 842”) using the modified retrospective transition approach, as provided by ASU No. 2018-11, Leases - Targeted Improvements (“ASU 2018-11”). The Company elected the package of practical expedients, which among other things, which allowed the Company to not reassess whether expired or existing contracts are or contain leases and to carry forward the historical lease classification for those leases that commenced prior to the date of adoption. For all lease arrangements, the Company accounts for lease and non-lease components as a single lease component. Leases with an initial term of 12 months or less are not recorded on the balance sheet as the Company recognizes lease expense on a straight-line basis over the lease term. Results for reporting periods beginning after February 1, 2020 are presented under ASC 842, while prior periods have not been adjusted and continue to be reported in accordance with the Company’s historic accounting under previous GAAP. The primary impact of ASC 842 is that substantially all of the Company’s leases are recognized on the balance sheet, by recording right-of-use assets and short-term and long-term lease liabilities. The new standard does not have a material impact on the Company’s consolidated statement of operations and cash flows, and the effects of applying ASC 842 as a cumulative-effect adjustment to retained earnings as of February 1, 2020 was immaterial.

(3) Chapter 11 Proceedings and Emergence

Plan of Reorganization

On August 6, 2020, the Bankruptcy Court entered an order confirming the Plan of Reorganization and on August 27, 2020, the Debtors emerged from Chapter 11. On or following the Effective Date, pursuant to the Plan of Reorganization, the following occurred:

●	Transfer of Ownership - Upon emergence, the Ordinary Shares of Pointwell as of the Effective Date were cancelled and the ownership interest in Pointwell, which had been a direct wholly owned subsidiary of Evergreen

Skills Lux S.à.r.l. with an ultimate holding company of Evergreen Skills Top Holding Lux, was transferred to the Predecessor (SLH) whose shareholders were lenders who had a secured interest in Skillsoft and its affiliates prior to the Petition Date.

●	Loans and Interest due to the Predecessor parent company – All of the Predecessor (PL)’s outstanding obligations due to its parent company were cancelled or transferred to other legal entities affiliated with prior ownership.

●	DIP Facility Claims - All claims related to the DIP Facility were discharged and the DIP Facility Lenders received, in full and final satisfaction of such claims, on a dollar for dollar basis, First Out Term Loans.

●	First Lien Debt Claims - All claims related to the Predecessor first lien obligation were discharged, and the holders of claims with respect to the Predecessor first lien obligations received, in full and final satisfaction of such claims, its pro rata share of:
o	Second Out Term Loans; and
o	3,840,000 Class A ordinary shares of Predecessor (SLH).

●	Second Lien Debt Claims - All claims related to the Predecessor second lien obligations were discharged, and the holders of claims with respect to the Predecessor second lien obligations received, in full and final satisfaction of such claims:
o	160,000 Class B ordinary shares of Predecessor (SLH); and
o	Warrants to purchase common shares of Predecessor (SLH), including (i) tranche A warrants to purchase 235,294 ordinary shares of the Successor Company at a price of $262.34 per share and (ii) tranche B warrants to purchase 470,588 ordinary shares of Predecessor (SLH) at a price of $274.84, in each case pursuant to warrant agreement, dated as of August 27, 2020, between the Successor Company and American Trust Company, as warrant agent.

Exit Credit Facility - The Exit Credit Facility bore interest at a rate equal to LIBOR plus 7.50% per annum, with a LIBOR floor of 1.00%.   The First Out Term Loan is due in December 2024 and the Second Out Term Loan is due April 2025.

Accounts Receivable Facility

On August 27, 2020, the Company amended its accounts receivable facility.  In connection with the amendment, additional capacity under the previous accounts receivable facility which had been extended by the private equity sponsor of the Company’s prior owner was eliminated, which reduced the maximum capacity of the facility from $90 million to $75 million.  The maturity date for the remaining $75 million facility was extended to the earlier of (i) December 2024 or (ii) 90 days prior to the maturity of any corporate debt.

(4) Fresh-Start Reporting

Fresh-Start

In connection with the Debtors’ emergence from bankruptcy and in accordance with ASC 852, the Company qualified for and adopted fresh-start reporting on the Effective Date. The Company was required to adopt fresh-start reporting because (i) the holders of existing voting shares of the Predecessor Company received less than 50% of the voting shares of the Successor Company and (ii) the reorganization value of the Company's assets immediately prior to confirmation of the Plan of Reorganization was less than the post-petition liabilities and allowed claims.

In accordance with ASC 852, with the application of fresh-start reporting, the Company allocated its reorganization value to its individual assets based on their estimated fair values in conformity with ASC 805. The reorganization value represents the fair value of the Successor Company’s assets before considering liabilities. The excess reorganization value over the fair value of identified tangible and intangible assets is reported as goodwill. As a result of the application of fresh-start reporting and the effects of the implementation of the Plan of Reorganization, the consolidated financial statements after August 27, 2020 are not comparable with the consolidated financial statements prior to August 28, 2020.

Reorganization Value

As set forth in the Disclosure Statement with respect to the Plan of Reorganization, the enterprise value of the Predecessor (SLH) was estimated to be between $1.05 billion to $1.25 billion.

Management and their valuation advisors estimated this range of enterprise value of the Predecessor (SLH).  The Company utilized the selected publicly traded companies analysis approach, the discounted cash flow analysis (“DCF”) approach and the selected transactions analysis approach in estimating enterprise value. The use of each approach provides corroboration for the other approaches. To estimate enterprise value utilizing the selected publicly traded companies analysis method, valuation multiples derived from the operating data of publicly-traded benchmark companies to the same operating data of the Company were applied. The selected publicly traded companies analysis identified a group of comparable companies giving consideration to lines of business and markets served, size and geography. The valuation multiples were derived based on historical and projected financial measures of revenue and earnings before interest, taxes, depreciation and amortization and applied to projected operating data of the Company.

To estimate enterprise value utilizing the discounted cash flow method, an estimate of future cash flows for the 2021 to 2023 fiscal years with a terminal value was determined and those estimated future cash flows were discounted to present value using a weighted average cost of capital of 11.0% and an expected tax rate of 21%. The expected cash flows for the period 2021 to 2023 with a terminal value were based upon certain financial projections and assumptions provided to the Bankruptcy Court and reflected assumptions regarding growth and margin projections, as applicable, which included expected declines in revenue in fiscal years 2021 and 2022 and a return to growth in fiscal year 2023.  For each fiscal year, the Company included assumptions about working capital changes and capital expenditures to derive after-tax cash flows. A terminal value was included, calculated using the terminal multiple method, which estimates a range of values at which the Predecessor (SLH) will be valued at the end of the Projection Period based on applying a terminal multiple to final year Adjusted EBITDA, which is defined as consolidated operating income adjusted to exclude non-cash compensation expenses, as well as depreciation and amortization, impairment charges and other income (expense), net.

To estimate enterprise value utilizing the selected transactions analysis, valuation multiples were derived from an analysis of consideration paid and net debt assumed from publicly disclosed merger or acquisition transactions, and such multiples were applied to the EBITDA of Predecessor (SLH). The selected transactions analysis identified companies and assets involved in publicly disclosed merger and acquisition transactions for which the targets had operating and financial characteristics comparable in certain respects to Predecessor (SLH).

After determining the enterprise value range of $1.05-1.25 billion, the Company needed to determine a point within the range to serve as the basis for determination of the equity value and reorganization value.  The Company determined the mid-point of the range represented the appropriate enterprise value and corroborated this amount with a DCF analysis using assumptions consistent with those described above, with an additional 2 years (FY 2024 and 2025) added to the forecast period and then calculated a terminal value using a 3% long-term growth rate and discount rate including a company specific risk premium. This amount ($1.15 billion) served as the starting point for the calculation of the emergence equity value and reorganization value.

The following table reconciles the enterprise value per the Disclosure Statement to the fair value of Predecessor (SLH)’s equity, as of the Effective Date (in thousands, except per share amounts):

Enterprise Value (1)	$1,150,000
Plus: Cash	92,009
Less: Borrowings under accounts receivable facility	(48,886)
Less: Fair value of debt	(514,950)
Less: Fair value of warrants	(11,200)
Implied value of Successor Company common stock	$666,973

Shares issued upon emergence (Class A and B common stock)	4,000
Per share	$167

The reconciliation of the Company’s enterprise value to reorganization value as of the Effective Date is as follows (in thousands):

Enterprise Value (1)	$1,150,000
Plus:
Cash	92,009
Current liabilities (excluding AR facility and Current maturity of long-term debt)	134,257
Deferred tax liabilities	103,930
Other long-term liabilities	7,140
Non-current lease obligations	16,399
Reorganization Value	$1,503,735
(1)	Enterprise value includes the value of warrants that are classified as liability

The enterprise value was estimated using numerous projections and assumptions that are inherently subject to significant uncertainties and resolution of contingencies that are beyond our control. Accordingly, the estimates set forth herein are not necessarily indicative of actual outcomes, and there can be no assurance that the estimates, projections or assumptions will be realized. Adjustments to the enterprise value to derive the equity value and reorganization value also included assumptions about the fair values of the post-emergence borrowings and the fair value of certain liabilities adjusted in fresh-start accounting.

Consolidated Balance Sheet (In Thousands)

The adjustments set forth in the following consolidated balance sheet as of August 27, 2020 reflect the effect of the consummation of the transactions contemplated by the Plan of Reorganization (reflected in the column "Reorganization —Adjustments") as well as fair value adjustments as a result of applying fresh-start reporting (reflected in the column "Fresh-Start Adjustments"). The explanatory notes highlight the methods used to determine fair values or other amounts of the assets and liabilities, as well as significant assumptions or inputs.

			Reoganization		Fresh Start
	Predecessor		Adjustments		Adjustment		Successor
ASSETS
Current assets:
Cash and cash equivalents		$42,341	$49,668	(1)	$—			$92,009
Restricted cash		35,306	(25,000)	(1)	—			10,306
Accounts receivable		73,607	1,700	(2)	(990)	(10)		74,317
Prepaid expenses and other current assets		39,317	(300)	(2)	(10,573)	(11)		28,444
Total current assets		190,571	26,068		(11,563)			205,076
Property and equipment, net		15,523	500	(2)	—			16,023
Goodwill		1,070,674	5,100	(2)	(580,639)	(12)		495,135
Intangible assets, net		249,962	—		516,124	(13)		766,086
Right of use assets		17,454	—		367	(14)		17,821
Other assets		17,313	(3,500)	(2)	(10,219)	(11)		3,594
Total assets		$1,561,497	$28,168		$(85,930)			$1,503,735
LIABILITIES AND SHAREHOLDER'S (DEFICIT) EQUITY
Current liabilities:
Current maturities of long-term debt		$60,000	$(57,400)	(3)	$—			$2,600
Borrowings under accounts receivable facility		48,886	—		—			48,886
Accounts payable		7,851	300	(2)	—			8,151
Accrued compensation		23,587	1,400	(2)	—			24,987
Accrued expenses and other liabilities		12,105	500	(2)	—			12,605
Lease liabilities		1,699	3,245	(6)	(175)	(14)		4,769
Deferred revenue		196,469	2,400	(2)	(115,124)	(15)		83,745
Total current liabilities		350,597	(49,555)		(115,299)			185,743

Long-term debt		—	517,400	(3)(4)	(5,050)	(17)		512,350
Long term lease liabilities		3,732	12,442	(6)	225	(14)		16,399
Warrants		—	11,200	(6)(8)	—			11,200
Deferred tax liabilities		—	30,484	(5)(6)	73,446	(16)		103,930
Deferred revenue - non-current		1,783	—		(1,128)	(15)		655
Other long-term liabilities		2,289	3,796	(6)	400	(17)		6,485
Total long-term liabilities		7,804	575,322		67,893			651,019
Liabilities subject to compromise		4,472,954	(4,472,954)	(6)	—			—
Total liabilities		4,831,355	(3,947,187)		(47,406)			836,762

Shareholders’ (defecit) equity:
Ordinary shares (Predececcor)		138	 (138)	(7)	 —			—	
Additional paid-in capital (Predecessor)		83	(83)	(7)	—			—
Ordinary shares (Successor)		—	40	(6)(8)	—			40
Additional paid-in capital (Successor)		—	666,933	(6)(8)	—			666,933
(Accumulated deficit) retained earnings		(3,267,346)	3,308,603	(9)	(41,257)	(17)		—
Accumulated other comprehensive loss		(2,733)	—		2,733	(18)		—
Total shareholders’ (deficit) equity		(3,269,858)	3,975,355		(38,524)			666,973
Total liabilities and shareholders’ (deficit) equity		$1,561,497	$28,168		$(85,930)			$1,503,735

Reorganization adjustments

In accordance with the Plan of Reorganization, the following adjustments were made (in thousands):

(1)	The table below reflects the sources and uses of cash on the Effective Date from implementation of the Plan of Reorganization (in thousands):

Sources:
Release of restriced cash (a)	$25,000
Additional funding from First Out Term Loan	50,000
Reconsolidation of Canadian subsidiary	1,100
Total sources of cash	76,100
Uses:
Exit Facility and DIP Facility rollover financing costs paid upon Effective Date	(5,032)
Professional success fees paid upon Effective Date	(21,400)
Total uses of cash	(26,432)
Net increase in cash	$49,668
(a)	A portion of DIP Facility funds from restricted cash was released upon Effective Date

(2)	On June 17, 2020, the Company’s Canadian subsidiary, Skillsoft Canada Ltd., voluntarily commenced parallel recognition proceedings under the Companies’ Creditors Arrangement Act (“CCAA”) with the Court of Queen’s Bench of New Brunswick in Canada seeking recognition and enforcement of the Debtors’ Chapter 11 Cases, including the DIP Facility. This action resulted in the deconsolidation of Skillsoft Canada Ltd. under ASC 810, and the Company recognizing its retained noncontrolling interest in the Canadian subsidiary at its fair value of $4.8 million. On August 17, 2020, the Canadian Court entered an order recognizing and enforcing the Chapter 11 Cases and Plan in Canada and upon the August 27, 2020 Effective Date, when the Plan of Reorganization was consummated and Pointwell Limited emerged from Chapter 11, the Company reconsolidated Skillsoft Canada Ltd and de-recognized the non-controlling interest. The Company applied guidance ASC 805 for recognizing a new accounting basis for the Canadian subsidiary. Working capital accounts were generally carried over at carrying value which approximated their fair values. Deferred revenue was reduced to an amount intended to approximate the costs to fulfill contractual obligations plus a reasonable margin. Identified intangible assets were recognized based on their fair values using market participant assumptions and goodwill was recorded reflecting synergies from the consolidation by the Company.

(3)	Reflects the net effect of the conversion of $60 million of the debtor-in-possession financing to First Out Term Loan, net of principal payments of $2.6 million related to the First Out Term Loan and Second Out Term Loan due over the twelve-month period from Effective Date.

(4)	In accordance with the Plan of Reorganization, the Company entered into the Term Loan Facility Agreement with a principal amount of $520 million.

Term Loan Facility:
Senior Secured First Out Term Loan	$110,000
Senior Secured Second Out Term Loan	410,000
Total Debt - Exit facility (a)	520,000
Less:
Current portion of Long-term debt	(2,600)
Long-term debt, net of current portion	$517,400
(a)	The Exit Credit Facility bore interest at a rate equal to LIBOR plus 7.50% per annum, with a LIBOR floor of 1.00%. The First Out Term Loan is due in December 2024 and the Second Out Term Loan is due April 2025. The Exit Credit Facility contains customary provisions and reporting requirements, including prepayment penalties and a maximum leverage covenant that will be first measured January 31, 2022 and each quarter thereafter. Quarterly principal repayments of $1.3 million begin for the quarter ended April 30, 2021 and increase to $2.6 million for the quarter ended April 30, 2022 until maturity.

(5)	Reflects the reduction of tax basis as a result of cancellation of debt income (CODI) tax attribute and tax basis reduction rules in the US and the discharge of liabilities in non-US Jurisdictions.

(6)	As part of the Plan of Reorganization, the Bankruptcy Court approved the settlement of claims reported within Liabilities subject to compromise in the Company's Consolidated balance sheet at their respective allowed claim amounts.

The table below indicates the disposition of liabilities subject to compromise (in thousands):

Liabilities subject to compromise pre-emergence	$4,472,954
Reinstated on the Effective Date:
Lease liabilities (current and non-current)	(15,687)
Deferred tax liabilities	(26,107)
Other long-term liabilities	(3,796)
Total liabilities reinstated	(45,590)
Less amounts settled per the Plan of Reorganization
Issuance of new debt	(410,000)
Issuance of warrants	(11,200)
Equity issued at emergence to creditors in settlement of Liabilities Subject to Compromise	(666,973)
Total amounts settled	(1,088,173)
Gain on settlement of Liabilities Subject to Compromise	$3,339,191

(7)	Pursuant to the terms of the Plan of Reorganization, as of the Effective Date, all Predecessor (PL) common stock was cancelled without any distribution.

(8)	In Settlement of the company’s Predecessor (PL) first and second lien debt obligations, the holders of the Predecessor (PL)’s first lien received a total of 3,840,000 of Class A common shares. Predecessor (PL)’s second lien holders received a total of 160,000 of Class B common shares and a total of 705,882 warrants to purchase additional common shares.

(9)	The table reflects the cumulative impact of the reorganization adjustments discussed above (in thousands):

Gain on settlement of Liabilities subject to compromise	$3,339,191
Provision for income taxes	(4,377)
Professional success fees paid upon Effective Date	(21,400)
Exit Facility and DIP Facility rollover financing costs paid upon Effective Date	(5,032)
Cancellation of predecessor shares and additional paid in capital	221
Net impact on Accumulated deficit	$3,308,603

Fresh-Start Adjustments

(10)	Reflects the fair value adjustment as of August 27, 2020 made to accounts receivable to reflect management's best estimate of expected collectability of accounts receivable balances, in connection with fresh-start reporting.

(11)	This adjustment reflects the write-off of deferred contract cost assets which do not provide economic benefit to Predecessor (SLH).

(12)	Predecessor goodwill of $1,075.8 million was eliminated and Successor goodwill of $495.1 million was established based on the calculated reorganization value which was not attributed to specific tangible or identifiable intangible assets. Goodwill arising from the fresh-start accounting is not deductible for tax purposes.

(in thousands)
Reorganization value of Successor company	$1,503,735
Less: Fair value of Successor company assets	(1,008,600)
Reorganization value of Successor company in excess of asset fair value - Goodwill	$495,135

(13)	The Company recorded an adjustment to intangible assets for $516.1 million as follows (in thousands):

	Estimated	Estimated
	fair value	useful life
Developed software/ courseware	$261,600	3-5 years
Customer contracts/ relationships	279,500	12.4 years
Trademarks and trade names	6,300	9.4 years
Backlog	90,200	4.4 years
Skillsoft trademark	91,500	Indefinite
Publishing rights	35,200	5 years
Capitalized software	1,786	5 years
Total intangible asset upon emergence	766,086
Elimination of historical acquired intangible assets	(249,962)
Fresh-start adjustment to acquired intangibles assets	$516,124

Values and useful lives assigned to intangible assets were based on estimated value and use of these assets by a market participant. The customer contracts/relationships and backlog were valued using the income approach.  The trademarks and trade names were valued using the relief from royalty method.  The developed software/courseware and publishing rights were valued using the replacement cost approach.

(14)	The operating lease obligation as of August 27, 2020 had been calculated using an incremental borrowing rate of the Predecessor (PL), as of the later of the date of adoption of ASC 842 (February 1, 2020) or the lease commencement date. Upon application of fresh-start reporting, the lease obligation was recalculated using the incremental borrowing rate applicable to Predecessor (SLH) after emergence from bankruptcy and commensurate to its new capital structure. The Company’s operating lease right-of-use assets were further adjusted to reflect the market value as of August 28, 2020.

(15)	The fair value of deferred revenue, which principally relates to amounts that have been billed in advance for products or services to be provided, was determined by estimating the fulfillment costs, which represent only those costs that are directly related to fulfilling the legal performance obligation assumed by the Successor.

(16)	The adjustment represents the establishment of deferred tax liabilities related to book/tax differences created by fresh-start reporting adjustments. The amount is net of the release of the valuation allowance on deferred tax assets, which management believes more likely than not will be realized as a result of future taxable income from the reversal of such deferred tax liabilities

(17)	The table below reflects the cumulative impact of the fresh-start adjustments as discussed above (in thousands):

Fresh-start adjustment to accounts receivable, net	$(990)
Fresh-start adjustment to prepaid assets and other assets (including long-term)	(20,792)
Fresh-start adjustment to goodwill	(580,639)
Fresh-start adjustment to intangible assets, net	516,124
Fresh-start adjustment to operating lease right-of-use assets and liabilities, net	317
Fresh-start adjustment to deferred revenue (current and non-current)	116,252
Fair value adjustment to debt	5,050
Fair value adjustment to other long-term liabilities	(400)
Total fresh-start adjustments impacting reorganization items, net	34,922
Elimination of accumulated other comprehensive loss	(2,733)
Tax impact of fresh-start adjustments	(73,446)
Net impact on accumulated deficit	$(41,257)

(18)	Elimination of accumulated other comprehensive loss

Reorganization Items, Net

Reorganization items incurred as a result of the Chapter 11 cases are presented separately in the accompanying Consolidated Statement of Operations for the period presented, as follows (in thousands):

Predecessor
February 1, 2020
through
August 27, 2020
Gain on settlement of Liabilities subject to compromise	$3,339,191
Impact of fresh-start adjustments	66,928
Exit Facility and DIP Facility rollover financing costs paid upon Effective Date	(5,032)
Write-off of pre-petition debt and DIP issuance costs	(9,461)
Professional success fees paid upon Effective Date	(21,399)
Professional fees and other bankruptcy related costs	(13,076)
Gain on Deconsolidation of Canadian subsidiary	4,100
Reorganization items, net	$3,361,251

A net charge of $32.0 million was attributable to discontinued operations and recorded within Income (loss) from discontinued operations, net of tax in the Statement of Operations.  $3,361 million was attributable to continuing operations and presented as Reorganization items, net in the Statement of Operations.

	Successor	Predecessor
	August 28, 2020	February 1, 2020
	through	through
	January 31, 2021	August 27, 2020
Cash payment for reorganization items, net	$784	$42,916

(5) Business Combinations

(a) Software Luxembourg Holdings S.A. (“Predecessor (SLH)” or “Skillsoft Legacy”)

On June 11, 2021, Software Luxembourg Holding S.A. merged with and into Churchill Capital Corp II (Churchill) which subsequently changed its name to Skillsoft Corp.

The Skillsoft Merger was considered a business combination under ASC  805, Business Combinations and will be accounted for using the acquisition method of accounting, whereby Churchill was determined to be the accounting acquirer based on their rights to nominate six members of the initial Board of Directors, the size of their voting interest and their rights to appoint the Chief Executive Officer of Skillsoft Corp. and other members of management of the combined company prior to closing.

Under the acquisition method, the acquisition date fair value of the consideration paid by the Company was allocated to the assets acquired and the liabilities assumed based on their estimated fair values.

The following summarizes the purchase consideration (in thousands):

Description	Amount
Class A common stock issued	$258,000
Class B common stock issued *	48,375
Cash payments	505,000
Second Out Term Loan	20,000
Cash settlement of seller transaction costs	1,308
Total Purchase Price	$832,683
*	Shares of Class B common stock was converted into Successor Class A common stock at the time of the Merger.

The Company preliminarily recorded the fair value of the purchase price to tangible and identifiable intangible assets acquired and liabilities assumed as follows (in thousands):

			Updated
	Preliminary Purchase		Preliminary Purchase
Description	Price Allocation	Adjustments (1)(2)	Price Allocation
Cash, cash equivalents and restricted cash	$120,273	$—	$120,273
Current assets	118,847	706	119,553
Property and equipment	10,825	1,632	12,457
Intangible assets	769,799	(4,701)	765,098
Long term assets	18,629	—	18,629
Total assets acquired	1,038,373	(2,363)	1,036,010
Current liabilities	(49,056)	(350)	(49,406)
Debt, including accounts receivable facility	(552,977)	—	(552,977)
Deferred revenue	(123,300)	(114,047)	(237,347)
Deferred and other tax liabilities	(99,699)	15,920	(83,779)
Long term liabilities	(18,325)	1	(18,324)
Total liabilities assumed	(843,357)	(98,476)	(941,833)
Net assets acquired	195,016	(100,839)	94,177
Goodwill	637,667	100,839	738,506
Total purchase price	$832,683	$—	$832,683
(1)	The increase in deferred revenue (and the corresponding increase to Goodwill by the same amount) is the result of the adoption of ASU 2021-08 in the quarter ended October 31, 2021.
(2)	All other changes represent measurement period adjustments attributable to the Company’s review of inputs and assumptions utilized in valuation models and additional information being obtained on preacquisition liabilities. The measurement period adjustments did not have a significant impact on the Company’s results of operations in prior periods.

The preliminary values allocated to identifiable intangible assets and their estimated useful lives are as follows: (in thousands):

Description	Amount	Life
Trademark/tradename – Skillsoft	$84,700	indefinite
Trademark/tradename – SumTotal	5,800	9.6	years
Courseware	186,600	5	years
Proprietary delivery and development software	114,598	2.5-7.6	years
Publishing Rights	41,100	5	years
Customer relationships	271,400	12.6	years
Backlog	60,900	4.6	years
Total	$765,098

Values and useful lives assigned to intangible assets were based on estimated value and use of these assets by a market participant. The customer relationships and backlog were valued using the income approach. The trade names were valued using the relief from royalty method. The content and software were valued using the replacement cost approach.

Goodwill represents the excess of the purchase price over the net identifiable tangible and intangible assets acquired. The Company determined that the acquisition of the Predecessor (SLH) resulted in the recognition of goodwill primarily because the acquisition is expected to help the Company to meet its long-term operating profitability objectives through achievement of synergies. The majority of goodwill is not deductible for tax purposes.

The acquired intangible assets and goodwill are subject to review for impairment if indicators of impairment develop and, in the case of goodwill and indefinite-lived intangible assets, at least annually.

The Company incurred $9.8 million in acquisition-related expenses, which primarily consisted of transaction fees and legal, accounting and other professional services that are included in “Recapitalization and transaction-related costs” in the accompanying consolidated statement of operations. Approximately $4.3 million was reported in the period from February 1, 2021 to June 11, 2021 (Predecessor (SLH)) and $5.5 million was reported in the period from June 12, 2021 to January 31, 2022 (Successor).

(b) Albert DE Holdings, Inc. (“GK”)

On June 11, 2021, GK and its subsidiaries were acquired by Skillsoft, in conjunction with, and just subsequent to, its merger with Churchill Capital Corp II (then becoming merged Company).

The acquisition was accounted for as a business combination under ASC805, Business Combinations, utilizing the acquisition method. Under the acquisition method, the acquisition date fair value of the consideration paid by the Company was allocated to the assets acquired and the liabilities assumed based on their estimated fair values.

The following summarized the purchase consideration (in thousands):

Description	Amount
Cash consideration	$170,199
Warrants Issued	14,000
Joinder Term Loans	70,000
Cash settlement of seller transaction costs	4,251
Total Purchase Price	$258,450

The Company preliminarily recorded the fair value of the purchase price to tangible and identifiable intangible assets acquired and liabilities assumed as follows (in thousands):

			Updated
	Preliminary Purchase		Preliminary Purchase
Description	Price Allocation	Adjustments (1)(2)	Price Allocation
Cash, cash equivalents	$17,524	$(100)	$17,424
Current assets	47,849	(2,442)	45,407
Property and equipment	5,531	1,625	7,156
Intangible assets	185,800	—	185,800
Long term assets	12,401	(3,325)	9,076
Total assets acquired	269,105	(4,242)	264,863
Current liabilities	(74,463)	10,910	(63,553)
Deferred revenue	(23,018)	(8,191)	(31,209)
Deferred and other tax liabilities	(16,934)	(8,571)	(25,505)
Long term liabilities	(4,248)	2,168	(2,080)
Total liabilities assumed	(118,663)	(3,684)	(122,347)
Net assets acquired	150,442	(7,926)	142,516
Goodwill	108,008	7,926	115,934
Total Purchase Price	$258,450	$—	$258,450
(1)	The increase in deferred revenue (and the corresponding increase to Goodwill by the same amount) is the result of the adoption of ASU 2021-08 in the quarter ended October 31, 2021.
(2)	All other changes represent measurement period adjustments attributable to the Company’s review of inputs and assumptions utilized in valuation models and additional information being obtained on preacquisition liabilities. The measurement period adjustments did not have a significant impact on the Company’s results of operations in prior periods.

The preliminary values allocated to identifiable intangible assets and their estimated useful lives are as follows: (in thousands):

Description	Amount	Life
Trademark/tradename	$25,400	indefinite
Courseware	1,500	3	years
Proprietary delivery and development software	2,500	0.6	years
Vendor relationships	43,900	2.6	years
Customer relationships	112,500	10.6	years
Total	$185,800

Values and useful lives assigned to intangible assets were based on estimated value and use of these assets by a market participant. The customer relationships and vendor relationships were valued using the income approach. The trade name was valued using the relief from royalty method. The courseware and proprietary delivery software were valued using the replacement cost approach.

Goodwill represents the excess of the purchase price over the net identifiable tangible and intangible assets acquired. The Company determined that the acquisition of GK resulted in the recognition of goodwill primarily because the acquisition is expected to help the Company to meet its long-term operating profitability objectives through achievement of synergies. The majority of goodwill is not deductible for tax purposes.

The acquired intangible assets and goodwill are subject to review for impairment if indicators of impairment develop and otherwise at least annually.

The Company incurred $1.0 million in acquisition-related expenses, which primarily consisted of transaction fees and legal, accounting and other professional services that are included in “Acquisition related expenses” in the accompanying consolidated statement of operations. Approximately $1.0 million was reported in the period from June 12, 2021 to January 31, 2021 (Successor).

Unaudited Pro Forma Financial Information

The following unaudited pro forma financial information summarizes the results of continuing operations for the Company as though the acquisition of Skillsoft and Global Knowledge had occurred on February 1, 2020 (in thousands):

	Unaudited Pro Forma Statement of Operations
	Twelve months	Twelve months
	ended January 31,	ended January 31,
	2022	2021
Revenue	$421,370	$241,931
Net loss from continuing operations	(47,620)	(291,207)

The unaudited pro forma financial information does not assume any impacts from revenue, cost or other operating synergies that could be generated as a result of the acquisition. The unaudited pro forma financial information is for informational purposes only and is not necessarily indicative of the results of operations that would have been achieved had the acquisition been consummated on February 1, 2020.

The Successor and Predecessor periods have been combined in the pro forma for the three and nine months ended October 31, 2021 and include adjustments to reflect intangible asset amortization based on the economic values derived from definite-lived intangible assets and interest expense on the new debt financing.

Other pro forma adjustments include the following:

●	The adoption of ASU 2021-08 is reflected for all Successor and Predecessor periods presented for comparability.
●	Gains on reorganization of $3.4 billion are excluded from results presented for the twelve months ended January 31, 2021.
●	Impairment of goodwill and intangible assets recorded in April 2020 of $200.1 million has been excluded from the twelve months ended January 31, 2021.
●	The pro forma results of operations exclude recapitalization and acquisition-related costs consist of professional fees for legal, investment banking and other advisor costs incurred in connection with the Predecessor’s recapitalization efforts, including the evaluation of strategic alternatives, preparation for the Chapter 11 filing and subsequent emergence in August 2020. Transaction costs related to the business combinations occurring in June 2021 are presented as if they occurred in February 2020.

Other Acquisitions

On June 30, 2021, the Company acquired Pluma, Inc. The acquisition enhances the Company’s leadership development offerings, adds a new modality to its blended learning model, and allows the Company to now offer a premium individualized coaching experience. Cash paid for Pluma in the Successor period was lower than the agreed upon purchase price of Pluma for $22 million due to a contractual holdback and working capital adjustment. The fair value of the net assets acquired included $17.8 million of goodwill and $8.7 million of identified intangible assets, which had a weighted average life of 7.4 years. The goodwill is not deductible for tax purposes. The business is reported as part of the Company’s Skillsoft reportable segment. Pro forma information and acquisition expenses have not been presented because such information is not material to the financial statements.

Measurement Period

The preliminary purchase price allocations for the acquisitions described above are based on initial estimates and provisional amounts. In accordance with ASC 805-10-25-13, if the initial accounting for a business combination is incomplete by the end of the reporting period in which the combination occurs, the acquirer shall report in its financial statements provisional amounts for the items for which the accounting is incomplete. During the measurement period, acquirer shall adjust the provisional amounts recognized at the acquisition date to reflect new information obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the measurement of the amounts recognized as of that date. With three acquisitions during the period ended January 31, 2022, the Company continues to refine its inputs and estimates inherent in (i)  deferred income taxes, and (ii) the accuracy and completeness of contingent and other liabilities.

(6) Discontinued Operations

On June 12, 2022, Skillsoft entered into a Stock Purchase Agreement (the “Purchase Agreement”), by and among Skillsoft, Skillsoft (US) Corporation (“Seller”), Amber Holding Inc. (“SumTotal”), and Cornerstone OnDemand, Inc. (“Buyer”), pursuant to which, subject to the certain terms and conditions contained therein, Seller agreed to sell, and Buyer agreed to purchase, all of Seller’s right, title and interest in and to one hundred percent (100%) of the outstanding shares of capital stock of SumTotal. The sale was completed on August 15, 2022. Skillsoft received net proceeds of $172.0 million on August 15, 2022, pending final closing adjustments.

In connection with the sale, the parties to the Purchase Agreement entered into certain other agreements, including a transition services agreement pursuant to which each of Seller and Buyer agreed to provide the other party with certain transition services for a limited period following the closing.

The Company determined that the sale of SumTotal business met the criteria to be classified as discontinued operations, and its assets and liabilities held for sale, as of June 12, 2022. Accordingly, the Company classified the assets and liabilities of the discontinued operations as held for sale in its consolidated balance sheets at the lower of carrying amount or fair value less cost to sell. Classification for the assets and liabilities in comparative periods retained their previous classification as current or long-term. No losses were recognized upon classification of the discontinued operations assets and liabilities as held for sale. Depreciation and amortization ceased on assets classified as held for sale. The operating results of SumTotal are reported as discontinued operations, for all periods presented, as the disposition reflects a strategic shift that has, or will have, a major effect on the Company’s operations and financial results.

The financial results of SumTotal are presented as Income from discontinued operations, net of tax on our condensed consolidated Statement of Operations. The following table presents financial results of SumTotal for all periods presented in our condensed consolidated Statement of Operations (in thousands):

	Fiscal 2022		Fiscal 2021		Fiscal 2020
	Successor	Predecessor (SLH)	Predecessor (SLH)	Predecessor (PL)	Predecessor (PL)
	From	From	From	From
	June 12, 2021 to	February 1, 2021	August 27, 2020 to	February 1, 2020 to	Fiscal year ended
	January 31, 2022	to June 11, 2021	January 31, 2021	August 27, 2020	January 31, 2020
Revenues:
Total revenues	$75,911	$37,142	$35,518	$76,179	$148,410
Operating expenses:
Costs of revenues	25,688	13,838	17,728	24,932	24,283
Content and software development	16,114	9,072	10,751	16,030	26,368
Selling and marketing	13,116	7,539	10,784	15,152	62,400
General and administrative	1,164	746	887	1,583	3,316
Amortization of intangible assets	6,873	4,410	3,593	10,643	31,742
Impairment of intangible assets	—	—	—	132,242	119,258
Recapitalization and acquisition-related costs	 607	 297	 582	 1,242	 (229)
Restructuring	121	(127)	2,425	339	145
Total operating expenses	63,683	35,775	46,750	202,163	267,283
Operating income from discontinued operations	12,228	1,367	(11,232)	(125,984)	(118,873)
Other income (expense), net	31	(326)	(110)	(129)	210
Interest income	18	4	9	21	116
Interest expense	(1,176)	(57)	(92)	(86)	(474)
Reorganization items, net	—	—	—	(32,007)	—
Income from discontinued operations before income taxes	11,101	988	(11,425)	(158,185)	(119,021)
Provision for income taxes	(839)	(187)	(7,457)	7,761	(545)
Net income from discontinued operations	$11,940	$1,175	$(3,968)	$(165,946)	$(118,476)

The following table presents the aggregate carrying amounts of the classes of assets and liabilities of discontinued operations of SumTotal (in thousands):

	Successor	Successor
	January 31, 2022	January 31, 2021
Carrying amount of assets included as part of discontinued operations
Cash and cash equivalents	$16,496	$26,133
Restricted cash	236	236
Accounts receivable	38,587	35,106
Prepaid expenses and other current assets	8,755	6,787
Current assets of discontinued operations	64,074	68,262
Property and equipment, net	6,609	6,071
Goodwill	75,693	3,351
Intangible assets, net	75,628	64,157
Right of use assets	1,937	2,778
Other assets	4,945	1,940
Long-term assets of discontinued operations	164,812	78,297
Total assets classified as discontinued operations in the condensed consolidated balance sheet	$228,886	$146,559

Carrying amounts of liabilities included as part of discontinued operations:
Accounts payable	$1,502	$762
Accrued compensation	10,293	11,229
Accrued expenses and other current liabilities	3,260	3,022
Lease liabilities	508	2,043
Deferred revenue	71,904	57,210
Current liabilities of discontinued operations	87,467	74,266
Deferred revenue - non-current	292	182
Deferred tax liabilities	516	2,435
Long term lease liabilities	1,605	2,042
Other long-term liabilities	13	8
Long-term liabilities of discontinued operations	2,426	4,667
Total liabilities classified as discontinued operations in the condensed consolidated balance sheet	$89,893	$78,933

In addition, the amounts described in other footnotes within these consolidated financial statements have been updated to reflect the amounts applicable to continuing operations, unless otherwise noted.

(7) Intangible Assets

Intangible assets consisted of the following (in thousands):

	January 31, 2022 (Successor)				January 31, 2021 (Predecessor (SLH))
	Gross			Net	Gross			Net
	Carrying	Accumulated		Carrying	Carrying	Accumulated		Carrying
	Amount	Amortization		Amount	Amount	Amortization		Amount
Developed software/ courseware	$303,171		$43,956	$259,215	$253,708		$23,337	$230,371
Customer contracts/ relationships	332,300		10,436	321,864	239,900		2,666	237,234
Vendor relationships	43,900		21,219	22,681	 —		—	 —
Trademarks and trade names	1,500		104	1,396	—		—	—
Publishing rights	41,100		5,229	35,871	35,200		2,933	32,267
Backlog	49,700		4,906	44,794	80,400		7,296	73,104
Skillsoft trademark	84,700		—	84,700	91,500		—	91,500
Global Knowledge trademark	25,400		2,062	23,338	 —		—	 —
Total	$881,771		$87,912	$793,859	$700,708		$36,232	$664,476

Amortization expense related to the existing finite-lived intangible assets is expected to be as follows (in thousands):

Fiscal Year	Amortization Expense
2023	$151,321
2024	134,842
2025	113,815
2026	110,232
2027	63,908
Thereafter	135,041
Total	$709,159

Amortization expense related to intangible assets in the aggregate was $89.0 million for the period from June 12, 2021 through January 31, 2022 (Successor), $46.5 million for the period from February 1, 2021 through June 11, 2021 (Predecessor (SLH)), $36.2 million for the period from August 28, 2020 through January 31, 2021 (Predecessor (SLH)), $23.7 million for the period from February 1, 2020 through August 27, 2020 (Predecessor (PL)) and $64.6 million for the fiscal year ended January 31, 2020 (Predecessor (PL)).

Impairment Review Requirements

The Company reviews intangible assets subject to amortization if any adverse conditions exist or a change in circumstances has occurred that would indicate impairment or a change in remaining useful life. The Company reviews indefinite lived intangible assets, including goodwill, on the annual impairment test date or more frequently if there are indicators of impairment. No such indicators were present during the Successor period from June 12, 2021 through January 31, 2022 and the Predecessor (SLH) periods from February 1, 2021 through June 11, 2021 and from August 28, 2020 through January 31, 2021.

Goodwill for the Predecessor (SLH) represents the excess of the reorganization value over the fair value of tangible and intangible assets in fresh start accounting. Goodwill in the Successor and Predecessor (PL) periods represented the excess of the purchase price in a business combination over the fair value of net tangible and intangible assets acquired.

The Company tests goodwill for impairment on the first day of the last month of the fourth quarter (January 1) in accordance with ASC 350, Intangibles—Goodwill.

In connection with the impairment evaluation, the Company may first consider qualitative factors to determine whether the existence of events or circumstances indicates that it is more likely than not (i.e., a likelihood of more than 50%) that the fair value of a reporting unit is less than its carrying amount. Performing a quantitative goodwill impairment test is not necessary if an entity determines based on this assessment that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount. If the Company fails or elects to bypass the qualitative assessment, the goodwill impairment test must be performed. This test requires a comparison of the carrying value of the reporting unit to its estimated fair value. If the carrying value of a reporting unit’s goodwill exceeds its fair value, an impairment loss equal to the difference is recorded, not to exceed the amount of goodwill allocated to the reporting unit. In determining reporting units, the Company first identifies its operating segments, and then assesses whether any components of these segments constitute a business for which discrete financial information is available and where segment management regularly reviews the operating results of that component.

Impairment of Goodwill and Intangible Assets for the Predecessor (PL) Period Ended August 27, 2020

During the three months ended April 30, 2020, the emergence of COVID-19 as a global pandemic had an adverse impact on our business. While the online learning tools the Company offers have many advantages over traditional in person learning in the current environment, some of the Company’s customers in heavily impacted industries have sought to temporarily reduce spending, resulting in reductions in contract sizes and in some cases cancellations when such contracts have come up for renewal. In addition, identifying and pursuing opportunities for new customers became much more challenging in this environment. In addition to the uncertainty introduced by COVID-19, the Company’s over leveraged capital structure continued to create headwinds. In April 2020, the Company received temporary forbearance from its lenders due to a default on amounts owed under the Senior Credit Facility as a long-term consensual solution was being negotiated with lenders. The uncertainty around the Company’s capital structure and future ownership, continued to hurt its business, as new and existing customers displayed apprehension about the ultimate resolution of the Company’s capital structure and its impact on operations, causing delays and sometimes losses in business. The uncertainty surrounding the Company’s capital structure combined with the potential impact that COVID-19 would have on the Company and the global economy, resulted in a significant decline in the fair value of its reporting units during the first quarter ended April 30, 2020.

In light of the circumstances above, management concluded that a triggering event had occurred with respect to the Company’s indefinite-lived Skillsoft trade name as of April 30, 2020. Accordingly, the Company estimated the fair value of the Skillsoft trade name using a discounted cash flow analysis which reflected estimates of future revenue, royalty rates, cash flows, and discount rates. Based on this analysis, the Company concluded the carrying value of the Skillsoft trade name exceeded its fair value, resulting in an impairment charge of $92.2 million in the three months ended April 30, 2020 (Predecessor (PL)).

In accordance with ASC 350, for goodwill the Company determined triggering events had occurred and performed an impairment test as of April 30, 2020 that compared the estimated fair value of each reporting unit to their respective carrying values. The prospective financial information used for fiscal years 2021, 2022 and 2023 for these impairment tests was consistent with financial projections included in the Plan of Reorganization and future growth rates tracked to terminal growth rate assumptions. The Company considered the results of both a discounted cash flow (“DCF”) analysis and an EBITDA multiple approach. The Company also considered observable debt trading prices for the debt jointly borrowed by its parent entity and the Company’s subsidiary, Skillsoft Corporation, however, by the end of March 2020, most holders were restricted from trading in anticipation of a restructuring and market prices after that period were therefore less reliable. The results of the impairment tests performed indicated that the carrying value of the Skillsoft reporting unit exceeded the estimated fair values determined by the Company. Based on the results of the goodwill impairment testing procedures, the Company recorded a $107.9 million goodwill impairment for the Skillsoft reporting unit.

In total, as described in detail above, the Company recorded $200.1 million of goodwill and intangible asset impairment charges for the three months ended April 30, 2020 (Predecessor (PL)), consisting of (i) $92.2 million impairment of the Skillsoft trade name, and (ii) a $107.9 million goodwill impairment for the Skillsoft reporting unit. The Company believes that its procedures for estimating gross future cash flows for each intangible asset are reasonable and consistent with current market conditions for each of the dates when impairment testing was performed.

Goodwill Impairment for the Fiscal Year Ended January 31, 2020 (Predecessor (PL))

During the fiscal year ended January 31, 2020, the Company faced significant market competition.  In addition, while the Company continued to make significant investments in contemporary products such as Percipio, attrition rates on legacy products like Skillport remained high.  On top of market and competitive dynamics, the Company’s over leveraged capital structure also created additional headwinds.  With significant debt maturities in 2021 and 2022, and related downgrades from rating agencies, concerns over the capital structure began to hurt the Company’s business, as new and existing customers displayed apprehension about the ultimate resolution of the Company’s capital structure and its impact on operations, causing delays and sometimes losses in business.  The capital structure and heavy debt service also constrained investments in areas such as marketing, where spending was considerably lower than the Company’s competitors, resulting in additional pressure on retaining and attracting customers.  The combination of the factors resulted in lower bookings, revenue, profitability and free cash flow generation during the twelve months ended January 31, 2020.  In addition, the lower customer base, combined with larger expenditures that would be necessary in marketing activities going forward, resulted in lower expected future cash flows and growth rates going forward.

As part of the Company’s evaluation of impairment indicators, described further below, for the year ended January 31, 2020, the Company determined its long-lived asset groups failed the undiscounted cash flow recoverability tests.  Accordingly, the Company estimated the fair value of its individual long-lived assets to determine potential impairment charges. The Company’s estimation of the fair value of definite lived intangible assets included the use of discounted cash flow analyses which reflected estimates of future revenue, customer attrition rates, royalty rates, cash flows, and discount rates. Based on these analyses, the Company concluded the fair values of the individual long-lived assets exceeded their current carrying values, accordingly no impairment was recognized for these assets for the year ended January 31, 2020

In accordance with ASC 350, the Company performed an impairment test that compared the estimated fair value of Skillsoft reporting unit to its respective carrying value.  Management considered the results of both a DCF analysis and an EBITDA multiple approach, similar to prior periods.  The Company also considered observable debt trading prices for the debt jointly borrowed by its parent entity and its subsidiary, Skillsoft Corporation, after adjusting for a control premium.  The result of the impairment test performed indicated that the carrying value of the Skillsoft reporting unit exceeded its estimated fair value determined by the Company.  Based on the result of the Company’s impairment testing, the Company recorded $321.3 million of goodwill impairment charge in the fiscal year ended January 31, 2020 for the Skillsoft reporting unit.

A roll forward of goodwill is as follows:

Description	Skillsoft	GK		Consolidated
Goodwill, net January 31, 2019 (Predecessor (PL))	$1,434,047		$—	$1,434,047
Foreign currency translation adjustment	113		—	113
Impairment of goodwill	(321,340)		—	(321,340)
Goodwill, net January 31, 2020 (Predecessor (PL))	$1,112,820		$—	$1,112,820
Foreign currency translation adjustment	(158)		—	(158)
Impairment of goodwill	(107,934)		—	(107,934)
Canada deconsolidation	(5,100)		—	(5,100)
Goodwill, net August 27, 2020 (Predecessor (PL))	$999,628		$—	$999,628
Impact of Fresh-Start reporting	(507,843)		—	(507,843)
Goodwill, net August 28, 2020 (Predecessor (SLH))	491,785		—	491,785
Foreign currency translation adjustment	(132)		—	(132)
Goodwill, net January 31, 2021 (Predecessor SLH)	$491,653		$—	$491,653
Foreign currency translation adjustment	(134)		—	(134)
Goodwill, net June 11, 2021 (Predecessor SLH)	491,519		—	$491,519

Acquisition of Skillsoft and GK	659,667		116,413	776,080
Foreign currency translation adjustment	(47)		(623)	(670)
Acquisition of Pluma	14,892		—	14,892
Measurement period adjustments	3,036		(479)	2,557
Measurement period adjustments - (Pluma)	2,952		—	2,952
Goodwill, net January 31, 2022(Successor)	$680,500		$115,311	$795,811

Goodwill at January 31, 2022 (Successor) and January 31, 2021 (Predecessor (SLH)), for the Skillsoft segment was $680.6 million and $491.7 million, respectively. There were no accumulated impairment losses for the Skillsoft segment at January 31, 2021 (Successor) and January 31, 2021 (Predecessor (SLH)).

Goodwill at January 31, 2022 (Successor), for the Global Knowledge segment was $105.2 million. There were no accumulated impairment losses for the Global Knowledge segment at January 31, 2022.

(8) Property and Equipment

Property and equipment consists of the following (in thousands):

	Successor	Predecessor (SLH)
	January 31, 2022	January 31, 2021
Computer equipment	$4,035	$5,696
Furniture and fixtures	2,592	1,404
Leasehold improvements	3,889	2,740
Construction in progress	2,669	—
	13,185	9,840
Less accumulated depreciation and amortization	(1,710)	(2,131)
	$11,475	$7,709

Construction in progress at January 31, 2022 and 2021 consisted primarily of costs related to the purchase of certain assets that have not yet been put into service.

Depreciation expense related to property and equipment was $4.2 million, $1.8 million $2.3 million, $2.7 million, and $5.0 million for the period from June 12, 2021 through January 31, 2022 (Successor), the period from February 1, 2021 through June 11, 2021 (Predecessor (SLH)),  the period from August 28, 2020 through January 31, 2021 (Predecessor (SLH)), the period February 1, 2020 through August 27, 2020 (Predecessor (PL)), and the fiscal year ended January 31, 2020 (Predecessor (PL)), respectively. Amortization expense for assets acquired under finances leases are included in total depreciation expense.

(9) Taxes

Significant components of the income tax benefit (provision) consist of the following (in thousands):

	Fiscal 2022		Fiscal 2021
	Successor	Predecessor (SLH)	Predecessor (SLH)	Predecessor (PL)	Predecessor (PL)
	From	From	From	From
	June 12, 2021 to	February 1, 2021	August 28, 2020	February 1, 2020	Fiscal year ended
	January 31, 2022	to June 11, 2021	January 31, 2021	to August 27, 2020	January 31, 2020
CURRENT:
Federal	$(8,786)	$16,632	$172	$353	$1,063
State	(5,571)	4,288	706	(21)	363
Foreign	643	1,267	121	982	1,736
Current tax provision	(13,714)	22,187	999	1,314	3,162

DEFERRED:
Federal	12,853	(14,042)	(9,224)	9,264	939
State	5,601	(6,189)	(3,145)	3,297	(871)
Foreign	(9,044)	(5,477)	(3,107)	46,818	8,527
Deferred tax (benefit) / provision	9,410	(25,708)	(15,476)	59,379	8,595
Income tax (benefit) / provision	$(4,304)	$(3,521)	$(14,477)	$60,693	$11,757

Current tax benefit for the period from June 12, 2021 through January 31, 2022 (Successor) of $13.7 million is due primarily to the reversal of income taxes payable attributable to the impacts of deferred revenue recognized for book purposes that was previously recognized for tax purposes in the predecessor period and non-taxable interest. Deferred tax expense for the period from June 12, 2021 through January 31, 2022 (Successor) of $9.4 million primarily relates to the reversal of temporary differences created by basis differences in intangible assets and deferred revenue.

Current tax expense for the period from February 1, 2021 through June 11, 2021 (Predecessor (SLH)) of $22.2 million is due primarily to the recognition of deferred revenue for tax purposes and the recording of income taxes payable for the predecessor period ended as of June 11, 2021. Deferred tax benefit for the period from February 1, 2021 through June 11, 2021 (Predecessor) of $25.7 million primarily resulted from temporary differences related to deferred revenue.

Current tax expense for the period from August 28, 2020 through January 31, 2021 (Predecessor (SLH)) of $1.0 million primarily relates to state income taxes on operating profits generated in certain state jurisdictions during the period. The federal current tax expense for the Predecessor (SLH) period was not significant due to net operating loss carryforwards that were available to offset taxable income since the reduction in certain tax attributes and tax basis in certain assets occurs on the last day of the tax year (i.e. January 31, 2021) in which the bankruptcy occurred. Deferred tax benefit for the period from August 28, 2020 through January 31, 2021 (Predecessor (SLH)) of $15.5 million primarily relates to the reversal of temporary differences created by basis differences in intangible assets and deferred revenue recorded in fresh-start accounting.

Current tax expense for the period from February 1, 2020 through August 27, 2020 (Predecessor (PL)) of $1.3 million primarily consists of other foreign location current taxes payable at countries which serve as limited risk distributors of the Company’s intellectual property as well state taxes for separate state tax filings and unitary state tax provision to return adjustments. Deferred tax expense for the period from February 1, 2020 through August 27, 2020 (Predecessor (PL)) of $59.4 million primarily resulted from the recognition of $73.4 million in consolidated tax expense from fresh-start accounting and reorganization items described above being partially offset by a tax benefit recognized upon impairment of the indefinite lived tradename asset.

Current tax expense for the fiscal year ended January 31, 2020 of $3.2 million primarily consists of state taxes for separate state tax filings and other foreign location current taxes payable in countries which serve as limited risk distributors of the Company’s intellectual property. Deferred tax expense for the year ended January 31, 2020 of $8.6 million related primarily to changes in other foreign country valuation allowances.

The following table presents the U.S. and foreign components of (loss) income before income taxes (in thousands):

	Fiscal 2022		Fiscal 2021
	Successor	Predecessor (SLH)	Predecessor (SLH)	Predecessor (PL)	Predecessor (PL)
	From	From	From	From
	June 12, 2021 to	February 1, 2021	August 28, 2020	February 1, 2020	Fiscal year ended
	January 31, 2022	to June 11, 2021	January 31, 2021	to August 27, 2020	January 31, 2020
Domestic	$(12,247)	$(21,838)	$(75,389)	$527,248	$(65,175)
Foreign	(50,803)	(32,122)	(28,842)	2,463,403	(653,797)
(Loss) income before income taxes	$(63,050)	$(53,960)	$(104,231)	$2,990,651	$(718,972)

A reconciliation of the relevant statutory rate to the Company’s effective tax rate is as follows:

	Fiscal 2022		Fiscal 2021
	Successor	Predecessor (SLH)	Predecessor (SLH)	Predecessor (PL)	Predecessor (PL)
	From	From	From	From
	June 12, 2021 to	February 1, 2021	August 28, 2020	February 1, 2020	Fiscal year ended
	January 31, 2022	to June 11, 2021	January 31, 2021	to August 27, 2020	January 31, 2020
Income tax provision (benefit) at United States (21.0%) / Luxembourg statutory rate (24.9%) / Irish Statutory rate (12.5%)	(21.0)%	(24.9)%	(24.9)%	12.5%	(12.5)%
Increase (decrease) in tax resulting from:
US State income taxes, net of federal benefit	(7.5)%	(2.5)%	(6.1)%	0.2%	(0.2)%
Foreign rate differential	5.8%	10.0%	6.5%	0.0%	(0.8)%
Global Intangible Low-Taxed Income	(1.1)%	0.0%	0.0%	0.0%	0.0%
Non-deductible expenses	0.3%	0.3%	0.5%	0.2%	1.4%
Non-deductible interest	(2.6)%	0.0%	0.0%	0.1%	0.0%
Non-deductible officer compensation	3.8%	0.0%	(0.3)%	0.0%	0.0%
Warrants	(5.8)%	0.0%	(0.7)%	0.0%	0.0%
Transaction costs	2.4%	0.1%	(8.5)%	0.0%	0.0%
Unrecognized tax benefit	7.6%	(2.4)%	(0.4)%	0.0%	0.3%
Change in valuation allowance	15.8%	7.0%	10.4%	(4.7)%	6.1%
Impairment of goodwill	0.0%	0.0%	0.0%	0.5%	5.6%
Reorganization and fresh start adjustments	0.0%	0.0%	9.8%	(7.5)%	0.0%
Return to provision adjustment	(3.5)%	5.5%	0.0%	0.7%	0.0%
Other	(1.0)%	0.4%	(0.2)%	0.0%	1.7%
Effective tax rate - provision (benefit)	(6.8)%	(6.5)%	(13.9)%	2.0%	1.6%

Deferred income taxes are provided for the effects of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and the amounts recognized for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities as of the periods presented were as follows (in thousands):

	Successor	Predecessor (SLH)
	January 31, 2022	January 31, 2021
ASSETS:
Net operating loss carryforwards	$77,586	$11,098
Deferred interest expense	58,237	35,741
Reserves and accruals	16,309	7,297
Lease liabilities	2,702	2,620
Tax credits	880	99
Transaction costs	6,049	19,609
Other intangibles	—	3,458
Gross deferred tax assets	161,763	79,922
Less: Valuation allowance	(144,717)	(57,562)
Net deferred tax assets	$17,046	$22,360
LIABILITIES:
Intangibles	$(102,819)	$(82,862)
Property and equipment, net	(5,823)	(1,834)
Accrued Interest	(4,007)	(4,522)
Right-of-use asset	(2,549)	(2,260)
Deferred revenue	—	(5,156)
Other	(1,243)	(4,299)
Gross deferred tax liabilities	(116,441)	(100,933)
Total net deferred tax liabilities, net	$(99,395)	$(78,573)

In assessing the realization of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company considered the scheduled reversal of deferred tax assets and liabilities in assessing the realization of deferred tax assets. Based on this assessment, the Company determined that it is more likely than not that the deferred tax assets in certain significant jurisdictions including Canada, France, Ireland, and the United States, will not be realized to the extent they exceed reversal of deferred tax liabilities.

As of January 31, 2022, the Company had tax effected NOLs of $82.5 million, comprised of $38.7 million for U.S. federal taxes, $14.0 million for U.S. state and local taxes and $29.8 million for the rest of the world. The aforementioned NOLs do not include uncertain tax positions. The U.S. state and local taxes NOL carryforwards expire at various dates through 2031. Certain U.S. federal, state and foreign location NOL carryforwards are not subject to expiration, while the remainder, if not utilized, will substantially expire at various dates through 2041.

As of January 31, 2022, the Company had tax effected U.S. interest expense carryforwards of $58.0 million, majority of which are subject to limitation pursuant to Section 382.

As of January 31, 2022, there were $14.3 million of unrecognized tax benefits (“UTBs”) associated with uncertain tax positions and an additional $0.8 million of accrued interest and penalties, all of which, if recognized, would affect the

Company’s effective tax rate. The Company accounts for interest and penalties related to uncertain tax positions as part of its provision for income taxes.

	Fiscal 2022		Fiscal 2021
	Successor	Predecessor (SLH)	Predecessor (SLH)	Predecessor (PL)	Predecessor (PL)
	From	From	From	From
	June 12, 2021 to	February 1, 2021	August 28, 2020	February 1, 2020	Fiscal year ended
	January 31, 2022	to June 11, 2021	January 31, 2021	to August 27, 2020	January 31, 2020
Unrecognized tax benefits, beginning balances	$3,115	$3,918	$3,768	$3,773	$2,081
Increases for tax positions taken during the current period	6,161	—	—	—	—
Increases for tax positions taken during a prior period	5,975	—	37	35	1,987
Decreases for tax positions taken during a prior period	—	(788)	—	(40)	(295)
Other	(64)	(15)	452	—	—
Decreases resulting from the expiration of statute of limitations	(847)	—	(339)	—	—
Unrecognized tax benefits, ending balance	$14,340	$3,115	$3,918	$3,768	$3,773

In the ordinary course of business, the Company’s income tax returns are subject to examination by the tax authorities in certain jurisdictions including the United States and Ireland. With exceptions, the Company is no longer subject to income tax examination for years before 2018 in these material jurisdictions.

The Tax Cuts & Jobs Act of 2017 created a new requirement that certain income earned by foreign subsidiaries, known as global intangible low-tax income (GILTI), must be included in the gross income of their U.S. shareholder. The FASB allows an accounting policy election of either recognizing deferred taxes for temporary differences expected to reverse as GILTI in future years or recognizing such taxes as a current-period expense when incurred. The Company has elected to treat the tax effect of GILTI as a current-period expense when incurred.

The Company generally considers the excess of its financial reporting over its tax basis in its investment in foreign subsidiaries to be essentially permanent in duration and has not computed or recorded significant taxes on repatriations of the earnings of its foreign subsidiaries. As a result of the one-time repatriation tax on foreign earnings required under the 2017 U.S. Tax Cuts and Jobs Act, the prior earnings of its foreign subsidiaries were deemed repatriated. The Company did not record a deferred tax liability for earnings of foreign subsidiaries for the period June 12, 2021 through January 31, 2022 (Successor), the period February 1, 2021 through June 11, 2021 (Predecessor), August 28, 2020 through January 31, 2021 (FY21 Successor), the period February 1, 2020 through August 27, 2020 (FY21 Predecessor) and the fiscal year ended January 31, 2020 as the Company is permanently reinvested in these jurisdictions. Provisions have not been made for income taxes on approximately $2,556 million of undistributed earnings at January 31, 2022 in foreign subsidiaries that were deemed permanently reinvested. Determination of the amount of unrecognized deferred income tax liabilities on these earnings is not practicable because such liability, if any, depends on certain circumstances existing if and when remittance occurs. A deferred tax liability will be recognized if and when the Company no longer plans to permanently reinvest these undistributed earnings.

On March 27, 2020, the Coronavirus Aid, Relief and Economic Security (“CARES”) Act was enacted and signed into law. Certain provisions of the CARES Act impacted the FY22, FY21 and FY20 income tax provision computations of the Company. The CARES Act contains modifications on the limitation of business interest for tax years beginning in 2019 and 2020. The modifications to Section 163(j) increase the allowable business interest deduction from 30% of adjusted taxable income to 50% of adjusted taxable income. This modification increased the Company’s allowable interest expense deduction.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, as part of its initiative to reduce complexity in the accounting standards. The amendments in the ASU include removal of certain exceptions to the general principles in Topic 740 related to recognizing deferred taxes for investments, performing intraperiod tax allocation and calculating income taxes in an interim period. The ASU also clarifies and simplifies other aspects of the accounting for income taxes, including the recognition of deferred tax liabilities for outside basis differences. The amendments in this ASU are effective for annual periods in fiscal years beginning after December 15, 2020, and interim periods therein.  The adoption of this standard does not have a material impact to its consolidated financial statements.

(10) Prepaid Expenses and Other Current Assets

Prepaid expense and other current assets in the accompanying consolidated balance sheets consist of the following (in thousands):

	Successor	Predecessor (SLH)
	January 31, 2022	January 31, 2021
Deferred commission costs – current	$6,874	$1,112
Reclaimable tax	8,908	8,626
Prepaid software maintenance costs	3,335	6,289
Prepaid royalties	2,773	2,594
Prepaid insurance costs	2,591	727
Prepaid employee benefits	2,463	1,411
Other Prepaid expenses	4,571	1,966
Course material	548	—
Deposits	590	—
Other receivables	4,395	779
Other current asset	34	35
Total prepaid expenses and other current assets	$37,082	$23,539

(11) Other Assets

Other assets in the accompanying consolidated balance sheets consist of the following (in thousands):

	Successor	Predecessor (SLH)
	January 31, 2022	January 31, 2021
Deferred commission costs – non-current	$6,374	$4,437
Deposits	3,449	809
Other	957	1,450
Total other assets	$10,780	$6,696

(12) Accrued Expenses

Accrued expenses in the accompanying consolidated balance sheets consisted of the following (in thousands):

	Successor	Predecessor (SLH)
	January 31, 2022	January 31, 2021
Professional fees	$9,184		$8,282
Accrued sales tax/VAT	7,666		4,404
Accrued royalties	2,933		2,086
Accrued tax	7,690		2,481
Accrued interest	6,730		491
Accrued Virtual, on-demand and classroom related costs	5,777		—
Accrued accounts payable	3,073		—
Refundable payments	2,546		—
Other accrued liabilities	2,158		2,359
Total accrued expenses	$47,757		$20,103

(13) Restructuring

In connection with strategic initiatives implemented during the period ended January 31, 2022 (Successor), June 11, 2021 (Predecessor (SLH)), January 31, 2021 (Predecessor (SLH)), August 27, 2020 (Predecessor (PL)) and January 31, 2020 (Predecessor (PL), the Company’s management approved and initiated plans to reduce its cost structure and better align operating expenses with existing economic conditions and the Company’s operating model. The Company recorded $3.6 million of restructuring charges during the period from June 12, 2021 through January 31, 2022 (Successor) and recorded a credit of $0.6 million during the period from February 1, 2021 through June 11, 2021 (Predecessor (SLH)). The Company recorded charges of $1.9 million for the period from August 28, 2020 through January 31, 2021 (Predecessor (SLH)), $0.8 million for the period from February 1, 2020 through August 27, 2020 (Predecessor (PL)) and $1.8 million for the fiscal year ended January 31, 2020, which is included in the statement of operations as restructuring. Substantially all of this charge represents the severance costs of terminated employees.

(14) Employee Benefit Plan

The Company has a 401(k) plan covering all US-based employees of the Company who have met certain eligibility requirements. Under the terms of the 401(k) plan, the employees may elect to make tax-deferred contributions to the 401(k) plan. In addition, the Company may make discretionary contributions to the 401(k) plan. Under this plan, contributions of approximately $1.6 million, $0.9 million, $1.0 million, $1.3 million, and $2.2 million were made for the period from June 12, 2021 through January 31, 2022 (Successor), the period from February 1, 2021 through June 11, 2021 (Predecessor (SLH)), the period from August 28, 2020 through January 31, 2021 (Predecessor (SLH)), the period from February 1, 2020 through August 27, 2020 (Predecessor (PL)), and fiscal year ended January 31, 2020, respectively.

In addition, the Company has various retirement and post-employment plans covering certain international employees. Certain of the plans allow the Company to match employee contributions up to a specified percentage as defined by the plans. Under these plans, contributions of approximately $2.7 million, $0.4 million, $0.5 million, $0.6 million, and $0.9 million, were made for the period from June 12, 2021 through January 31, 2022 (Successor), the period from February 1, 2021 through June 11, 2021 (Predecessor (SLH)), the period from August 28, 2020 through January 31, 2021 (Predecessor (SLH)), the period from February 1, 2020 through August 27, 2020 (Predecessor (PL)), and fiscal year ended January 31, 2020, respectively.

(15) Leases, Commitments and Contingencies

Leases

The Company measured Skillsoft and Global Knowledge’s legacy lease agreements as if the leases were new at the acquisition date and applied the provisions of Topic 842. This resulted in the recognition of right-of-use (ROU) assets and lease liabilities of $18.0 million and $18.1 million, respectively, as of January 31, 2022. All leases are classified as operating leases.

The Company’s lease portfolio includes office space, training centers, and vehicles to support its research and development activities, sales operations and other corporate and administrative functions in North America, Europe and Asia. The Company’s leases have remaining terms of one year to twelve years. Some of the Company’s leases include options to extend or terminate the lease prior to the end of the agreed upon lease term. For purposes of calculating lease liabilities, lease terms include options to extend or terminate the lease when it is reasonably certain that the Company will exercise such options.

Operating lease ROU assets and liabilities are recognized based on the present value of the future minimum lease payments over the expected lease term. As the Company’s operating leases generally do not provide an implicit rate, the Company uses an estimated incremental borrowing rate in determining the present value of future payments. The incremental borrowing rate represents an estimate of the interest rate the Company would incur at the acquisition date to borrow an amount equal to the lease payments on a collateralized basis over the term of a lease within a particular location and currency environment. The Company used a weighted average incremental borrowing rate of 6.12% as of June 11, 2021, the acquisition date, for its operating leases that commenced prior to that date. The Company elected the package of practical expedients permitted under the transition guidance which were applied consistently to all of the Company’s leases that commenced before the acquisition date. The Company also elected the short-term lease recognition exemption for all qualifying leases, where ROU assets and lease liabilities are not recognized for leases with the remaining terms of less than one year.

The operating leases are included in the caption “Right of use assets”, “Lease Liabilities”, and “Long-term lease liabilities” on the Company’s consolidated balance sheets as of January 31, 2022. The weighted-average remaining lease term of the Company’s operating leases is 5.9 years. Lease costs for minimum lease payments are recognized on a straight-line basis over the lease term. The lease costs were $1.1 million and related cash payments were $1.3 million for the period from February 1, 2021 to June 11, 2021 (Predecessor (SLH)). The lease costs were $5.4 million and related cash payments were $5.4 million for the period from June 12, 2021 to January 31, 2022 (Successor). The lease costs were $2.2 million and related cash payments were $2.1 million for the period from February 1, 2020 to August 27, 2020 (Predecessor (PL)). The lease costs were $1.6 million and related cash payments were $1.6 million for the period from August 28, 2020 to January 31, 2021 (Predecessor (SLH)). Lease costs are included within content and software development, selling and marketing, and general and administrative lines on the consolidated statements of operations, and the operating leases related cash payments were included in the operating cash flows and the finance lease related cash payments were included in the financing cash flows on the consolidated statements of cash flows. Short-term lease costs and variable lease costs are not material.

The table below reconciles the undiscounted future minimum lease payments under non-cancellable leases to the total lease liabilities recognized on the consolidated balance sheets as of January 31, 2022 (Successor):

Fiscal Year Ended January 31 (in thousands):	Operating Leases
2023	$7,200
2024	3,993
2025	2,485
2026	1,198
2027	1,201
Thereafter	4,989
Total future minimum lease payments	21,066
Less effects of discounting	(2,929)
Total lease liabilities	$18,137

Reported as of January 31, 2022
Lease liabilities	$6,387
Long-term lease liabilities	11,750
Total lease liabilities	$18,137

Litigation

From time to time, the Company is a party to or may be threatened with litigation in the ordinary course of its business. The Company regularly analyzes current information, including, as applicable, the Company’s defense and insurance coverage and, as necessary, provides accruals for probable and estimable liabilities for the eventual disposition of these matters.

In connection with the Skillsoft Merger, two lawsuits were filed by Churchill shareholders alleging breaches of fiduciary duty and violations of the disclosure requirements of the Securities Exchange Act of 1934, as amended. These lawsuits were dismissed as of July 6, 2021, and July 7, 2021, respectively, following the completion of the Skillsoft Merger on June 11, 2021.

On March 14, 2022, a putative Company stockholder filed a complaint in the United States District Court for the Eastern District of New York, captioned Newton v. Skillsoft Corp., et al., No. 1:22-cv-01383 (E.D.N.Y.), against the Company and the members of its Board of Directors. The complaint generally alleges that the definitive proxy statement filed by the Company with the SEC in connection with the proposed Codecademy acquisition contains misstatements and omissions in violation of Section 14(a) of the Securities Exchange Act of 1934 and Rule 14a-9 promulgated thereunder by the SEC.  The complaint seeks, among other things, equitable relief and an award of attorneys’ fees and expenses.  In addition, the Company has received six demand letters from putative stockholders asserting similar claims.

The items noted above, and any potential liability, do not currently meet the accounting criteria of probable and estimable. Therefore the Company has not accrued any related liability as of July 31, 2022.

Guarantees

The Company’s software license arrangements and hosting services are typically warranted to perform in a manner consistent with general industry standards that are reasonably applicable and substantially in accordance with the Company’s product documentation under normal use and circumstances. The Company’s arrangements also include certain provisions for indemnifying customers against liabilities if its products or services infringe a third party’s intellectual property right.

The Company has entered into service level agreements with some of its hosted application customers warranting certain levels of uptime reliability and such agreements permit those customers to receive credits against monthly hosting fees or terminate their agreements in the event that the Company fails to meet those levels for an agreed upon period of time.

To date, the Company has not incurred any material costs as a result of such indemnifications or commitments and has not accrued any liabilities related to such obligations in the accompanying consolidated financial statements.

(16) Long-Term Debt

Debt consisted of the following (in thousands):

	Successor	Predecessor (SLH)
	January 31, 2022	January 31, 2021
Term Loan - current portion	$4,800	$5,200
Current maturities of long-term debt	$4,800	$5,200

Term Loan - long-term portion	474,000	514,800
Less: Fresh-Start Reporting Fair Value Adjustment	—	(4,564)
Less: Original Issue Discount - long-term portion	(6,724)	—
Less: Deferred Financing Costs - long-term portion	(5,091)	—
Long-term debt	$462,185	$510,236

Exit Credit Facility (Predecessor (SLH))

Upon emergence from Chapter 11, the Company entered into the Exit Credit Facility of $520 million consisting of (i) a $110 million super senior term loan facility, the First Out Term Loan due in December 2024, and (ii) a $410 million first lien, second-out term loan facility, the Second Out Term Loan due in April 2025. The Exit Credit Facility incurred interest at a rate equal to LIBOR plus 7.50% per annum, with a LIBOR floor of 1.00%. The Exit Credit Facility contained customary provisions and reporting requirements, including prepayment penalties and a maximum leverage covenant. Quarterly principal repayments of $1.3 million began for the quarter ended April 30, 2021 and increased to $2.6 million for the quarter ended April 30, 2022 until maturity.

Immediately following the effective time of the Skillsoft Merger on June 11, 2021, each outstanding share of Churchill Class C common stock issued to the former holders of Skillsoft Class A Shares in connection with the Skillsoft Merger was redeemed for a redemption price of (i) $131.51 per share in cash and (ii) $5.208 per share in incremental indebtedness (the “Class A SO Incremental Loans”) under that certain Senior Secured Second Out Term Loan Credit Agreement (the “SO Credit Agreement”), dated as of August 27, 2020, by and among Software Luxembourg Intermediate S.à r.l.

(“Holdings”), as the parent borrower (the “Parent Borrower”), the other borrower party thereto, the lenders from time to time party thereto and Wilmington Savings Fund Society, FSB, as the administrative agent and collateral agent, as amended (the “SO Credit Agreement”) for a total aggregate increase of $20 million of second out term loans under the SO Credit Agreement. In addition, upon the closing of the Global Knowledge Merger, (i) pursuant to a Joinder Agreement, dated as of June 11, 2021, by and among certain lenders party thereto, Holdings, the Parent Borrower and the other borrower party thereto, such lenders were issued an aggregate principal amount of $50 million of incremental first out term loans (the “GK FO Incremental Loans”) under that certain Senior Secured Term Loan Credit Agreement dated as of August 27, 2020, by and among Holdings, the Parent Borrower, the other borrower party thereto, the several banks and other financial institutions from time to time party thereto, as lenders and Wilmington Savings Fund Society, FSB, as administrative agent and collateral agent, as amended (the “FO Credit Agreement”) and (ii) pursuant to a Joinder Agreement, dated as of June 11, 2021 by and among certain lenders party thereto, Holdings, the Parent Borrower, the other borrower party thereto, such lenders were issued an aggregate principal amount of $20 million of incremental second out term loans under the SO Credit Agreement (the “GK SO Incremental Loans” and together with the GK FO Incremental Loans and the Class A SO Incremental Loans, the “Incremental Loans”).

Term Loan (Successor)

On July 16, 2021, Skillsoft Finance II, Inc. (“Skillsoft Finance II”), a subsidiary of Skillsoft Corp., entered into a Credit Agreement (the “Credit Agreement”), by and among Skillsoft Finance II, as borrower, Skillsoft Finance I, Inc., as holdings (“Holdings”), the lenders party thereto and Citibank, N.A., as administrative agent and collateral agent, pursuant to which the lenders provided a $480 million term loan facility (the “Term Loan Facility”) to Skillsoft Finance II, the proceeds of which, together with cash on hand, were used to refinance the First Out Term Loan and Second Out Term Loan (discussed above). The Term Loan Facility is scheduled to mature on July 16, 2028 (the “Maturity Date”).

The Term Loan Facility is guaranteed by Holdings and certain material subsidiaries of Skillsoft Finance II (collectively, the “Loan Parties”). All obligations under the Credit Agreement, and the guarantees of those obligations, are secured by substantially all of the material assets of the Loan Parties.

Amounts outstanding under the Term Loan Facility bear interest, at the option of Skillsoft Finance II, at a rate equal to (a) LIBOR (subject to a floor of 0.75%) plus 4.75% for Eurocurrency Loans or (b) the highest of (i) the Federal Funds Effective Rate plus ½ of 1%, (ii) the “prime rate” quoted by the Administrative Agent, (iii) LIBOR plus 1.00% and (iv) 1.75%, plus 3.75% for ABR Loans. The $480 million of initial term loan bears interest at a rate equal to LIBOR plus 4.75%, per annum, with a LIBOR floor of 0.75%, and quarterly principal repayments of $1.2 million began for the quarter ended January 31, 2022 until maturity.

Voluntary prepayment is permitted under the Term Loan Facility subject to a premium of 2% for any prepayments prior to the 12 month anniversary of the Term Loan Facility. Loan Parties are subject to various affirmative and negative covenants and reporting obligations under the Credit Facility. These include, among others, limitations on indebtedness, liens, sale and leaseback transactions, investments, fundamental changes, assets sales, restricted payments, affiliate transactions, and restricted debt payments. Events of default under the Term Loan Facility include non-payment of amounts due to the lenders, violation of covenants, materially incorrect representations, defaults under other material indebtedness, judgments and specified insolvency-related events, certain ERISA events, and invalidity of loan or collateral documents, subject to, in certain instances, specified thresholds, cure periods and exceptions. As of January 31, 2022, the Company is in compliance with all covenants.

The Company received $467.3 million of net proceeds (net of $5.4 million of financing costs and $7.2 million of original issuance discounts) from the Term Loan Facility on July 16, 2021. The Company used the net proceeds and cash on hand to pay down $608.7 million of outstanding borrowings from the Exit Credit Facility and $5.0 million of interest on July 16, 2021.

The refinancing was accounted for as a modification for certain lenders and an extinguishment for other lenders and debt issuance costs and lender fees were accounted for in proportion to whether the related principal balance was considered modified or extinguishments. Accordingly, both newly incurred and deferred financing costs and original issuance discounts of $5.5 million and $7.2 million, respectively, will be amortized as additional interest expense over the term of the Term Loan. Furthermore, $3.1 million of third-party costs incurred in connection with the refinancing which were expensed as incurred and recognized as interest expenses in the accompanying statement of operations for the period from June 12, 2021 through January 31, 2022.

The Company’s debt outstanding as of January 31, 2022 matures as shown below (in thousands):

Fiscal year ended January 31:
2023	$4,800
2024	4,800
2025	4,800
2026	4,800
2027	4,800
Thereafter	454,800
Total payments	478,800
Less: Current portion	(4,800)
Less: Unamortized original issue discount and issuance costs	(11,815)
Long-term portion	$462,185

Accounts Receivable Facility (Predecessor and Successor)

On December 20, 2018, the Company entered into a $75.0 million receivables credit agreement, with a termination date of the earliest of 5 years from closing or 45 days before the revolving credit facility maturity or 180 days before the maturity of any term indebtedness greater than $75 million. There are four classes of available receivables for sale with advance rates between 50.0% and 85.0%. The lenders require the Company to deposit receipts from sold receivables to a restricted concentration account. Receivables that have been sold to the lenders must be transferred to the restricted concentration account within two business days of being collected by the Company. The Company accounts for these transactions as borrowings, as the assets being transferred contain the rights to future revenues. Under these agreements, the Company receives the net present value of the accounts receivable balances being transferred. The interest rate on borrowings outstanding under these agreements was 3.5% at January 31, 2022. Borrowings and repayments under these agreements are presented as cash flows from financing activities in the accompanying consolidated statements of cash flows.

On September 19, 2019, the Company amended the receivables credit agreement to include Class “B” lending. This increased the facility borrowing capacity up to $90.0 million. In conjunction with this, it increased the advance rate to 95% across the four classes of available receivables. All other terms and conditions remained materially the same.

On August 27, 2020, the Company amended its accounts receivable facility. In connection with the amendment, additional capacity under the previous accounts receivable facility which had been extended by the private equity sponsor of the Company’s prior owner was eliminated, reducing the maximum capacity of the facility from $90 million to $75 million. The maturity date for the remaining $75 million facility was extended to the earlier of (i) December 2024 or (ii) 90 days prior to the maturity of any corporate debt. The Company submits a monthly reconciliation on each month’s settlement date detailing what was collected from the prior months borrowing base and what receivables are being sold during the new borrowing base period to replenish them. If additional receivables are sold to replenish receipts, the funds from the concentration account will be returned to the Company from the restricted concentration account by the administration agent. The reserve balances were $13.0 million at January 31, 2022 and are classified as restricted cash on the balance sheet.

(17) Long-Term Liabilities

Other long-term liabilities in the accompanying consolidated balance sheets consist of the following (in thousands):

	Successor	Predecessor (SLH)
	January 31, 2022	January 31, 2021
Uncertain tax positions; including interest and penalties – long-term	$9,199	$5,794
Other	1,926	196
Total other long-term liabilities	$11,125	$5,990

(18) Shareholders’ Equity

Skillsoft Corp. (Successor)

Capitalization

As of January 31, 2022, the Company’s authorized share capital consisted of 375,000,000 shares of Class A common stock, 3,840,000 shares of Class C common stock and 10,000,000 shares of preferred stock, with a par value $0.0001 each. As of January 31, 2022, 133,258,027 shares of Class A common stock were issued and outstanding.

The number of authorized shares of Class A common stock or preferred stock authorized for issuance may be increased by the affirmative vote of the holders of a majority in voting power of the Company’s capital stock entitled to vote thereon. Except as required by law, holders of share of Class C common stock are not entitled to vote any such shares.

Subject to applicable law, the Company may declare dividends to be paid ratably to holders of Class A common stock out of the Company’s assets that are legally available to be distributed as dividends in the discretion of the Company’s board of directors. Holders of Class C common stock are generally not entitled to dividends.

Software Luxembourg Holding S.A. (Predecessor (SLH))

Reorganization

On August 27, 2020 Pointwell (which had been a direct wholly owned subsidiary of Evergreen Skills Lux S.à r.l.), and certain of its subsidiaries, completed a reorganization. As a result of the reorganization, ownership of Pointwell was transferred to the Company’s lenders and no consideration or right to future consideration was provided to the former equity holders of Pointwell. In addition, the shared-based compensation plans, described below were cancelled with no consideration provided.

In Settlement of Predecessor (PL)’s first and second lien debt obligations, the holders of Predecessor (PL)’s first lien received a total of 3,840,000 of Class A common shares. The Predecessor (PL)’s second lien holders received a total of 160,000 of Class B common shares and a total of 705,882 warrants to purchase additional common shares. The predecessor warrants were valued using a probability-based approach that considered management’s estimate of the probability of (i) a sale of the company that met certain conditions that caused the warrants to be cancelled for no consideration, (ii) a sale of the company that did not meet certain conditions that caused the warrants to be cancelled for no consideration and (iii) warrants being held to maturity, with the last two scenarios utilizing a Black-Scholes model to estimate fair value.

The warrants included a provison whereby, in the event of a  sale of the Company meeting certain conditions (“Favored Sale”), the warrants would be cancelled for no consideration, however, in such an event, the holders of Class B shares would receive a higher share of any consideration paid in the form of common stock by the acquiring company. The conditions of the Favored Sale were established in anticipation of a Churchill merger and mirror the ultimate agreement executed on October 12, 2020. The Board of Directors and required level of warrant holders amended the warrants such that the deadline a Favored Sale to occur was extended to October 12, 2020. An amendment to extend the date by which a Favored Sale could occur represented a modification to both the warrants and the participation right held by the Class B holders. Management measured the impact of the modification to both the freestanding warrants and the participation right held by the Class B holders by comparing their fair values immediately before and after the modification. The net impact of the increase in the value of the participation right held by Class B stockholders, of $13.3 million, and the decrease in the value of the warrants, of $7.4 million, is reflected as a decrease of $5.9 million in earnings attributable to Class A common stockholders and an increase to $5.9 million earnings attributable to Class B common stockholders for earnings per share purposes. The $7.4 million decrease in the value of warrants is reflected as a capital contribution and is reflected as an increase to additional-paid-in-capital in the period from August 28, 2020 through January 31, 2021 (Predecessor SLH).

As a result of the Skillsoft Merger, the warrants were terminated for no consideration on June 11, 2021.

Share Capital

As of January 31, 2021 Predecessor (SLH)’s authorized share capital consisted of 1,000,000,000 common shares with a par value $0.01 each. This consists of 800,000,000 Class A shares and 200,000,000 Class B shares. As of January 31, 2021, 4,000,000 common shares were issued and outstanding. This consists of 3,840,000 Class A shares and 160,000 Class B shares.

Any amendment to the share capital of the Predecessor (SLH) shall be voted upon by the extraordinary general meeting of shareholders upon approval by a majority of the shareholders representing three quarters of the share capital at least. The Predecessor has no authorized share capital which would enable its board of managers to increase the share capital. Each share of the Predecessor is entitled to one vote at ordinary and extraordinary general meetings. The amendments to the articles of association of the Predecessor require the approval of a majority of shareholders representing three quarters of the share capital at least. In case the Predecessor shall have only one single shareholder, the sole shareholder exercises all the powers granted to the general meeting of shareholders.

Any legally available amounts to be distributed by Predecessor (SLH) in or in respect of any financial period (the Predecessor (SLH)’s financial year starts on the first of February and ends on the thirty-first of January) may be distributed amongst the holders of shares in proportion to the number of shares held by them. Any decision to distribute legally available amounts shall be adopted either by the board of managers or the general meeting of shareholders of the Predecessor (SLH), as the case may be.

(19) Warrants

In connection with the formation of the Company and subsequent acquisitions of Software Luxembourg Holdings and Albert DE, warrants to purchase common stock were issued to investors, sellers of Albert DE and an executive of the company. Warrants that are not subject to ASC 718, Stock Compensation and (i) contained features that could cause the warrant to be puttable to the Company for cash or (ii) had terms that prevented the conversion of the warrant from being fixed in all circumstances, are classified as a liability on the Company’s balance sheet and measured at fair value, with changes in fair value being recorded in the income statement, whereas all other warrants meet the equity scope exception and are classified as equity and not remeasured.

A summary of liability classified warrants is as follows (in thousands, except per share amounts):

	Underlying				Fair Value
	Common	Strike	Redemption	Expiration	at January 31,
Type	Shares	Price	Price	Date	2022
Private Placement Warrants – Sponsor	16,300	$11.50	None	6/11/26	$28,199

Simultaneously with the closing of the initial public offering, Churchill Capital (the “Sponsor”) purchased an aggregate of 15,800,000 Private Placement Warrants. An additional 1,500,000 of warrants were issued at the closing in connection with the repayment of a promissory note due to the Sponsor. 1,000,000 of the Private Placement warrants were transferred to the incoming CEO as described below. These warrants held by the Sponsor include provisions that provide for potential changes to the settlement amounts on redemptions were dependent upon the characteristics of the holder of the warrant. Because the holder of the instrument is not an input into the pricing of a fixed-for-fixed option on equity shares, the warrants are precluded from being indexed to the entity’s stock and are classified as a liability measured at fair value, with changes in fair value each period reported in earnings.

A summary of equity classified warrants is as follows (in thousands, except per share amounts):

	Underlying
	Common	Strike	Redemption	Expiration
Type	Shares	Price	Price	Date
Public Warrants	23,000	$11.50	$18.00	6/11/26
Private Placement Warrants (PIPE)	16,667	$11.50	$18.00	6/11/26
Private Placement Warrants (Global Knowledge)	5,000	$11.50	None	10/12/25
Private Placement Warrants (CEO)	1,000	$11.50	None	6/11/26
Total	45,667

A description of each category of warrants issued and outstanding is as follows:

●	Public Warrants – Pursuant to the initial public offering, the Company sold units that consisted of one share of Class A common stock and one-third of one redeemable warrant (“Public Warrant”), resulting in the issuance of 23,000,000 warrants. Prior to the Skillsoft Merger, Churchill Capital Corp II had classified these warrants as liabilities due to tender offer provisions which states that in in the event of a tender or exchange offer made to and accepted by holders of more than 50% of the outstanding shares of a single class of common stock, all holders of the warrants would be entitled to receive cash for their warrants. Accordingly, there were potential scenarios outside of the control of the Company (which had more than one class of outstanding common stock prior to the Merger), where all warrant holders would be entitled to cash, while only certain of the holders of the underlying shares of common stock would be entitled to cash, requiring the warrants to be classified as a liability measured at fair value, with changes in fair value reported each period in earnings. Upon the completion of the Skillsoft Merger on June 11, 2021, when only one class of voting shares remained outstanding, the warrants could now meet equity classification criteria as net cash settlement can only be triggered in circumstances in which the holders of the shares underlying the contract also would receive cash in the event of a fundamental change in the ownership of the Company, such as a change in control. Accordingly, the fair value of the warrants was transferred to equity and cumulative losses recognized from changes in fair value remain in the Company’s accumulated deficit balance.
●	Private Placement Warrants (PIPE) – In connection with the second step investment made by the anchor PIPE investor, 16,666,667 warrants were issued to a PIPE investor to purchase Churchill Class A common stock. The PIPE Private Placement Warrants are issued in the same form as the Public Warrants.
●	Private Placement Warrants (Global Knowledge) – Upon completion of the acquisition of Albert DE, 5,000,000 warrants were issued to the former owners of Global Knowledge. These warrants are similar to the Private Placement Warrants except the warrants are not subject to the redemption provisions described above if transferred.
●	Private Placement Warrants (CEO) - Effective at the closing of the Skillsoft Merger and Global Knowledge Merger, the Sponsor committed to transfer 1,000,000 fully vested Private Placement Warrants to the CEO pursuant his employment agreement with the Company. The warrants are subject to ASC 718 Stock Compensation and the Company recognized stock-based compensation expense of $2.8 million for the period from June 12, 2021 to January 31, 2022.

Public Warrants and PIPE Private Placement Warrants (hereinafter referred to as “Redeemable Warrants”) are currently exercisable and may only be exercised for a whole number of shares. The Company may redeem these warrants:

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon not less than 30 days’ prior written notice of redemption;
●	if, and only if, the reported last sale price of the Company’s common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third business day prior to the notice of redemption to the warrant holders; and
●	if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying the warrants.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company calls the Redeemable Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants.

The Sponsor and CEO Private Placement Warrants have the same terms as the Public Warrants, except they will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants Sponsor are held by someone other than the initial purchasers or their permitted transferees, they will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants. The Global Knowledge Private Placement Warrants are not redeemable, even upon a transfer in ownership.

(20) Stock-based compensation

Equity Incentive Plans

In June 2021, Skillsoft Corp adopted the 2020 Omnibus Incentive Plan (“2020 Plan”) and issued Stock Options, RSUs and PSU’s to employees. The 2020 Plan provides for the grant of Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Other Equity-Based Awards, and Cash-Based Incentive Awards to employees, directors, and consultants of the Company. Under the 2020 Plan, 13,105,902 shares were initially made available for issuance. The 2020 Plan includes an annual increase on January 1 each year beginning on January 1, 2022, in an amount equal to 5.0% of the total number of shares of common stock outstanding on December 31 of the preceding calendar year. The Compensation Committee may act prior to January 1 of a given year to provide that there will be no January 1 increase for such year or that the increase for such year will be a lesser number of shares of common stock than provided herein. As of January 31, 2022 a total of 10,374,561 shares of common stock were available for issuance under the 2020 Plan.

Stock Options

Under the 2020 Plan all employees, directors, and consultants are eligible to receive incentive share options or non-statutory share options. The options generally vest over four years and have a term of ten years. Vested options under the plan generally expire not later than 90 days following termination of employment or service or twelve months following an optionees’ death or disability. The fair value of stock options is determined on the grant date and amortized over the vesting period on a straight-line basis.

The following table summarizes the stock option activity for the period from June 12, 2021 to January 31, 2022:

Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic Value
	Shares	Price	Term (Years)	(In thousands)
Outstanding, June 11, 2021
Granted	2,825,752	$10.76	9.4
Exercised	—	 —	—	
Forfeited	—	 —	—	
Expired	—	 —	—	
Outstanding, January 31, 2022	2,825,752	$10.76	9.4	$—
Vested and Exercisable, January 31, 2022	125,000	$10.75		$—

The total unrecognized equity-based compensation costs related to the stock options was $8.1 million, which is expected to be recognized over a weighted-average period of 3.4 years.

The grant date fair value of the stock options was determined using the Black Scholes model with the following assumptions:

From June 12, 2021
to January 31, 2022
Risk-free interest rates	1.0%
Expected dividend yield	—
Volatility factor	30 - 31%
Expected lives (years)	6.1
Weighted average fair value of options granted	$3.36

Restricted Stock Units

Restricted stock units (“RSUs”) represent a right to receive one share of the Company’s common stock that is both non-transferable and forfeitable unless and until certain conditions are satisfied. Other than restricted stock units granted to our non-employee directors, which vest upon the earlier of the anniversary of the grant date and the Company’s next annual meeting of stockholders, restricted stock units generally vest ratably over a three or four-year period, subject to continued employment through each anniversary. The fair value of restricted stock units is determined on the grant date and is amortized over the vesting period on a straight-line basis.

The following table summarizes the RSU activity for the period from June 12, 2021 to January 31, 2022:

			Weighted-	Aggregate
			Average Grant	Intrinsic Value
	Shares		Date Fair Value	(in thousands)
Unvested balance, June 11, 2021
Granted	5,726,354		$10.29
Vested	(333,334)		10.75	
Forfeited	(301,168)		10.27	
Unvested balance, January 31, 2022	5,091,852		$10.26	$37,782

The total unrecognized stock-based compensation costs related to RSUs was $47.9 million, which is expected to be recognized over a weighted-average period of 3.1 years.

Market-based Restricted Stock Units

Market-based restricted stock units (“MBRSUs”) vest over a four-year performance period, subject to continued employment through each anniversary and achievement of a share price threshold ($12.50 for 20 out of 30 consecutive trading days prior to the fourth anniversary). The fair value of MBRSUs that include vesting based on market conditions are estimated using the Monte Carlo valuation method. Compensation cost for these awards is recognized based on the grant date fair value which is recognized over the vesting period using the accelerated attribution method.

The following table summarizes the MBRSU activity for the period from June 12, 2021 to January 31, 2022:

		Weighted-	Aggregate
		Average Grant	Intrinsic Value
	Shares	Date Fair Value	(in thousands)
Unvested balance, June 11, 2021
Granted	1,241,978	$8.45
Vested	—	 —	
Forfeited	(146,000)	 8.60	
Unvested balance, January 31, 2022	1,095,978	$8.43	$8,132

The total unrecognized stock-based compensation costs related to MBRSUs was $6.8 million, which is expected to be recognized over a weighted-average period of 1.6 years.

Performance-based Restricted Stock Units

The Company issued 49,876 performance-based restricted stock units that have a grant-date fair value of $0.5 million during the period from June 12, 2021 to January 31, 2022. The awards vest upon the achievement of specified corporate goals. As of January 31, 2022, $0.1 million in stock-based compensation expense has been recognized based on the expected outcomes and service periods of these awards.

Stock-based Compensation Expense

The following summarizes the classification of stock-based compensation in the condensed consolidated statements of operations (in thousands):

	Fiscal 2022		Fiscal 2021		Fiscal 2020
	Successor	Predecessor (SLH)	Predecessor (SLH)	Predecessor (PL)	Predecessor (PL)
	From	From	From	From
	June 12, 2021 to	February 1, 2021	August 28, 2020	February 1, 2020	Fiscal year ended
	January 31, 2022	to June 11, 2021	January 31, 2021	to August 27, 2020	January 31, 2020
Cost of revenues	$—	$—	$—	$—	$—
Content and software development	895	—	—	—	6
Selling and marketing	2,043	—	—	—	77
General and administrative	11,726	—	—	—	—
Total	$14,664	$—	$—	$—	$83

Stock-based compensation expense for the period of February 1, 2021 to June 11, 2021 includes $2.8 million attributable to 1,000,000 warrants issued to the chief executive officer that vested on June 11, 2021 upon completion of the merger and his commencement of employment with the Company.

(21) Revenue

Revenue Components and Performance Obligations

Subscription services

The Company offers (i) subscriptions for its content offerings, which includes hosted tools that allow users to access and consume its content offerings and (ii) hosted versions of its SumTotal offerings. The Company’s subscription contracts include standard terms and conditions and typically have terms between one and three years. Annual contracts are usually non-cancellable and non-refundable whereas multi-year contracts sometimes allow customers to cancel early at certain anniversary dates. Billing is usually in advance of services being provided, with payments typically due 30 to 60 days from service commencement.  The Company’s subscription arrangements usually do not provide customers with the right to take possession of the software and, as a result, are accounted for over time as service arrangements. Access to the platform represents a series of distinct services as the Company continually provides access to, and fulfill its obligation to, the end customer over the subscription term. The series of distinct services represents a single performance obligation that is satisfied over time. Accordingly, the fixed consideration related to subscription revenue is generally recognized on a straight-line basis over the contract term, beginning on the date that the service is made available to the customer.

Virtual, on-demand and classroom

The Company’s Global Knowledge offerings consist of virtual, on-demand and classroom revenue. Billing is usually in arrears after services have been provided, with payments typically due 30 to 60 days from service delivery.  In some instances, enterprise customers will prepay for expect usage.  Each course represents a distinct performance obligation and revenue is recognized over the length of the training, which is typically less than five days.

Professional services

The Company provides a variety of professional services that generally consist of implementation, integration, consulting and custom content creation services. Most of the Company’s professional service engagements are short in duration, performed on a fixed fee basis with a standard contract with governing terms and conditions. Billing is usually in advance of services being provided, with payments typically due 30 to 60 days from service commencement, however, some customers will negotiate a final milestone billing upon completion of the project. Each service deliverable generally represents a distinct performance obligation and revenue is recognized over time, typically in proportion of the total hours incurred as a percentage of total estimated hours required to complete the project.

Perpetual software licenses, hardware and other

While less common and decreasing in favor of SaaS offerings, the Company also offers perpetual licenses for some of its SumTotal product offerings. The Company also, from time to time, resells off the shelf hardware that works in conjunction with certain of its SumTotal solutions. The Company sells these products to customers under a contract and payment terms are generally 30 to 60 days from delivery. Each individual product sold to a customer represents a distinct performance obligation and revenue is recognized at the point in time when control of the product transfers, which is typically when the product is shipped to the customer or, in the case of certain software licenses, when the software license term commences and is accessible by the customer.

Software maintenance

For customers that previously purchased a perpetual software license for one of the Company’s SumTotal products, the Company offers software maintenance. Software maintenance contracts are provided under the Company’s standard terms and conditions and typically have terms of one year of more. Billing is usually in advance of services being rendered, with payments typically due 30 to 60 days from service commencement. Software maintenance contracts include stand-ready performance obligations to provide software updates, bug fixes and call support. Software maintenance contract performance obligations are satisfied over time and revenue is recognized ratably over the term of the support contract.

Disaggregated Revenue and Geography Information

The following is a summary of revenues by type for the period from June 12, 2021 to January 31, 2022 (Successor), the period from February 1, 2021 to June 11, 2021 (Predecessor (SLH)), the period from August 28, 2020 through January 31, 2021 (Predecessor (SLH)), the period from February 1, 2020 through August 27, 2020 (Predecessor (PL)) and the fiscal year ended January 31, 2020 (Predecessor (PL)), (in thousands):

	Fiscal 2022		Fiscal 2021
	Successor	Predecessor (SLH)	Predecessor (SLH)	Predecessor (PL)	Predecessor (PL)
	From	From	From	From
	June 12, 2021 to	February 1, 2021	August 28, 2020	February 1, 2020	Fiscal year ended
	January 31, 2022	to June 11, 2021	to January 31, 2021	to August 27, 2020	January 31, 2020
SaaS and subscription services	$208,229	$97,406	$69,698	$188,925	$350,816
Professional services	11,028	5,088	3,552	8,747	14,795
Virtual, on-demand and classroom	132,586	—	—	—	—
Total net revenues (1)	$351,843	$102,494	$73,250	$197,672	$365,611

The following table sets forth our revenues by geographic region for the period from June 12, 2021 to January 31, 2022 (Successor), the period from February 1, 2021 to June 11, 2021 (Predecessor (SLH)), the period from August 28, 2020 through January 31, 2021 (Predecessor (SLH)), the period from February 1, 2020 through August 27, 2020 (Predecessor (PL)) and the fiscal year ended January 31, 2020 (Predecessor (PL)), (in thousands):

Other than the United States, no single country accounted for more than 10% of revenue for all periods presented.

	Fiscal 2022		Fiscal 2021
	Successor	Predecessor (SLH)	Predecessor (SLH)	Predecessor (PL)	Predecessor (PL)
	From	From	From	From
	June 12, 2021 to	February 1, 2021	August 28, 2020	February 1, 2020	Fiscal year ended
	January 31, 2022	to June 11, 2021	to January 31, 2021	to August 27, 2020	January 31, 2020
Revenue:
United States	$212,055	$77,488	$55,751	$155,333	$279,883
Other Americas	24,922	5,197	3,237	5,784	16,473
Europe, Middle East and Africa	102,982	14,283	10,354	26,159	49,288
Asia-Pacific	11,884	5,526	3,908	10,396	19,967
Total net revenues (1)	$351,843	$102,494	$73,250	$197,672	$365,611

Deferred Revenue

Deferred revenue activity for the periods through January 31, 2022 was as follows (in thousands):

Deferred revenue at January 31, 2021 (Predecessor (SLH))	$203,192
Billings deferred	67,458
Recognition of prior deferred revenue	(102,494)
Deferred revenue at June 11, 2021 (Predecessor (SLH))	$168,156

Acquisition of Skillsoft and GK	206,057
Billings deferred	400,871
Recognition of prior deferred revenue	(351,843)
Acquisition of Pluma	5,864
Deferred revenue at January 31, 2022 (Successor)	$260,949

Deferred revenue performance obligations relate predominately to time-based SaaS and subscription services that are billed in advance of services being rendered.

Deferred Contract Acquisition Costs

Deferred contract acquisition cost activity for the periods through January 31, 2022 was as follows (in thousands):

Deferred contract acquisition costs at January 31, 2021 (Predecessor (SLH))	$5,549
Contract acquisition costs	4,456
Recognition of contract acquisition costs	(4,277)
Deferred contract acquisition costs at June 11, 2021 (Predecessor (SLH))	5,728

Deferred contract acquisition costs at June 12, 2021 (Successor)	—
Contract acquisition costs	25,062
Recognition of contract acquisition costs	(11,814)
Deferred contract acquisition costs at January 31, 2022 (Successor)	$13,248

(22) Fair Value Measurements

FASB ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”) establishes a fair value hierarchy that prioritizes the inputs used to measure fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs. Observable inputs are inputs that reflect the assumptions that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

The three levels of the fair value hierarchy established by ASC 820 in order of priority are as follows:

●	Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.
●	Level 2: Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

●	Level 3: Unobservable inputs that reflect the Company’s assumptions about the assumptions that market participants would use in pricing the asset or liability. Unobservable inputs shall be used to measure fair value to the extent that observable inputs are not available.

The following table summarizes the Company’s assets and liabilities that are measured at fair value on a recurring basis as of January 31, 2022 and are categorized using the fair value hierarchy (in thousands):

	Total	(Level 3)

Private Placement Warrants – Sponsor	$28,199	28,199
Total liabilities recorded at fair value	$28,199	28,199

The following tables reconcile Level 3 instruments for which significant unobservable inputs were used to determine fair value:

For the Period from
February 1, 2021
to June 11, 2021
Balance as of January 31, 2021 (Predecessor (SLH))	$900
Unrealized gains recognized as other income	(900)
Balance as of June 11, 2021 (Predecessor (SLH))	$—

For the Period from
June 12, 2021
to January 31, 2022
Balance as of June 12, 2021 (Successor)	45,640
Unrealized losses recognized as other income	(17,441)
Balance as of January 31, 2022 (Successor)	$28,199

Predecessor Company (SLH) Warrants

At each relevant measurement date, the Predecessor warrants were valued using a probability-based approach that considered management’s estimate of the probability of (i) a sale of the company that met certain conditions that caused the warrants to be cancelled for no consideration, (ii) a sale of the company that did not meet certain conditions that caused the warrants to be cancelled for no consideration and (iii) warrants being held to maturity, with the last two scenarios utilizing a Black-Scholes model to estimate fair value. As a result of the Skillsoft Merger, the warrants were terminated for no consideration on June 11, 2021 and, as a result, the Company recorded a gain of $0.9 million for the period from February 1, 2021 to June 11, 2021.

Successor Company Warrants

The Company classifies certain Private Placement Warrants as liabilities in accordance with ASC Topic 815. The Company estimates the fair value of the Private Placement Warrants using a Black-Scholes option pricing model. The fair value of the Private Placement Warrants utilized Level 3 inputs as it is based on significant inputs not observable in the market. The fair value of the Private Placement Warrants classified as liabilities was estimated at June 11, 2021, July 31, 2021 and October 31, 2021 using a Black-Scholes options pricing model and the following assumptions:

	June 11, 2021	January 31, 2022
Risk-free interest rates	0.76%	1.54%
Expected dividend yield	—	—
Volatility factor	31%	43%
Expected lives (years)	5.0	4.4
Value per unit	$2.80	$1.73

The Company currently invests excess cash balances primarily in cash deposits held at major banks. The carrying amounts of cash deposits, trade receivables, trade payables and accrued liabilities, as reported on the consolidated balance sheet as of October 31, 2021, approximate their fair value because of the short maturity of those instruments.

The Company considered the fair value of its external borrowings and believes their carrying values approximate fair value at January 31, 2022 based on the timing of the July 2021 Term Loans.

(23) Segment Information

ASC 280, Segment Reporting, establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker (CODM) is its Chief Executive Officer. The Company’s CODM evaluates results using the operating segment structure as the primary basis for which the allocation of resources and financial results are assessed.

The Company has organized its business into three segments: Skillsoft content, SumTotal and Global Knowledge. All of the Company’s businesses market and sell their offerings globally to businesses of many sizes, government agencies, educational institutions and resellers with a worldwide sales force positioned to offer the combinations that best meet customer needs. The CODM primarily uses revenues and operating income as measures used to evaluate financial results and allocation of resources. The Company allocates certain operating expenses to the reportable segments, including general and administrative costs based on the usage and relative contribution provided to the segments. There are no intercompany revenue transactions reported between the Company’s reportable segments.

The Skillsoft business engages in the sale, marketing and delivery of its content learning solutions, in areas such as Leadership and Business, Technology and Developer and Compliance. This includes technical skill areas assumed in the Codecademy acquisition. In addition, Skillsoft offers Percipio, an intelligent online learning experience platform that delivers an immersive learning experience. It leverages its highly engaging content, curated into nearly 700 learning paths (channels) that are continuously updated to ensure customers always have access to the latest information.

The SumTotal business provides a unified, comprehensive and configurable solution that allows organizations to attract, develop and retain talent. SumTotal’s solution impacts a company’s workforce throughout the entire employee lifecycle and helps companies succeed in an evolving business climate. SumTotal’s primary solutions are Talent Acquisition, Learning Management, Talent Management and Workforce Management.

The Global Knowledge business offers training solutions covering information technology and business skills for corporations and their employees. Global Knowledge guides its customers throughout their lifelong technology learning journey by offering relevant and up-to-date skills training through instructor-led (in-person “classroom” or online “virtual”) and self-paced (“on-demand”), vendor certified, and other proprietary offerings. Global Knowledge offers a wide breadth of training topics and delivery modalities (classroom, virtual, on-demand) both on a transactional and subscription basis.

On June 12, 2022, Skillsoft entered into a Purchase Agreement with Cornerstone OnDemand, Inc. to sell SumTotal. The Company determined that the Transaction met the criteria to be classified as discontinued operations, and its assets and liabilities held for sale. As a result, the financial operations of SumTotal are excluded from the segment disclosure. The related operations of SumTotal are now presented as discontinued operations and its assets presented as held for sale.

The following table presents summary results for each of the businesses for the period from June 12, 2021 to January 31, 2022 (Successor), the period from February 1, 2021 to June 11, 2021 (Predecessor (SLH)), the period from August 28,

2020 through January 31, 2021 (Predecessor (SLH)), the period from February 1, 2020 through August 27, 2020 (Predecessor (PL)) and the fiscal year ended January 31, 2020 (Predecessor (PL)), (in thousands):

	Fiscal 2022		Fiscal 2021
	Successor	Predecessor (SLH)	Predecessor (SLH)	Predecessor (PL)	Predecessor (PL)
	From	From	From	From
	June 12, 2021 to	February 1, 2021	August 28, 2020	February 1, 2020	Fiscal year ended
	January 31, 2022	to June 11, 2021	January 31, 2021	to August 27, 2020	January 31, 2020
Skillsoft
Revenues	$219,257	$102,494	$73,250	$197,672	$365,611
Operating expenses	257,967	140,484	161,190	401,498	649,954
Operating loss	(38,710)	(37,990)	(87,940)	(203,826)	(284,343)
Global Knowledge
Revenues	132,586	—	—	—	—
Operating expenses	149,372	—	—	—	—
Operating loss	(16,786)	—	—	—	—
Consolidated
Revenues	351,843	102,494	73,250	197,672	365,611
Operating expenses	407,339	140,484	161,190	401,498	649,954
Operating loss	(55,496)	(37,990)	(87,940)	(203,826)	(284,343)
Total non-operating (expense) income	15,560	733	3,562	1,397	(5,330)
Interest expense, net	(23,114)	(16,703)	(19,853)	(168,171)	(429,299)
Reorganization items, net	—	—	—	3,361,251	—
Benefits from (provision for) income taxes	4,304	3,521	14,477	(60,693)	(11,757)
Net (loss) income from continuing operations	(58,746)	(50,439)	(89,754)	2,929,958	(730,729)
Income (loss) from discontinued operations	11,940	1,175	(3,968)	(165,946)	(118,476)
Net (loss) income	$(46,806)	$(49,264)	$(93,722)	$2,764,012	$(849,205)

Skillsoft segment depreciation for the period from June 12, 2021 through January 31, 2022 (Successor), the period from February 1, 2021 through June 11, 2021 (Predecessor (SLH), the period from August 28, 2020 through January 31, 2021 (Predecessor (SLH)), the period from February 1, 2020 through August 27, 2020 (Predecessor (PL)) and the fiscal years ended January 31, 2020 was $1.8 million, $1.8 million, $2.0 million, $2.7 million and $5.0 million, respectively.

Global Knowledge segment depreciation for the period from June 12, 2021 through January 31, 2022 (Successor) was $2.0 million.

The Company’s segment assets primarily consist of cash and cash equivalents, accounts receivable, prepaid expenses, deferred taxes, property and equipment, goodwill and intangible assets. The following table sets forth the Company’s segment assets as of January 31, 2022 and January 31, 2021 (in thousands):

	Successor	Predecessor (SLH)
	January 31, 2022	January 31, 2021

Skillsoft	$1,648,160	$1,399,178
Global Knowledge	344,902	—
Total assets classified as held for sale	 228,886	 146,559
Consolidated	$2,221,948	$1,545,737

The following table sets forth the Company’s long-lived tangible assets by geographic region as of Jnauary 31, 2022 and January 31, 2021 (in thousands):

	Successor	Predecessor (SLH)
	January 31, 2022	January 31, 2021

United States	$9,482	$6,271
Ireland	313	609
Rest of world	1,680	829
Total	$11,475	$7,709

(24) Net Loss Per Share

Basic earnings per share is computed by dividing net income for the period by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing net income for the period by the weighted-average number of common shares outstanding during the period, plus the dilutive effect of outstanding restricted stock-based awards, stock options, and shares issuable under the employee stock purchase plan using the treasury stock method.

The following tables set forth the computation of basic and diluted earnings per share (in thousands, except number of shares and per share data):

	Fiscal 2022		Fiscal 2021
	Successor	Predecessor (SLH)	Predecessor (SLH)	Predecessor (PL)	Predecessor (PL)
	From	From	From	From
	June 12, 2021	February 1, 2021	August 27, 2020	February 1, 2020
	to Januar 31,	to June 11,	to Januar 31,	to August 27,	Fiscal year ended
	2022	2021	2021	2020	January 31, 2020
Net (loss) income from continuing operations	$(58,746)	$(50,439)	$(89,754)	$2,929,958	$(730,729)
Net income (loss) from discontinued operations	11,940	1,175	(3,968)	(165,946)	(118,476)
Net (loss) income	$(46,806)	$(49,264)	$(93,722)	$2,764,012	$(849,205)

Weighted average common shares outstanding:
Ordinary – Basic and Diluted (Predecessor (PL))	*	*	*	100.1	100.1
Class A – Basic and Diluted (Predecessor (SLH))	*	3,840	3,840	*	*
Class B – Basic and Diluted (Predecessor (SLH))	*	160	160	*	*
Ordinary – Basic and Diluted (Successor)	133,143	*	*	*	*

Net loss per share class (Predecessor (SLH) only)
Net loss for Class A - Continuing operations		$(48,421)	$(86,164)
Net loss for Class A - Discontinued operations		1,128	(3,809)
Loss on modifications of terms of participation rights held by Class B shareholders and warrants		—	(5,900)
Net loss attributable to Class A		$(47,293)	$(95,873)

Net loss for Class B - Continuing operations		$(2,018)	$(3,590)
Net loss for Class B - Discontinued operations		47	(159)
Gain on modifications of terms of participation rights held by Class B shareholders and warrants		—	5,900
Net income attributable to Class B		$(1,971)	$2,151

Net loss per share:
Ordinary – Basic and Diluted (Predecessor (PL)) - Continuing operations	*	*	*	29,270.31	(7,299.99)
Ordinary – Basic and Diluted (Predecessor (PL)) - Discontinued operations	*	*	*	(1,657.80)	(1,183.58)
Ordinary – Basic and Diluted (Predecessor (PL))	*	*	*	$27,612.51	$(8,483.57)
Class A – Basic and Diluted (Predecessor (SLH)) - Continuing operations	*	(12.61)	(23.98)	*	*
Class A – Basic and Diluted (Predecessor (SLH)) - Discontinued operations	*	0.29	(0.99)	*	*
Class A – Basic and Diluted (Predecessor (SLH))	*	$(12.32)	$(24.97)	*	*
Class B – Basic and Diluted (Predecessor (SLH)) - Continuing operations	*	(12.61)	14.43	*	*
Class B – Basic and Diluted (Predecessor (SLH)) - Discontinued operations	*	0.29	(0.99)	*	*
Class B – Basic and Diluted (Predecessor (SLH))	*	$(12.32)	$13.44	*	*
Ordinary – Basic and Diluted (Successor) - Continuing operations	(0.44)	*	*	*	*
Ordinary – Basic and Diluted (Successor) - Discontinued operations	0.09	*	*	*	*
Ordinary – Basic and Diluted (Successor)	$(0.35)	*	*	*	*
*	Not Applicable

Potential common shares related to participating rights in Notional Units in Evergreen have been excluded as the income generated for period from February 1, 2020 through August 27, 2020 (Predecessor (PL)) is attributable to gains recognized upon emergence of bankruptcy, which the Notional Units did not participate in as they were cancelled at that time. Potential common shares related to participating rights in Notional Units in Evergreen for the fiscal year ended January 31, 2020 (Predecessor (PL)) are excluded from earnings per share as they are contingently issuable and the impact would be anti-dilutive.

Warrants to purchase 705,882 common shares have been excluded from the Predecessor (SLH) period since, for periods of losses, the impact would be anti-dilutive and, for periods of income, no shares would be added to diluted earnings per share under the treasury stock method as the strike price of these awards are above the fair market value of underlying shares for all periods presented.

During the period from June 12, 2021 to January 31, 2022 (Successor), the Company incurred net losses and, therefore, the effect of the Company’s potentially dilutive securities was not included in the calculation of diluted loss per share as the effect would be anti-dilutive. The following table contains share/unit totals with a potentially dilutive impact (in thousands):

	Successor	Predecessor (SLH)

Warrants to purchase common shares	61,967	706
Stock Options	2,826	—
RSU’s	6,558	—
Total	71,351	706

(25) Related Party Transactions

Predecessor (SLH) Related Party Transactions

Upon emergence from Chapter 11 on August 27, 2020, the Company’s exit credit facility consisting of $110 million of First Out Term Loans and $410 million of Second Out Term Loans was financed in whole by the Company’s Class A shareholders. Class A shareholders had the ability to trade their debt positions independently from their equity positions, however, the substantial majority of First Out and Second Out term loans were held by Class A shareholders. In connection with the Company’s refinancing on July 16, 2021, the First and Second Out terms loans were repaid in full.

Successor Related Party Transactions

Strategic Support Agreement

In connection with the closing of the Skillsoft Merger on June 11, 2021, the Company entered into a strategic support agreement with its largest shareholder, pursuant to which the shareholder agreed to provide certain business development and investor relations support to the Company for one year after closing of the transaction. The strategic support agreement terminated on June 11, 2022 and will not be renewed.

Agreements with Affiliated Entities

Our largest shareholder has a broad portfolio of investments, within and outside of Ed-tech, where they control or exert influence over such investments through ownership and in some cases board seats.

On December 10, 2022, Skillsoft entered into a distribution and resale agreement with a company that is majority-owned by our largest shareholder and its affiliates. On February 18, 2022, SumTotal entered into a reseller agreement with a portfolio company of our largest shareholder that also has a common board member. Due to the timing of these two new agreements, no consideration was due to either party for the fiscal year ended January 31, 2022.

The Company also entered into an agreement for a technical partnership with a portfolio company of our largest shareholder that also has a common board member that includes a collaboration for an interface between Percipio and their products.  Neither party is due any consideration under this agreement.

Agreements with Largest Shareholder

In December 2021, Skillsoft entered into a commercial agreement to provide off-the-shelf Skillsoft products to the Company’s largest shareholder and their affiliates for $0.7 million over three years.

Codecademy Transaction

Our largest shareholder also owned an interest in Codecademy which we acquired on April 4, 2022, as discussed in Note 26 and elsewhere.

Consulting Services

In December 2021, Skillsoft engaged The Klein Group, LLC (the “Klein Group”) to act as a consultant to advise the Company of a potential transaction with Codecademy, to assist management in its evaluation of the business opportunity and structuring and negotiation of a potential transaction. Pursuant to this engagement, Skillsoft paid the Klein Group a transaction fee equal to $2.0 million in connection with the Codecademy Merger. Michael Klein, a member of our Board, is the Chief Executive Officer of the Klein Group and the Klein Group is closely affiliated with our second largest shareholder.

(26) Subsequent Events

The Company has completed an evaluation of all subsequent events after the balance sheet date of January 31, 2022 through the date this Annual Report on Form 8-K was filed with the SEC, to ensure that this filing includes appropriate disclosure of events both recognized in the financial statements as of January 31, 2022, and events which occurred subsequently but were not recognized in the financial statements.  The Company notes the following.

Codecademy Merger

On December 22, 2021, the Company announced a definitive agreement to acquire Codecademy, a leading online learning platform for technical skills (the “Merger Agreement”). Codecademy is an innovative and popular learning platform providing high-demand technical skills to approximately 40 million registered learners in nearly every country worldwide. The platform offers interactive, self-paced courses and hands-on learning in 14 programming languages across multiple domains such as application development, data science, cloud and cybersecurity. The Codecademy Merger closed on April 4, 2022 for total consideration of approximately $390.3 million, consisting of the issuance of 30,374,427 common shares and a cash payment of $207.6 million. Upon closing, the Company also issued 3.6 million time-based restricted stock units to Codecademy employees with a weighted average of 2.9 years. The cash portion of the consideration was funded through the combination of the issuance of $160.0 million of term loans under our existing term loan facility and cash on hand.  The $160 million of additional term loan borrowings included an original issue discount of $2.8 million and a six month call penalty of 1.0%.  The issuance converted the interest of the entire term loan facility to a rate equal to the secured overnight financing rate (“SOFR”) plus a margin of 5.25% (subject to a SOFR floor of 0.75%).  The maturity date and all other terms of the additional borrowing of $160.0 million are identical to the existing facility.

In connection with the closing of the Codecademy Merger, the Company entered into a Registration Rights Agreement, dated as of April 4, 2022, with certain former equity holders of Codecademy, that received a portion of the merger consideration, which consists of all shares of Codecademy’s common stock and preferred stock issued and outstanding immediately prior to the effective time of the Codecademy Merger which were converted automatically into the right to receive a portion of the aggregate consideration, in shares of Class A common stock of the Company (the “RRA Holders”). Pursuant to the Registration Rights Agreement, among other things, the Company (a) is required to file with the SEC a registration statement registering for public resale the shares of the Company’s Class A common stock received by the RRA Holders as part of the Codecademy Merger and (b) will grant certain RRA Holders certain demand and piggyback registration rights. The RRA Holders (other than the Founder Holder (as defined in the Registration Rights Agreement)) may not sell any Registrable Securities (as defined in the Registration Rights Agreement) for the period beginning on the date hereof and ending on the date that is 180 days following the date hereof, except as otherwise permitted by the Registration Rights Agreement. The Founder Holder may not sell any Registrable Securities for the period beginning on the date hereof and ending on the earlier of (i) the second anniversary of the date hereof and (ii) a change of control, as defined in the Company’s 2020 Omnibus Incentive Plan (such period, the “Founder Lock-up Period”), except as otherwise permitted by the Registration Rights Agreement; provided, however, that, pursuant to the terms of the Registration Rights Agreement, the Founder Lock-Up Period may be deemed to have ended with respect to up to fifty percent (50%) of all Registrable Securities held by the Founder Holder subject to certain conditions provided thereunder.

In connection with the closing of the Codecademy Merger, Skillsoft Finance II, Inc., a Delaware corporation (“Borrower”) entered into Amendment No. 1 to the Credit Agreement, dated as of April 4, 2022 (the “First Amendment”), among Borrower, Skillsoft Finance I, Inc., a Delaware corporation (“Holdings”), certain subsidiaries of Borrower, as guarantors, Citibank N.A., as administrative agent (the “Agent”), and the financial institutions parties thereto as Term B-1 Lenders, which amends that certain Credit Agreement, dated as of July 16, 2021 (the “Existing Credit Agreement” as amended by the First Amendment, the “Amended Credit Agreement”), among Borrower, the Agent, and the financial institutions party thereto as lenders.

The First Amendment provides for the incurrence of up to $160 million of Term B-1 Loans (the “Term B-1 Loans”) under the Amended Credit Agreement. In addition, the First Amendment, among other things, (a) provides for early opt-in to SOFR for the existing term loans under the Existing Credit Agreement (the “Existing Term Loans” and, together with the Term B-1 Loans, the “Initial Term Loans”) and (b) provides for the applicable margin for the Initial Term Loans at 4.25% with respect to base rate borrowings and 5.25% with respect to SOFR borrowings.

Prior to the maturity thereof, the Initial Term Loans will be subject to quarterly amortization payments of 0.25% of the principal amount. The Amended Credit Agreement requires that any prepayment of the Initial Term Loans in connection with a repricing transaction shall be subject to (i) a 2.00% premium on the amount of Initial Term Loans prepaid if such prepayment occurs prior to July 16, 2022 and (ii) a 1.00% premium on the amount of Initial Term Loans prepaid in connection with a Repricing Transaction (as defined in the Amended Credit Agreement), if such prepayment occurs on or after July 16, 2022 but on or prior to January 16, 2023. The proceeds of the Term B-1 Loans shall be used by the Company to finance, in part, the Mergers, and to pay costs, fees, and expenses related thereto.

All obligations under the Amended Credit Agreement, and the guarantees of those obligations (as well as certain cash management obligations and interest rate hedging or other swap agreements), are secured by substantially all of Borrower’s personal property as well as those assets of each subsidiary guarantor.

Discontinued Operations

On June 12, 2022, Skillsoft entered into a Stock Purchase Agreement (the “Purchase Agreement”), by and among Skillsoft, Skillsoft (US) Corporation (“Seller”), Amber Holding Inc. (“SumTotal”), and Cornerstone OnDemand, Inc. (“Buyer”), pursuant to which, subject to the certain terms and conditions contained therein, Seller agreed to sell, and Buyer agreed to purchase, all of Seller’s right, title and interest in and to one hundred percent (100%) of the outstanding shares of capital stock of SumTotal. The sale was completed on August 15, 2022. Skillsoft received net proceeds of $172.0 million on August 15, 2022, pending final closing adjustments.

In connection with the sale, the parties to the Purchase Agreement entered into certain other agreements, including a transition services agreement pursuant to which each of Seller and Buyer agreed to provide the other party with certain transition services for a limited period following the closing.

Impairment of Goodwill and Intangible Assets

During the three months ended July 31, 2022, the Global Knowledge instructor led training (“ILT”) business experienced a significant decline in bookings and GAAP revenue compared to the corresponding period in the prior year. In light of the circumstances and indicators of impairment, the Company first considered whether any impairment was present for the Global Knowledge long-lived assets group, concluding that no such impairments were present after conducting an undiscounted cash flow recoverability test. In accordance with ASC 350, the Company next considered whether there were any indicators of impairment for Global Knowledge goodwill, concluding that triggering events had occurred, necessitating an interim goodwill impairment test as of July 31, 2022.  In comparing the estimated fair value of the Global Knowledge reporting unit to its carrying value, the Company considered the results of both a discounted cash flow analysis and a market multiples approach. The results of the impairment test performed indicated that the carrying value of the Global Knowledge reporting unit exceeded its estimated fair value. Based on the results of the goodwill impairment testing procedures, the Company recorded a $70.5 million goodwill impairment for the three and six months ended July 31, 2022 (unaudited).

During the three months ended October 31, 2022, the Company experienced a substantial decline in its stock price resulting in the total market value of its shares of stock outstanding (“market capitalization”) being less than the carrying value of its reporting units. Management considered the impact of current macroeconomic conditions on the Company’s projected operating results and assumptions used in the income approach or discounted cash flow method and market approach models that impact the fair value of the Company’s reporting units. The macroeconomic conditions considered include deterioration in the equity markets evidenced by sustained declines in the Company’s stock price, those of its peers, and major market indices, which reduced the market multiples, along with an increase in the weighted-average cost of capital primarily driven by an increase in interest rates. In addition, the Company lowered its projected operating results primarily due to the foreign exchange impact, underperformance of Global Knowledge business, and macroeconomic uncertainty. After considering all available evidence in the evaluation of goodwill impairment indicators, management determined it appropriate to perform an interim quantitative assessment of the Skillsoft content and Global Knowledge reporting units as of October 31, 2022.

In comparing the estimated fair value of the Skillsoft content and Global Knowledge reporting units to the carrying value, management considered the results of both a DCF analysis and a market multiples approach. The results of the impairment test performed indicated that the carrying value of the Skillsoft content and Global Knowledge reporting units exceeded the estimated fair value. Based on the results of the goodwill impairment testing procedures to date, the Company expects to record a significant goodwill impairment for Skillsoft content segment for the three months ended October 31, 2022.

Share Repurchase Authorization

On September 7, 2022, the Board of Directors authorized Skillsoft to repurchase up to $30 million of its Class A common stock.  Under the program, Skillsoft may purchase shares in the open market, in private negotiated transactions, or by other means from time to time.  The timing and amount of any shares purchased will be based upon a variety of factors, including the share price of Class A common stock, general market conditions, alternative uses for capital, Skillsoft’s financial performance, and other considerations. The share repurchase program does not obligate Skillsoft to purchase any minimum number of shares, and the program may be suspended, modified, or discontinued at any time without prior notice. The Company repurchased 645,428 of its shares for $1.4 million during the three months ended October 31, 2022.